SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934 (Amendment No.          )

Check the appropriate box:
☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☒	Definitive Information Statement

INFOLOGIX, INC. (Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required
☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11
	(1)	Title of each class of securities to which transaction applies: Common Stock, $0.00001 par value.
(2)	Aggregate number of securities to which transaction applies:
8,868,273 shares of Common Stock (which includes 6,428,694 shares of Common Stock outstanding, 1,102,453 shares underlying debt that is convertible into shares of Common Stock, 608,332 shares of Common Stock underlying options and 747,948 shares of Common Stock underlying warrants).
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The filing fee was determined based upon a total transaction value of $61,158,724, which includes the sum of (A) 6,428,694 shares of Common Stock multiplied by $4.75 per share; (B) 1,102,453 shares of Common Stock underlying convertible debt multiplied by $4.75 per share; (C) the cash-out of 608,332 shares of Common Stock underlying options for total consideration of $1,429,580, which reflects per share consideration of $4.75 less the exercise price of $2.40 per share; and (D) the cash-out of 747,948 shares of Common Stock underlying warrants for total consideration of $2,163,440, which reflects per share consideration of $4.75 less the exercise price of $1.8575 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.00007130 by the total transaction value of $61,158,724.
	(4)	Proposed maximum aggregate value of transaction: $61,158,724
	(5)	Total fee paid: $4,360.62
☒	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

INFOLOGIX, INC.
101 E. County Line Road
Suite 210
Hatboro, PA 19040

NOTICE OF WRITTEN CONSENT AND APPRAISAL RIGHTS
AND INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
REQUESTED NOT TO SEND US A PROXY

To our Stockholders:

        This notice of written consent and appraisal rights and information statement is being furnished to the holders of record of common stock as of December 15 and December 27, 2010 of InfoLogix, Inc., which we refer to as "InfoLogix," the "Company," "we" or "us," in connection with the Agreement and Plan of Merger described herein.

        On December 15, 2010, InfoLogix entered into an Agreement and Plan of Merger (the "Merger Agreement") with Stanley Black & Decker, Inc., a Connecticut corporation ("Parent"), and Parent's wholly owned subsidiary, Iconic Merger Sub, Inc., a Delaware corporation ("Merger Sub"). Pursuant to the Merger Agreement, Merger Sub will merge with and into InfoLogix, with InfoLogix surviving the Merger as a wholly owned subsidiary of Parent (the "Merger"). Upon completion of the Merger, each share of common stock of the Company (the "Common Stock") issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time"), except for shares (i) held by stockholders who are entitled to demand and who have properly demanded appraisal under Section 262 of the General Corporation Law of the State of Delaware (the "DGCL") for such shares or (ii) owned by the Company as treasury stock or by Parent or Merger Sub, will be cancelled and converted automatically into the right to receive $4.75 in cash, without interest and less any required withholdings (the "Merger Consideration"). A copy of the Merger Agreement is attached as Annex A to the accompanying information statement.

        On December 12, 2010, InfoLogix's board of directors (the "Board of Directors"), acting in part upon the unanimous recommendation of a special committee comprised solely of independent members of the Board of Directors (the "Special Committee"), has (i) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (ii) declared that it was in the best interests of InfoLogix's stockholders that InfoLogix enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement, (iii) directed that the Merger Agreement be submitted for adoption by InfoLogix's stockholders and (iv) recommended to InfoLogix's stockholders that they adopt the Merger Agreement.

        The adoption of the Merger Agreement by InfoLogix stockholders requires the affirmative vote or written consent of the holders of a majority of the outstanding shares of Common Stock entitled to vote on the Merger Agreement. On December 15, 2010, Hercules Technology I, LLC and Hercules Technology Growth Capital, Inc. (collectively, "Hercules"), InfoLogix stockholders who, collectively, on such date owned shares of Common Stock representing approximately 70.1% of the outstanding shares of Common Stock entitled to vote on the adoption of the Merger Agreement, entered into a Written Consent and Voting Agreement with Parent (the "Voting Agreement"), which agreement was also approved by the Board of Directors for the purposes of Delaware's anti-takeover statute set forth in Section 203 of the DGCL. Pursuant to the terms of the Voting Agreement, Hercules delivered a written consent to the Company, Parent and Merger Sub adopting the Merger Agreement and approving the transactions contemplated by the Merger Agreement, including the Merger. As a result, no further action by any other InfoLogix stockholder is required to adopt the Merger Agreement or to authorize the transactions contemplated by the Merger Agreement, including the Merger. InfoLogix has not and will not be soliciting your authorization and adoption of the Merger Agreement and does not intend to call a stockholders' meeting for purposes of voting on the adoption of the Merger Agreement or to approve the transactions contemplated thereby, including the Merger. A copy of the Voting Agreement is attached hereto as Annex B.

Accordingly, your vote in favor of the adoption of the Merger Agreement is not required and is not being requested.

        Pursuant to the DGCL, holders of Common Stock as of the Effective Date, other than Hercules, who do not wish to accept the Merger Consideration in exchange for their shares of Common Stock have the right to demand an appraisal, and be paid the "fair value" of their shares of our Common Stock as determined by the Court of Chancery of the State of Delaware. To exercise appraisal rights, holders of record of Common Stock must submit a written demand for an appraisal no later than 20 days after the mailing of this information statement, or January 18, 2011, and comply with other procedures set forth in Section 262 of the DGCL. A summary of appraisal rights and how to make a proper demand for appraisal are set forth in the accompanying information statement. A copy of Section 262 of the DGCL is attached to the accompanying information statement as Annex D.

        This notice of written consent and appraisal rights and the attached information statement are being sent to you for information purposes only. We urge you to read the entire information statement carefully. Your vote is not required for the completion of the Merger and, except to the extent you intend to perfect appraisal rights, you are not being asked to take any action in connection with the Merger before its completion. Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the adoption of the Merger Agreement will not be effective and the closing on the Merger will not occur until 20 days after the date the attached information statement is mailed to InfoLogix's stockholders. Please do not send your stock certificates to InfoLogix. You will be advised once the Merger is completed and be given an opportunity and instructions to exchange your shares for the Merger Consideration or, if you have perfected your appraisal rights, to seek appraisal of your shares, as provided by the DGCL.

        This notice and the accompanying information statement shall constitute notice to you from InfoLogix of (i) the action by written consent taken by Hercules in accordance with Section 228(e) of the DGCL and the Company's By-laws and (ii) the availability of appraisal rights under Section 262 of the DGCL.

        We encourage you to read the entire information statement carefully because it sets forth the details of the Merger and the other transactions contemplated by the Merger Agreement, as well as other important information.

By order of the Board of Directors,
/s/ DAVID T. GULIAN David T. Gulian President and CEO

        Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

        This information statement is dated December 27, 2010 and is first being mailed to InfoLogix stockholders on December 28, 2010.

ii

ii

SUMMARY

        The following summary highlights selected information from this information statement and may not contain all of the information that is important to you. Accordingly, we encourage you to read carefully this entire information statement, its annexes and the documents referred to in this information statement. Each item in this summary includes a page reference directing you to a more complete description of that item in this information statement. You may obtain the information incorporated by reference into this information statement by following the instructions under "Where You Can Find More Information" beginning on page 64.

        Unless we otherwise indicate or unless the context requires otherwise: all references in this information statement to "Company," "InfoLogix," "we," "our" and "us" refer to InfoLogix, Inc.; all references to "Parent" refer to Stanley Black & Decker, Inc.; all references to "Merger Sub" refer to Iconic Merger Sub, Inc.; all references to the "Merger Agreement" refer to the Agreement and Plan of Merger, dated as of December 15, 2010, among Parent, Merger Sub and the Company, as it may be amended from time to time, a copy of which is attached as Annex A to this information statement; all references to the "Merger" refer to the merger contemplated by the Merger Agreement; all references to the "Merger Consideration" refer to the per share merger consideration of $4.75 in cash, without interest and subject to reduction for any required withholdings, to be received by the holders of our Common Stock pursuant to the Merger Agreement; all references to the "Board of Directors" refer to the Company's Board of Directors; all references to the "Special Committee" refer to the Special Committee of independent directors created by the Company's Board of Directors; all references to "Common Stock" refer to the Company's common stock, par value $0.00001 per share; and all references to "Hercules" refer to Hercules Technology I, LLC and Hercules Technology Growth Capital, Inc., collectively.

The Parties to the Merger (page 12)

        InfoLogix, Inc.    (Company), a Delaware corporation, is a provider of enterprise mobility solutions for the healthcare and commercial industries that utilizes a combination of products and services, including consulting, business software applications, mobile managed services, mobile devices, and wireless infrastructure. The Company conducts its operations through its wholly owned subsidiary, InfoLogix Systems Corporation.

        Stanley Black & Decker, Inc.    (Parent), a Connecticut corporation, is a diversified global provider of hand tools, power tools and related accessories, mechanical access solutions and electronic security solutions, engineered fastening systems, infrastructure solutions and more.

        Iconic Merger Sub, Inc.    (Merger Sub), a Delaware corporation, was formed by Parent solely for the purpose of completing the Merger with the Company. Merger Sub is a wholly owned subsidiary of Parent and has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

The Merger (page 13)

        On December 15, 2010, the Company entered into the Merger Agreement with Parent and Merger Sub. Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time of the Merger, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation. The Company will become a wholly owned subsidiary of Parent at the Effective Time of the Merger. You will have no equity interest in the Company or Parent after the Effective Time of the Merger. At the Effective Time of the Merger:

  •
  Each share of our Common Stock issued and outstanding immediately prior to the Effective Time of the Merger (except those shares held by any of our stockholders who are entitled to and who properly exercise, and do not withdraw or lose, appraisal rights under Section 262 of the DGCL and shares owned by the Company as treasury stock or by Parent or Merger Sub) will be cancelled and converted automatically into the right to receive the Merger Consideration.

  •
  The following Company stock options outstanding immediately prior to the Effective Time of the Merger will be cancelled in exchange for an amount per share of Common Stock underlying the applicable stock option equal to (i) the Merger Consideration, less (ii) the exercise price payable in respect of each share of Common Stock underlying the stock option, less any required withholdings:

  •
  options held by three of the Company's executive officers; and

  •
  vested stock options that are held by two members of the Company's Board of Directors.

    The vesting of the stock options held by the three executive officers will be accelerated immediately prior to the Effective Time of the Merger. Please see, "The Merger—Interests of Directors and Officers in the Merger" for more information. All other outstanding and unexercised stock options will be cancelled and will receive no payment. If the Effective Time is before January 26, 2011, none of the stock options that will be cancelled are both vested and "in the money."

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  Each Company warrant, except for two outstanding warrants that are currently "out of the money," that is outstanding and unexercised immediately prior to the Effective Time of the Merger will be cancelled in exchange for an amount per share of Common Stock underlying the applicable warrant equal to (i) the Merger Consideration, less (ii) the exercise price payable in respect of each share of Common Stock underlying such stock warrant, less any required withholdings.

Reasons for the Merger (page 22)

        The Board of Directors created the Special Committee on May 26, 2010 to evaluate and make recommendations with respect to strategic alternatives available to the Company. After consideration of various factors as discussed under "The Merger—Reasons for the Merger" beginning on page 22, the Special Committee unanimously (i) determined that the Merger and the other transactions contemplated by the Merger Agreement are in the best interests of, the stockholders of the Company, (ii) approved the Merger Agreement and other transactions contemplated by the Merger Agreement and (iii) recommended that the Board of Directors approve the Merger Agreement. After careful consideration, acting in part on the unanimous recommendation of the Special Committee, the Board of Directors (i) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (ii) declared that it was in the best interests of InfoLogix's stockholders that InfoLogix enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement, (iii) directed that the Merger Agreement be submitted for adoption by InfoLogix's stockholders and (iv) recommended to InfoLogix's stockholders that they adopt the Merger Agreement.

Required Approval of the Merger; Written Consent and Voting Agreement (page 13)

        The adoption of the Merger Agreement by our stockholders required the affirmative vote or written consent of InfoLogix stockholders holding a majority of our outstanding Common Stock entitled to vote on the Merger Agreement. On December 15, 2010, immediately following the execution of the Merger Agreement, Hercules, who holds approximately 70.1% of our issued and outstanding Common Stock entitled to vote on the adoption of the Merger Agreement as of the date of the Merger Agreement, entered into the Voting Agreement with Parent and agreed, among other things, to execute and deliver to InfoLogix, Parent and Merger Sub a written consent in accordance with Section 228 of the DGCL and InfoLogix's By-laws to adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger. At the time it approved the Merger, the Board of Directors also approved the Voting Agreement for the purposes of Delaware's anti-takeover statute set forth in Section 203 of the DGCL. A copy of the Voting Agreement is attached to this information statement as Annex B.

        On December 15, 2010, immediately following execution of the Merger Agreement and the Voting Agreement, Hercules delivered to InfoLogix, Parent and Merger Sub a written consent adopting the Merger Agreement and approving the transactions contemplated thereby, including the Merger. Under certain circumstances specified in the Voting Agreement, including an event in which the Merger Agreement is terminated in accordance with its terms, the Voting Agreement will automatically terminate.

        As a result of Hercules' written consent, no further action by any other InfoLogix stockholder is required in connection with the adoption of the Merger Agreement. Accordingly, InfoLogix has not and will not be soliciting your vote for the adoption of the Merger Agreement and does not intend to call a stockholders' meeting for purposes of voting on the adoption of the Merger Agreement or to approve the transactions contemplated thereby, including the Merger.

Opinion of InfoLogix Financial Advisor (page 24)

        Fairmount Partners LP ("Fairmount"), the Special Committee's financial advisor, rendered to the Special Committee an oral opinion, on December 12, 2010, which opinion was subsequently confirmed by delivery of a written opinion, dated December 12, 2010, to the effect that, as of that date and based upon and subject to various assumptions and limitations described in Fairmount's opinion, the consideration to be received pursuant to the Merger Agreement by the Company's stockholders, other than Hercules, was fair, from a financial point of view, to such holders. The full text of the written opinion of Fairmount, which describes, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex C to this information statement. Fairmount provided its opinion to the Special Committee for the information and assistance of the Special Committee in connection with and for purposes of the Special Committee's evaluation of the Merger Consideration from a financial point of view. Fairmount's opinion does not address any other aspect of the Merger and does not constitute a recommendation to any stockholder as to any action in connection with the Merger or any other matter. Pursuant to an engagement letter between InfoLogix and Fairmount, InfoLogix has agreed to pay Fairmount a fee of $250,000 for its preparation and issuance of the fairness opinion. In connection with the investment banking services provided by Fairmount, and separate from the fee related to its fairness opinion, InfoLogix will pay Fairmount a $100,000 success fee upon consummation of the Merger.

        We encourage you to read the opinion of Fairmount attached as Annex C carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken in connection with such opinion.

 Funding of the Merger (page 37)

        The Merger is not conditioned on any financing arrangements. We estimate that the total amount of funds necessary to complete the Merger and the related transactions will be approximately $61.2 million. We expect, and Parent has provided representations and warranties to us in the Merger Agreement, that Parent and its subsidiaries, including Merger Sub, will have sufficient cash on hand or committed credit facilities with borrowing capacity necessary to fund this amount. This amount includes approximately $30.5 million of the Merger Consideration to be paid to InfoLogix's stockholders; $5.2 million to be paid to Hercules to purchase debt that is convertible into Common Stock, or to purchase the shares if Hercules converts the debt before closing; $1.4 million of consideration to be paid to certain of InfoLogix's optionholders; $2.2 million to be paid to certain of InfoLogix's warrant holders; and up to $21.9 million reflecting outstanding indebtedness of InfoLogix that will be paid off or purchased in connection with the Merger, which indebtedness includes approximately $7.4 million in aggregate indebtedness of the Company for earnout payments and outstanding indebtedness related to prior acquisitions that will be paid off and the remaining approximately $14.5 million of consideration that will be used to purchase from Hercules all of the outstanding indebtedness owed by the Company to Hercules (which amount is less than such outstanding indebtedness of the Company to Hercules).

Restrictions on Solicitation (page 52)

        The Merger Agreement prohibits the Company, its subsidiaries and its representatives from soliciting, initiating or knowingly facilitating or encouraging a takeover proposal and from having any discussions or participating in any negotiations with respect to a takeover proposal. The Merger Agreement also prohibits the Board of Directors from responding to a superior takeover proposal, unless such proposal is received by the Board of Directors within 30 days of the signing of the Merger Agreement and the Board of Directors concludes in good faith that its failure to respond to such takeover proposal would be inconsistent with its fiduciary duties to the Company's stockholders. The Company is generally prohibited from approving, endorsing or recommending a takeover proposal and may only terminate the Merger Agreement to enter into a superior takeover proposal under certain circumstances. If the Board of Directors terminates the Merger Agreement in light of a superior proposal or the Merger Agreement is terminated as a result of a breach of these restrictions, the Company will be obligated to pay a termination fee of $2,000,000 to Parent. See "The Merger Agreement—Restrictions on Solicitation" on page 52.

Conditions to the Merger (page 55)

        Each of the Company's, Parent's and Merger Sub's obligation to complete the Merger is subject to the satisfaction or waiver of the following conditions:

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  the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Merger, by Hercules, which occurred when Hercules executed and delivered a written consent to the Company, Parent and Merger Sub on December 15, 2010 as described above;

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  the distribution of this information statement to our stockholders and the passage of at least 20 calendar days following such distribution;

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  the absence of legal prohibitions on the completion of the Merger; and

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  the receipt of all regulatory approvals.

        In addition, Parent's and Merger Sub's obligations to complete the Merger are subject to the satisfaction or waiver of the following additional conditions:

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  the Company's representations and warranties in the Merger Agreement being true and correct in the manner discussed under "The Merger Agreement—Conditions to the Merger" beginning on page 66;

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  the Company's and Hercules' performance in all material respects of their respective obligations required to be performed at or prior to the Effective Time of the Merger;

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  the absence of a material adverse effect on the Company;

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  the delivery to Parent by the Company of a certificate signed on behalf of the Company by a duly authorized officer certifying that the three immediately preceding conditions have been satisfied;

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  the delivery to Parent of executed contribution agreements, which describe the manner for the cash-out of warrants and options held by certain parties (including certain of our officers, directors and stockholders), the satisfaction of earnout payments and indebtedness owed to certain contributors and the deposit of a portion of the proceeds received by such contributors into an escrow fund for subsequent release as described below, executed by the contributors named therein;

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  the delivery to Parent of the escrow agreement, executed by Hercules, the Company, the contributors and the escrow agent;

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  the delivery to Parent of employment agreements executed by each of David T. Gulian and Eric N. Rubino and a copy of the duly adopted resolutions approving such employment agreements; and

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  the receipt of all required consents to the Merger and the transactions contemplated by the Merger Agreement.

        In addition, the Company's obligation to complete the Merger is subject to the satisfaction or waiver of the following additional conditions:

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  Parent's and Merger Sub's representations and warranties in the Merger Agreement being true and correct in the manner discussed under "The Merger Agreement—Conditions to the Merger" beginning on page 55;

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  Parent's and Merger Sub's performance in all material respects of their obligations required to be performed prior to the Effective Time of the Merger; and

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  the delivery to the Company by Parent of a certificate signed on behalf of Parent by a duly authorized officer of Parent certifying that the two immediately preceding conditions have been satisfied.

Termination of the Merger Agreement (page 56)

        The Merger Agreement may be terminated at any time upon the mutual written consent of the Company and Parent. Other circumstances under which the Company or Parent may terminate the Merger Agreement are described under "The Merger Agreement—Termination of the Merger Agreement" beginning on page 56. If the Merger Agreement is terminated, then InfoLogix and Parent may be required under certain circumstances specified in the Merger Agreement to pay to the other a termination fee of $2,000,000. The specific circumstances in which such termination fee is payable are described under "The Merger Agreement—Termination Fees" beginning on page 57.

Material United States Federal Income Tax Consequences of the Merger to Our Stockholders (page 38)

        Generally, the Merger will be taxable to our stockholders who are United States holders for United States federal income tax purposes. A United States holder of our Common Stock receiving cash pursuant to the Merger or due to the exercise of appraisal rights generally will recognize capital gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the holder's adjusted tax basis in our Common Stock surrendered. Any such gain will be long term capital gain subject to tax at capital gain rates if you have held the Common Stock for more than one year or as short term capital gain subject to tax at ordinary income rates if you have held the Common Stock for one year or less. You are strongly urged to consult your own tax advisor for a full understanding of how the Merger will affect your particular tax circumstances.

 Interests of Directors and Officers in the Merger (page 40)

        You should be aware that certain of our directors and officers may have interests, either directly or indirectly, in the Merger that may be different from, or in addition to, your interests as a stockholder and that may present actual or potential conflicts of interest. These interests include the following:

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  the cash-out of all outstanding stock options and warrants held by certain of our executive officers, and the cash-out of vested stock options held by certain of our directors;

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  the payment of approximately $19.7 million to purchase of all of the Company's outstanding indebtedness to Hercules (which amount is less than the outstanding indebtedness of the Company to Hercules and includes approximately $5.2 million for the payment of debt that is convertible into shares of Common Stock) pursuant to a purchase and sale agreement, which also provides for the cash-out of Hercules' warrant, the ability to convert certain debt obligations currently outstanding into shares of Common Stock, and the deposit of a portion of the proceeds received by Hercules under the purchase and sale agreement into an escrow fund for subsequent release as described below;

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  the payment of approximately $7.4 million of indebtedness of the Company for earnout obligations and certain indebtedness related to past acquisitions of the Company;

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  the entering into by two executive officers of the Company of employment agreements with the Company that provide for the retention of such officers after the Effective Time of the Merger;

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  continued indemnification and insurance coverage for our current and former directors and officers for six years following the Effective Time of the Merger;

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  the entry into an escrow agreement by the Company, Hercules, the contributors and the escrow agent as well as the execution of related contribution agreements that describe the manner for the cash-out of warrants and options held by certain contributors, the satisfaction of earnout payments and indebtedness owed to certain contributors and the deposit of a portion of the proceeds received by such contributors into an escrow fund;

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  the right of certain executive officers of the Company to receive transaction-related cash bonuses to be paid on the third anniversary of the Effective Time of the Merger; and

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  that under the terms of a severance agreement, we may owe severance of up to $220,500 in the aggregate to one of our executive officers in connection with the consummation of the Merger if his employment is terminated after the Merger and he does not enter into a new employment or retention agreement with the Company effective as of the Merger; and

  •
  the receipt by members of the Special Committee of fees for their service on the Special Committee.

        Our Special Committee and Board of Directors were aware of these interests and considered that these interests may be different from, or in addition to, the interests of our stockholders generally, among other matters, in making their respective determinations regarding the Merger Agreement. The interests of the Company's directors and officers are described more fully under "The Merger—Interests of Directors and Officers in the Merger" beginning on page 40.

Procedures for Receiving Merger Consideration (page 48)

        As soon as reasonably practicable after the Effective Time of the Merger, the paying agent will mail a letter of transmittal and instructions to all Company stockholders of record as of the Effective Time of the Merger. The letter of transmittal and instructions will tell you how to surrender your stock certificates or uncertificated shares in exchange for the Merger Consideration. You should not forward your stock certificates to the paying agent without a letter of transmittal. Please do not send your stock certificates to InfoLogix. The payment for options and warrants will be made pursuant to the terms of the applicable contribution agreement, in the case of the contributors, or the purchase and sale agreement, in the case of Hercules.

Market Price of the Company Common Stock and Dividend Information (page 63)

        Our Common Stock is quoted on the OTCQB tier of the Pink OTC Markets under the trading symbol "IFLG.PK." The closing sale price of Common Stock on December 14, 2010, which was the date immediately prior to the execution of, and the public announcement of the execution of, the Merger Agreement, was $1.75 per share.

        If the Merger is completed, InfoLogix will become a wholly owned subsidiary of Parent and the InfoLogix Common Stock will cease to be quoted on the OTCQB tier of the Pink OTC Markets and will not be publicly traded. In addition, upon consummation of the Merger, the registration of our Common Stock and our reporting obligations with respect to our Common Stock under the Exchange Act will be terminated upon application to the SEC.

Appraisal Rights (page 58)

        Holders of record of our Common Stock, other than Hercules, may elect to pursue their appraisal rights to receive, in lieu of the Merger Consideration, the judicially determined "fair value" of their shares, which could be more or less than, or the same as, the Merger Consideration. Stockholders of the Company electing to exercise appraisal rights must comply with the procedures required under Section 262 of the DGCL. To qualify for these rights, you must make a written demand for appraisal within 20 days following the mailing of this information statement, or January 18, 2011 and otherwise comply with the procedures set forth in Section 262 of the DGCL for exercising appraisal rights. For a summary of these procedures, see "Appraisal Rights" beginning on page 58.

        A copy of Section 262 of the DGCL is also included as Annex D to this information statement. Failure to follow the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

QUESTIONS AND ANSWERS ABOUT THE MERGER

        The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this information statement, the annexes to this information statement and the documents referred to or incorporated by reference in this information statement.

Q.
What is the proposed transaction?

A.
The proposed transaction is the acquisition of InfoLogix by Parent through Merger Sub pursuant to the Merger Agreement. Upon the terms and subject to the satisfaction or waiver of the conditions under the Merger Agreement, Merger Sub will merge with and into InfoLogix, with InfoLogix being the surviving corporation and becoming a wholly owned subsidiary of Parent.

Q.
If the Merger is completed, what will I receive for my shares of InfoLogix Common Stock?

A.
If the Merger is completed, you will be entitled to receive $4.75 in cash, without interest and subject to reduction for any required withholdings, for each share of our Common Stock that you own, unless you properly exercise, and do not withdraw or lose, appraisal rights under Section 262 of the DGCL. We refer to this amount as the per share "Merger Consideration." For example, if you own 1,000 shares of our Common Stock, you would be entitled to receive $4,750 in cash in exchange for your shares of Common Stock, subject to reduction for any required withholding tax. You will not be entitled to receive shares of the surviving corporation or Parent or any of its affiliates.

Q.
Will the per share Merger Consideration I receive in the Merger increase if the Company's results of operations improve or if the price of the Company's Common Stock increases above the current per share Merger Consideration?

A.
No. The per share Merger Consideration is fixed.

Q.
When is the Merger expected to be completed?

A.
Under applicable securities regulations, the Merger cannot be completed until 20 days after we mail this information statement to our stockholders. We expect the Merger to occur on or about January 18, 2011, or as promptly as practicable thereafter; however, there is no assurance that the Merger will close at that time, if at all.

Q.
What happens if the Merger is not consummated?

A.
If the Merger is not completed for any reason, stockholders will not receive any payment for their shares in connection with the Merger. Instead, the Company will remain a publicly traded company and the Common Stock will continue to be quoted on the OTCQB tier of the Pink OTC Markets under the symbol IFLG.PK. Under specified circumstances in connection with the termination of the Merger Agreement, InfoLogix and Parent may be required to pay to the other a termination fee of $2,000,000, as described under "The Merger Agreement—Termination Fees" beginning on page 57.

Q.
Why did I receive this information statement?

A.
Applicable laws and regulations require us to provide you with notice of the written consent delivered by Hercules, as well as other information, regarding the Merger, even though your vote or consent is neither required not requested to adopt the Merger Agreement or complete the Merger. We are also providing this information statement to provide you with notice of your appraisal rights under Section 262 of the DGCL, described below.

Q.
Why am I not being asked to vote on the Merger?

A.
The Merger requires the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of our Common Stock voting (or consenting in writing in lieu of voting), as a single class. The requisite stockholder approval was obtained following the execution of the Merger Agreement on December 15, 2010, when a written consent adopting the Merger Agreement and authorizing the transactions contemplated by the Merger Agreement, including the Merger was delivered to the Company, Parent and Merger Sub by Hercules, who owned approximately 70.1% of our outstanding Common Stock on that date. Therefore, your vote is not required and is not being sought. We are not asking you for a proxy and you are requested not to send us a proxy.

Q.
What was the role of the Special Committee and did the Special Committee recommend the Merger Agreement?

A.
The Special Committee, composed solely of the members of the Board of Directors who are not members of management of the Company or affiliated with Hercules, was formed, in May 2010, before the negotiations of the Merger Agreement. Since its formation and throughout the process of evaluating strategic alternatives and negotiating the Merger Agreement, the Special Committee has been meeting separately from management of the Company and the rest of the Board of Directors on a regular basis to evaluate important decisions relating to this process, including the decision to commence the process and the decision to enter into the Merger Agreement with Parent. The Board of Directors and management of the Company have kept the Special Committee informed as to the progress of this process to explore a sale of the Company, provided them with access to requested information, cooperated with their requests to monitor this process, and taken into account their input throughout this period. The Special Committee unanimously voted to recommend to the Board of Directors that the Board of Directors approve and declare advisable the Merger Agreement and the transactions contemplated thereby, including the Merger. To review the Special Committee's reasons for recommending the approval and adoption of the Merger Agreement, see "The Merger—Reasons for the Merger" beginning on page 22.

Q.
What is the recommendation of the Board of Directors regarding the Merger Agreement?

A.
Our Board of Directors, acting in part on the unanimous recommendation of the Special Committee, voted to approve and recommend the adoption of the Merger Agreement on December 12, 2010 and determined that the Merger and the Merger Agreement were advisable to and in the best interests of, the InfoLogix stockholders. To review the determinations of the Special Committee and the Board of Directors, see "The Merger—Reasons for the Merger" beginning on page 22 of this information statement.

Q.
Am I entitled to appraisal rights?

A.
Yes. You are entitled to appraisal rights if you properly exercise and perfect such appraisal rights in accordance with the procedures specified in Section 262 of the DGCL in connection with the Merger. See "Appraisal Rights" on page 58 of this information statement. Furthermore, this information statement constitutes notice to you of the availability of appraisal rights under Section 262 of the DGCL, a copy of which is attached to this information statement as Annex D.

  Stockholders intending to exercise appraisal rights should carefully review Annex D. Failure to follow any of these statutory procedures set forth in Annex D may result in a termination or waiver of your appraisal rights under applicable law. Therefore, this summary and Annex D should be reviewed carefully by any stockholder who wishes to exercise statutory appraisal rights or who wishes to reserve the right to do so.

Q.
Should I send in my stock certificates now?

A.
No. After the consummation of the Merger, Parent will arrange for a letter of transmittal to be sent to you. The per share Merger Consideration will be paid to you once you submit the letter of transmittal together with properly endorsed stock certificates, if applicable, and any other required documentation. If your shares are held in "street name" by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your "street name" shares in exchange for the per share Merger Consideration. Please do not send your stock certificates to InfoLogix.

  See "The Merger Agreement—Procedures for Receiving Merger Consideration" on page 48 of this information statement.

Q.
What if I lost my stock certificate?

A.
If you are unable to submit your stock certificate because it is lost, mutilated or destroyed, you may deliver in lieu thereof an affidavit and indemnity bond in form and substance reasonably satisfactory to the surviving corporation or the paying agent.

Q.
Will I owe taxes as a result of the Merger?

A.
The Merger will be a taxable transaction for all United States holders of our Common Stock. As a result, assuming you are a United States holder, the cash you receive in the Merger for your shares of our Common Stock will be subject to United States federal income tax and also may be taxed under applicable state, local, and other tax laws. In general, you will recognize gain or loss equal to the difference between (i) the amount of cash you receive and (ii) the adjusted tax basis of your shares surrendered. See "The Merger—Material United States Federal Income Tax Consequences of the Merger to Our Stockholders" on page 38 of this information statement for a more detailed explanation of the tax consequences of the Merger. We urge you to consult with your own tax advisor as to the particular tax consequences to you of the Merger.

Q
What happens if I sell my shares before completion of the Merger?

A.
If you transfer your shares of Common Stock, you will have transferred the right to receive the Merger Consideration to be received by our stockholders in the Merger. To receive the Merger Consideration, you must hold your shares through completion of the Merger.

Q.
Where can I find more information about InfoLogix?

A.
We file periodic reports and other information with the SEC. Such reports and other information are available for inspection at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information about these facilities. Copies of such information may be obtained by mail, upon payment of the SEC's customary charges, by writing to the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a Website on the Internet at www.sec.gov that contains reports, proxy statements and other information about InfoLogix that we file electronically with the SEC. For a more detailed description of the information available, please refer to the section entitled "Where You Can Find More Information" on page 64 of this information statement.

Q.
Who can help answer my questions?

A.
If you have questions about the Merger after reading this information statement, please contact InfoLogix in writing at our principal executive offices at 101 E. County Line Road, Suite 210, Hatboro, PA 19040, Attention: Chief Financial Officer, or by telephone at (215) 604-0691.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This information statement and the documents to which we refer you in this information statement contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on our current expectations, estimates, forecasts and projections about our company and our industry. These forward-looking statements reflect our current views about future events and can be identified by terms such as "will," "may," "believe," "anticipate," "intend," "estimate," "expect," "should," "project," "plan" and similar expressions, although not all forward-looking statements contain such identifying words. You are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are not guarantees of future events and involve risks, uncertainties and other factors that may cause actual results and performance to be materially different from any future results of performance expressed or implied by forward-looking statements, including the risk that the Merger will not close and that InfoLogix's business will have been adversely impacted during the pendency of the Merger.

        Our actual results could differ materially and adversely from those anticipated in such forward-looking statements as a result of certain factors, including but not limited to, for example:

  •
  a failure to consummate, or a delay in the consummation of, the Merger for various reasons;

  •
  our ability to identify, pursue and enter into strategic transactions, while continuing to operate our business;

  •
  our ability to refinance, replace or restructure our current indebtedness and to comply with the financial covenants and other terms and conditions contained in the agreements governing our indebtedness or any replacement indebtedness;

  •
  our ability to operate profitably and manage the growth of our business;

  •
  our ability to introduce new products and services and maintain products and service quality;

  •
  our ability to implement our business plan in difficult economic conditions and to adapt to changes in economic, political, business or industry conditions;

  •
  our ability to find additional financing necessary to support our operations and/or strategic objectives while also maintaining our focus on operating and developing our business;

  •
  our ability to retain, replace and hire experienced senior management;

  •
  our relationships with our customers, key industry relationships and other third parties on which we rely;

  •
  competition in the industries in which we compete;

  •
  our ability to protect our intellectual property rights;

  •
  restrictions on our operations contained in our loan and security agreement or agreement for any replacement indebtedness; and

  •
  our ability to improve our internal controls over financial reporting.

        We caution you against placing undue reliance on forward-looking statements, which are based on information currently available to us as of the date of this information statement. We undertake no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise. We advise you refer to the Company's most recent Form 10-K, 10-Q and 8-K reports filed with the Securities and Exchange Commission. For additional information, please see the section titled "Where You Can Find More Information" beginning on page 64.

 THE PARTIES TO THE MERGER

InfoLogix, Inc.

        InfoLogix, Inc. is a Delaware corporation that was organized under the laws of the State of Nevada on November 22, 2004 and subsequently merged with and into a corporation organized under the laws of the State of Delaware on November 22, 2006. On November 29, 2006, InfoLogix Systems Corporation (formed in 2001), a Delaware corporation, merged with and into a wholly owned subsidiary of InfoLogix, Inc. As a result, InfoLogix, Inc. is a holding company for, and conducts substantially all of its operations through, its wholly owned subsidiary InfoLogix Systems Corporation. InfoLogix is a provider of enterprise mobility solutions for the healthcare and commercial industries. InfoLogix provides these solutions to its customers by utilizing a combination of products and services, including consulting, business software applications, mobile managed services, mobile devices, and wireless infrastructure. InfoLogix's principal executive office is located at 101 E. County Line Road, Suite 210, Hatboro, PA 19040 and its telephone number is (215) 604-0691.

        For more information about the Company, please visit our Website at www.infologix.com. The information on our Website is not incorporated into, and does not form a part of, this information statement. Detailed descriptions about the Company's business and financial results are contained in our Annual Report on Form 10-K, which is incorporated in this information statement by reference. See "Where You Can Find More Information" beginning on page 64.

Parent and Merger Sub

        Parent, a Connecticut corporation (formerly known as The Stanley Works), was founded in 1843 by Frederick T. Stanley and incorporated in 1852. Parent is a diversified global supplier of hand tools, power tools and related accessories, engineered fastening systems, mechanical access solutions, electronic security solutions, infrastructure solutions and more. On March 12, 2010, Parent completed its combination with The Black & Decker Corporation, a Maryland corporation ("Black & Decker"). Black & Decker, now Parent's wholly owned subsidiary, is a leading global manufacturer and marketer of power tools and accessories, hardware and home improvement products, and technology-based fastening systems. Parent's executive office is located at 1000 Stanley Drive, New Britain, Connecticut 06053 and its telephone number is (860) 225-5111.

        Merger Sub is a Delaware corporation formed for the sole purpose of completing the Merger with InfoLogix. Merger Sub is a wholly owned subsidiary of Parent. Merger Sub has not conducted any business operations except for activities incidental to its formation and as contemplated by the Merger Agreement. Upon consummation of the proposed Merger, Merger Sub will merge with and into InfoLogix, and Merger Sub will cease to exist and InfoLogix will continue as the surviving corporation, under the name "InfoLogix, Inc." Merger Sub's principal executive office is located at 1000 Stanley Drive, New Britain, Connecticut 06053 and its telephone number is (860) 225-5111.

 THE MERGER

        The following is a description of certain material aspects of the Merger and may not contain all of the information that may be important to you. The discussion of the Merger in this information statement is qualified in its entirety by reference to the Merger Agreement, which is attached to this information statement as Annex A and incorporated by reference into this document. We encourage you to read carefully this entire information statement, including the Merger Agreement, for a more complete understanding of the Merger.

 Overview

        Pursuant to the Merger, at the Effective Time, Merger Sub will be merged with and into the Company with the Company continuing on as the surviving corporation and a wholly owned subsidiary of Parent.

The Merger Consideration

        At the Effective Time, each share of our Common Stock, except for shares (i) held by stockholders who are entitled to demand and who properly demand appraisal under Section 262 of the DGCL for such shares or (ii) owned by the Company as treasury stock or by Parent or Merger Sub, will be cancelled and converted automatically into the right to receive the Merger Consideration.

Required Approval of the Merger; Written Consent; Voting Agreement

        The Merger is being effected pursuant to an Agreement and Plan of Merger, dated as of December 15, 2010, among InfoLogix, Parent and Merger Sub. Under Section 251 of the DGCL, the approval of InfoLogix's Board of Directors and the affirmative vote of the holders of a majority of the outstanding Common Stock entitled to vote are required to approve and adopt the Merger Agreement. InfoLogix's Board of Directors, based in part upon the unanimous recommendation of the Special Committee, approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, at a meeting of the Board of Directors duly convened and held on December 12, 2010. The Merger Agreement was executed and delivered by the parties on December 15, 2010.

        On December 15, 2010, immediately following the execution and delivery of the Merger Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement, Hercules, who held, as of the date of the Merger Agreement, approximately 70.1% of the issued and outstanding shares of Common Stock entitled to vote on the adoption of the Merger Agreement, entered into the Voting Agreement with Parent and agreed, among other things, to execute and deliver to InfoLogix, Parent and Merger Sub a written consent in accordance with Section 228 of the DGCL and the Company's By-laws to adopt the Merger Agreement. At the time it approved the Merger, the Board of Directors also approved the Voting Agreement for the purposes of Delaware's anti-takeover statute set forth in Section 203 of the DGCL. A copy of the Voting Agreement is attached to this information statement as Annex B. On December 15, 2010, immediately following execution of the Merger Agreement and the Voting Agreement, Hercules delivered to InfoLogix, Parent and Merger Sub a written consent adopting the Merger Agreement and approving the transactions contemplated thereby, including the Merger. As a result of Hercules' written consent, no further action by any other InfoLogix stockholder is required in connection with the adoption of the Merger Agreement.

        During the term of the Voting Agreement, Hercules is required to vote against any takeover proposal that competes with the Merger unless the Board accepts an unsolicited superior proposal and the Merger Agreement is terminated (see, "The Merger Agreement—Restrictions on Solicitation beginning on page 52) and is prohibited from entering into any voting trust or any voting agreement. The Voting Agreement also limits the ability of Hercules to sell or otherwise transfer the shares of Common Stock that they beneficially own or acquire any additional shares of Common Stock. The

Voting Agreement terminates upon the earliest of (i) the Effective Date, (ii) the termination of the Merger Agreement in accordance with its terms (including termination rights that may be exercised by our Board of Directors in certain circumstances as required by its fiduciary duties) and (iii) an amendment of the Merger Agreement without the prior written consent of Hercules that reduces the amount, changes the form or imposes any material restrictions or conditions on the receipt of the consideration payable in the Merger or is otherwise adverse to the holders of Common Stock.

        Federal securities laws state that the Merger may not be completed until 20 days after the date of mailing of this information statement to InfoLogix stockholders. Therefore, notwithstanding the execution and delivery of the written consent, the Merger cannot occur until that time has elapsed. Parent, Merger Sub and InfoLogix are obligated to complete the Merger under the terms of the Merger Agreement subject to the conditions set forth therein, all of which we expect to be satisfied at the end of such 20 day period. Therefore, we expect the Merger to close on or about January 18, 2011; however, there is no assurance that the Merger will close at that time, or at all.

Record Date

        InfoLogix's Board of Directors set December 15, 2010 as the record date for determining stockholders entitled to vote on the Merger Agreement. On such date, Hercules, who on such date owned shares representing approximately 70.1% of the 6,428,694 outstanding shares of Common Stock entitled to vote on the adoption of the Merger Agreement, executed and delivered to InfoLogix and Parent pursuant to the terms of the Voting Agreement a written consent adopting the Merger Agreement.

Background of the Merger

        The following chronology summarizes the key meetings and events that led to the Company's signing of the Merger Agreement. In this process, the Company held many conversations, both by telephone and in person, about possible strategic alternatives. The chronology below covers only the key events leading up to the Merger Agreement and does not purport to catalogue every conversation among representatives of the Company or between the Company and other parties.

        As part of our ongoing evaluation of the business, the Board of Directors has regularly met with Company management to discuss and review possible strategic directions for the Company in light of our financial performance, developments in the industry, and the competitive markets in which we operate. During these meetings the directors also addressed possible strategic and restructuring alternatives, including acquisitions, a sale or strategic merger of the Company, the termination of certain operations of the Company or the sale of certain assets or subsidiaries of the Company, capital formation or other investment transactions, and continuing operations on a standalone basis. Given the challenging environment facing the Company, including its lack of operating profit and liquidity constraints, the Board of Directors discussed strategic and restructuring alternatives at substantially all of its meetings over the past two years, including considering whether to remain a standalone public company. Set forth below is a description of the process in which we engaged prior to entering into the Merger Agreement with Parent (f/k/a The Stanley Works) or "SWK".

        On May 1, 2008, the Company entered into a Loan and Security Agreement with Hercules, as lender, which provided the Company with a revolving credit facility and a term loan facility. The Loan and Security Agreement was subsequently amended in November 2008 and May 2009.

        Throughout the past two years, the Company has faced significant financial difficulty. In our Annual Reports on 10-K for our fiscal year ended December 31, 2008 and for our fiscal year ended December 31, 2009, our independent registered public accounting firm expressed doubt about our ability to continue as a going concern.

        In January 2009, in light of our losses and liquidity requirements, we engaged several financial advisors, including Fairmount, on a contingent fee basis, to explore potential sources of financing and other strategic alternatives. These advisors were hired at various times during the time period discussed and were each chosen for their particular areas of expertise and experience. At this time and throughout the process outlined below, there was substantial doubt of our ability to continue as a going concern. Additionally, throughout the process outlined below, our continued operations were dependent on our ability to reduce our debt, secure additional financing and strengthen our liquidity position. Our Board of Directors was advised at various times about its fiduciary duties as applicable in these contexts.

        In connection with their engagement, certain of our financial advisors contacted potential investors and acquirers to solicit interest in an investment in or acquisition of the Company. During the exploration process through 2009, (i) over 200 potential investors or purchasers were contacted; (ii) approximately 35 parties executed non-disclosure agreements, agreed to restrict themselves from trading in our stock for a period of time, and received additional public and non-public information about us; and (iii) five parties, including NewSpring Ventures II, L.P. ("NewSpring"), ultimately submitted preliminary indications of interest regarding a potential transaction with us.

        Between February 2009 and August 2009, the Company negotiated with NewSpring regarding a potential recapitalization of the Company consisting of the private placement of Series A Convertible Preferred Stock, as well as warrants to purchase shares of our Common Stock. During this time, the Board of Directors also received periodic presentations from its financial advisors regarding the progress of the capital raise and sale exploration process. The exploration process during this period yielded preliminary indications of interest from four other investors for the purchase of certain assets of the Company. The Company pursued discussions with these four investors, but ultimately the discussions did not result in further development of the preliminary proposals.

        On July 31, 2009, in light of our losses and liquidity requirements, our limited operating capital and our inability to comply with the financial and other covenants under the loan agreement both in the short-term and the long-term without a significant capital infusion, we entered into a forbearance agreement with Hercules with respect to certain defaults under the Loan and Security Agreement, and the parties entered into five amendments to the forbearance agreement over the course of August through October 2009 due to continued defaults under the Loan and Security Agreement.

        In August 2009, we were contacted by an investment banking firm for SWK expressing its interest in exploring a potential collaboration between SWK and InfoLogix. We entered into a confidentiality agreement with SWK on August 26, 2009, and opened dialogue with the investment banking firm related to SWK's primary interest in our healthcare technology and mobility business. We engaged in several high-level discussions with SWK and its investment banking firm during this time, while continuing to pursue NewSpring and other potential strategic transactions. Our discussions with SWK ceased in late fall of 2009.

        On August 20, 2009, the Company signed a non-binding term sheet with NewSpring for a recapitalization plan, consisting of the private placement of up to $23 million of Series A Convertible Preferred Stock, as well as warrants to purchase shares of our Common Stock. The Company filed a preliminary proxy statement on Schedule 14A on August 21, 2009 concerning the NewSpring term sheet. The Company and NewSpring were not able to reach agreement on the proposed terms of the private placement and ended any further work on this proposed transaction in October 2009.

        Due to the inability to secure an acceptable strategic transaction and the need for a cash infusion in the Company, in September 2009, while the previously engaged financial advisors continued to explore strategic alternatives on our behalf, we engaged another financial advisor to explore opportunities for the Company to raise incremental capital in the form of debt and/or equity. In connection with the engagement, the financial advisor contacted potential investors and acquirers to solicit interest in an investment in or acquisition of the Company. During the exploration process performed by this financial advisor through January 2010: (i) 50 potential investors were contacted; (ii) 29 parties executed non-disclosure agreements, agreed to restrict themselves from trading in our stock for a period of time, and received additional public and non-public information about us; and (iii) four parties ultimately submitted preliminary indications of interest regarding a potential transaction or possible sale with us.

        This financial advisor and management met with Investor A on October 29, 2009, which had initially contacted management about the purchase of a Company division, to present our business plan and to discuss potential synergies. We engaged in a series of in-person and telephonic discussions with Investor A through the end of the 2009 calendar year, and we received its proposal on January 8, 2010. The proposal indicated its interest to acquire a division of our business that is focused on providing software implementation and consulting services to the hospital market.

        Through 2009, we continued to face serious liquidity concerns and remained unable to comply with the financial and other covenants under our loan agreement. While we continued to explore strategic alternatives to address our financial and operational challenges to identify the most effective means for optimizing value for our stockholders, we also entered into a transaction to restructure our outstanding debt with Hercules. On November 20, 2009, the Company entered into an Amended and Restated Loan and Security Agreement (the "Amended Loan Agreement") to restructure the Hercules debt and to exchange some of the outstanding debt for equity in the Company (the "Restructuring"). As a result of the Restructuring, Hercules became the controlling stockholder in the Company and became entitled to appoint three directors to our Board of Directors (the "Hercules Designees"). At all subsequent meetings of the Board of Directors, the Hercules directors excused themselves from any discussions regarding, and did not participate in any discussions relating to the Company's relationship with Hercules. The Amended Loan Agreement provided additional working capital to the Company at that time.

        The Amended Loan Agreement, however, was subsequently amended on February 19, 2010, April 6, 2010, June 18, 2010 and October 28, 2010 to provide the Company with additional working capital and to permit the sale of certain assets of the Company in which Hercules held a security interest.

        In addition to on-going discussions with Investor A, on December 16, 2009, one of our financial advisors arranged an in-person meeting with Investor B, a private equity firm interested in acquiring equity in the Company. We subsequently held a series of in-person and telephonic meetings with Investor B, and received its preliminary indication of interest on January 7, 2010. We continued to provide due diligence information to Investor B, and engaged in a series of negotiations related to its potential investment.

        On January 19, 2010, the Board of Directors received a presentation from one of our financial advisors regarding the progress of the capital raise and sale exploration process and summarizing the preliminary indications of interest received to date.

        Our Board of Directors held a telephonic meeting on January 25, 2010 to review the proposed term sheet from Investor B, among other matters. The Board of Directors authorized management to continue its negotiations with Investors A and B, and to provide the parties with the necessary due diligence information to secure bona-fide proposals.

        During the months of February and March 2010, the Company pursued discussions with these potential investors as well as one additional strategic and three additional financial investors, including those introduced to the Company by our financial advisors.

        Despite the Restructuring of our credit facility, however, we continued to suffer from regular liquidity shortfalls and our ability to continue as a going concern remained, and on February 10, 2010, Hercules sent the Company a letter notifying us of an event of default under the Amended Loan Agreement. Further, beginning as of June 30, 2010, we were not in compliance with certain financial covenants under the Amended Loan Agreement.

        On March 31, 2010, we received an updated term sheet from Investor A, indicating revised terms to acquire a portion of our business. We negotiated this term sheet with Investor A and received a third updated letter from them on April 26, 2010.

        On April 1, 2010, we engaged in a telephonic meeting with Investor C to discuss its interest in a potential transaction. Investor C was presented to the Company through Fairmount. After a series of in-person and telephonic meetings, on May 15, 2010, we received Investor C's first preliminary proposal to acquire a portion of our business.

        Beginning in April 2010, we engaged in a series of discussions with Investor D to make an investment in our equity or to purchase our senior debt from Hercules. We received its preliminary letter of intent on May 21, 2010.

        After a series of in-person and telephonic meetings with each of Investors A, B, C and D, we delivered copies of proposals to acquire all of, or portions of our business to our Board of Directors on May 26, 2010. As it did at substantially all meetings during which specific strategic alternatives were discussed, management presented the Board of Directors with information, and the directors discussed, the Company's financial position, operating performance and liquidity needs, as well as their impact on the Company's ability to raise capital. Management also provided the Board of Directors with an analysis of each investment proposal's impact on the Company's capitalization. After a full evaluation of each proposal, the Board of Directors instructed management to continue its negotiations with the parties and to secure terms sheets that would be acceptable to the Board of Directors.

        Additionally, on May 26, 2010, the Board of Directors voted to establish a special committee composed solely of three independent directors and to adopt resolutions to establish and empower the Special Committee to evaluate and make recommendations to the Board of Directors and the Company's stockholders relating to any proposed or actual transaction to acquire all or a portion of the Company or other strategic alternatives. The Board of Directors further resolved to keep the Special Committee informed as to all matters relating to the exploration of strategic alternatives or any proposed transaction and otherwise provide the Special Committee with full access to all information concerning the exploration of strategic alternatives or any proposed transaction.

        Throughout the months of May through August, 2010, Investors A, B, C and D conducted their respective due diligence reviews of our financial and legal documents, and met with various members of our executive and management teams. We provided each of these investors, to the extent they so requested, with the same access to information and to meetings with management. Our management team continued to engage in various presentations and reviews of our financial performance, and in discussions of corporate spin-offs, cost savings initiatives and potential synergies with each of these investors in multiple telephonic and in-person meetings. We continued to keep the Special Committee and our Board of Directors informed of our various discussions and presentations at meetings held on June 3, 2010 and July 19, 2010.

        On July 22, 2010, the Board of Directors held a telephonic meeting during which a representative from SWK's investment banking firm discussed SWK's interest in entering into a strategic transaction with the Company.

        Our Board of Directors met on July 26, 2010 to evaluate and discuss the various strategic options and non-binding term sheets that had been submitted. The Special Committee then authorized the entry into non-binding term sheets with Investors B to restructure the Company's debt financing and C to acquire a portion of the Company's business. We then continued to negotiate the terms and conditions of the non-binding term sheets with Investors B, C and D.

        On August 10, 2010, the Board of Directors held a telephonic meeting whereby management informed the Board of Directors of the progress on the submitted term sheets and the Board of Directors discussed the need to determine a cap for break-up fees in the event of a bona fide transaction. After deliberations and recommendations of the Special Committee and approval by our

Board of Directors on August 16, 2010, we entered into a non-binding term sheet with Investor C to acquire a portion of our business.

        Simultaneous with our discussions with Investors B, C and D, we continued to have financing discussions with Hercules, in an effort to provide us with financing on terms that would permit us to continue operating the business on a standalone basis as a going concern. On August 18, 2010, the Special Committee of the Board of Directors rejected a financing proposal from Hercules. Despite rejecting that proposal, we were able to draw discretionary advances under our agreement with Hercules, as described more fully below.

        We continued to work with Investor C throughout August and September of 2010 to complete its further due diligence investigation, and to progress the terms of the proposed transaction, including the preliminary negotiation of definitive documents. On September 9, 2010, the Board of Directors held a telephonic meeting to discuss the current strategic initiatives and determined to submit the draft documents to the Special Committee for review.

        Additionally, during this period, our financial advisors made several presentations to the Board of Directors in relation to the progress with potential strategic and financial buyers and investors. Despite these efforts, no other viable alternative emerged from their work effort, which remained open throughout most of 2010.

        In early September 2010, the possibility of a transaction with SWK reemerged. On September 21, 2010, the Company's Board of Directors held a telephonic meeting to discuss various strategic transactions, including the status of the proposal from Investor D and a potential transaction with SWK. On that call, representatives from SWK and its financial advisor discussed with the Special Committee and members of our Board of Directors due diligence requirements and stated SWK's intent to deliver a non-binding term sheet as soon as practicable. Our management also began to hold multiple in-person and telephonic meetings with SWK and its financial advisor, and began to deliver certain business, strategic, and financial plans.

        On September 22, 2010, the Board of Directors held a special meeting during which a representative of SWK joined to discuss the terms and structure of a proposed transaction between SWK and the Company. On September 23, 2010, SWK sent a proposed term sheet to the Company and Hercules. The Board of Directors held a telephonic meeting on September 24, 2010 to review and discuss the proposed transaction with SWK. The term sheet provided for the acquisition of the Company through a tender offer followed by a merger of the Company with and into a wholly owned subsidiary of SWK at a per share price of $4.75, an exclusivity period of 45 days to reach a definitive agreement, the continued employment of David Gulian and Eric Rubino, and a termination fee of $3.0 million. A separate term sheet delivered to Hercules contemplated the tender of its shares, the purchase of its outstanding debt to the Company, financing support to the Company and exclusive dealing on the part of Hercules.

        On September 24, 2010, the Company entered into an amendment to its engagement letter with Fairmount in which the Company agreed that Fairmount would act as the exclusive financial advisor with regard to a potential transaction with either SWK or Investor C. The success fee on the closing of each of these transactions would have been $350,000, or an aggregate of $700,000 if both transactions were consummated. If, however, both of the transactions were completed within six months of the date of the engagement letter, the aggregate total cash success fee would be reduced by $100,000. If Fairmount were to be hired to provide a fairness opinion for the SWK transaction, the success fee for the applicable transaction would be reduced to $100,000. On October 11, 2010, however, discussions ended with Investor C in light of a proposed change to the structure of that transaction. As discussed below, on November 23, 2010, the Company and Fairmount did amend the engagement letter to engage Fairmount to provide a fairness opinion for the SWK transaction. Furthermore, though the Company has engaged several financial advisors during its process of exploring strategic alternatives, only Fairmount is owed a fee.

        On September 27, 2010, the Company responded to SWK with proposed revisions to the term sheet. The revisions sought to modify the treatment of the outstanding Hercules term loans, reduce the exclusivity period from 45 days to 30 days, and reduce the termination fee from $3.0 million to $1.0 million. On September 28, 2010, SWK presented management with a response reconfirming its desire to pay a per share price of $4.75, to keep the exclusivity period at 45 days and to reduce the termination fee to $2.0 million, with such fee being triggered by the entry into a competing agreement within nine months of the termination of the Merger Agreement.

        The Company's Board of Directors met telephonically on September 30, 2010 to discuss the term sheets and SWK's continued interest in the transaction. At the meeting, the Special Committee met separately and then subsequently recommended to the Board of Directors, and the Board of Directors approved, management's authorization to enter into the non-binding term sheet with SWK for the acquisition of the Company. Following the Board of Directors meeting, the Company had a telephone conference with representatives from SWK to continue to negotiate the term sheet.

        At September 30, 2010, our indebtedness to Hercules consisted of a $5.5 million term loan, a $0.76 million convertible note, a $1.35 million convertible note, a $12.0 million revolving line of credit facility, of which $8.1 million was outstanding at September 30, 2010, and an equipment loan with an outstanding balance of $2.2 million. On October 1, 2010, October 8, 2010, October 28, 2010 and November 18, 2010, Hercules advanced the Company discretionary credit under its revolving credit facility pursuant to the Amended Loan Agreement in the aggregate amount of $3.6 million. The discretionary credit advances were vital for the Company to fund necessary working capital expenditures, including payroll, during this time.

        On October 1, 2010, the Board of Directors held a telephonic board meeting to discuss the SWK transaction. On that day, a revised term sheet was submitted to SWK on behalf of the Company.

        On October 5, 2010, a revised draft of the term sheet was delivered by SWK to InfoLogix and Hercules. The revised term sheet contemplated the conversion of certain Hercules debt to equity, maintained a stock purchase price of $4.75, set the exclusivity at 45 days from the signing of the term sheet, and set a reverse termination fee as liquidated damages, among other things.

        On October 6, 2010, the Board of Directors held a telephonic meeting to discuss SWK's revised term sheet, as well as the Company's current cash position and liquidity needs in the short-term and the long term. Upon motion duly made and seconded, the Board of Directors approved and authorized management to enter into the term sheet with SWK.

        On October 7, 2010, the Company and SWK signed the term sheet for the transaction. SWK and Hercules signed a term sheet regarding Hercules' support for the transaction and providing SWK with exclusivity rights through November 21, 2010.

        On October 14, 2010, counsel for SWK contacted counsel for the Company to propose an alternative transaction structure whereby SWK would acquire the Company through a one-step merger in lieu of a tender offer followed by a short-form merger. On October 19, 2010, the Board of Directors agreed to continue discussions with SWK based on this new structure.

        The Special Committee held a telephonic meeting with management on October 18, 2010 to update on management's progress with the proposed SWK transaction and to consider the Company's operating performance and uncertain cash position at that time.

        On October 21, 2010, InfoLogix received notice, dated October 19, 2010, and disclosed on that date that the NASDAQ Hearings Panel determined to delist the Company's Common Stock from The NASDAQ Stock Market and suspended trading of the Common Stock effective with the open of trading on October 21, 2010, as a result of the Company's non-compliance with the minimum $2,500,000 stockholders' equity requirement. The Company was advised by Pink OTC Markets Inc., which operates an electronic quotation service for securities traded over-the-counter ("OTC"), that its securities are eligible for quotation on the OTCQB, effective with the opening of trading on October 21, 2010.

        On October 21, 2010, the Board of Directors held a telephonic meeting to discuss the SWK term sheet in light of the delisting. The meeting was called at the request of SWK to discuss Hercules providing working capital financing through the Merger and through the end of the year. Between October 22, 2010 and October 25, 2010, management, Hercules and SWK discussed revised capitalization tables, enterprise values, and financing requirements for the Company throughout 2010, among other things.

        On October 26, 2010, the Special Committee of the Board of Directors approved a revised SWK term sheet and the submission of the revised term sheet to Hercules for review and comment, which had been revised based on the discussions that occurred between October 22 and October 25, 2010. Management also updated the Special Committee on its operating performance and cash position.

        On October 29, 2010, our Board of Directors held a telephonic meeting to discuss and review the proposed amendment to the Amended Loan Agreement. The board members associated with Hercules excused themselves from the meeting and the remaining board members in attendance at the meeting unanimously approved and authorized management to enter into the amendment with Hercules. The amendment provided the Company with working capital needed to continue to fund operations.

        On November 1, 2010, the Special Committee and the Board of Directors held telephonic meetings. At those meetings, management updated the Board of Directors on its progress with due diligence and negotiations with SWK related to the completion of definitive agreements.

        On November 5, 2010, Hercules and InfoLogix executed new term sheets with SWK to revise the structure of the transaction to a one-step merger in lieu of a tender offer followed by a short form merger.

        On November 12, 2010, SWK's counsel submitted its first draft of certain of the transaction documents, including the Merger Agreement, to InfoLogix's counsel for review. The Merger Agreement contemplated a price of $4.75 per share of Common Stock, a termination fee of $2,000,000 and a 30-day limitation on the Company's ability to respond to an unsolicited superior takeover proposal. In addition, the Voting Agreement would require Hercules' continued support in the event of changes in the transaction structure.

        The Company and Hercules each separately submitted preliminary comments to SWK and its counsel on the transaction documents on November 17, 2010 and November 19, 2010. Among other things, the Company proposed striking the limitation on responding to an unsolicited superior takeover proposal. Additionally, Hercules objected to the proposal requiring its continued support in the event of a change in the transaction structure that was adverse to the holders of the Company's Common Stock.

        On November 22, 2010, counsel for SWK submitted an issues list with respect to the transaction documents, which was ultimately discussed between counsel for SWK, counsel for the Company and counsel for Hercules, on November 23, 2010.

        On November 23, 2010, the Special Committee approved an amendment to the engagement letter with Fairmount pursuant to which Fairmount would provide a fairness opinion to the Special Committee regarding consideration to be received by the stockholders, other than Hercules, under the terms of the Merger Agreement. The Special Committee also discussed with counsel certain key open issues on the Merger Agreement and other transaction documents.

        SWK subsequently submitted revised drafts of certain transaction documents on November 24, 2010. Among other things, the Merger Agreement restored the limitation on the Company's ability to respond to superior takeover proposals, which the Company had sought to exclude, and the Voting Agreement was revised so that Hercules would not be required to continue its support for the Merger if there were to occur a change in the terms of the transaction that is materially adverse to the holders of Common Stock.

        On November 27, 2010, counsel for Hercules corresponded with counsel for SWK rejecting the proposal that it be required to continue its support for changes in the terms of the Merger and proposed that Hercules would not be required to continue its support for any adverse change in the terms of the transaction.

        On November 29, 2010 and November 30, 2010, counsel for the Company submitted comments to the transaction documents and revised documentation to counsel to SWK. Among other things, the Company proposed revising the limitation on the Company's ability to respond to a superior bid to 45 days from SWK's 30-day proposal.

        On December 1, 2010 and December 3, 2010, the Special Committee met telephonically to discuss with the Company's outside counsel certain issues with respect to management bonuses.

        On December 6, 2010, counsel for SWK submitted a revised draft of the Merger Agreement, which was discussed by InfoLogix, SWK, Hercules and their respective counsel on the same date.

        On December 7, 2010, the Board of Directors met telephonically to discuss the SWK transaction and discuss transaction matters with its outside counsel. The Special Committee then met separately and discussed certain transaction matters with outside counsel.

        On December 10, 2010, the Special Committee and Board of Directors met telephonically to discuss transaction matters.

        On December 12, 2010, the Special Committee and full Board of Directors met telephonically to discuss the Merger and the transaction documents. They were joined by outside counsel, and representatives of Fairmount joined for a portion of the call to discuss its fairness opinion and to deliver its oral opinion to the Special Committee. The Special Committee unanimously voted to approve the Merger, the Merger Agreement and the transactions contemplated thereby, and an amendment to the by-laws of the Company to permit approval of a corporate action by written consent of a majority of stockholders entitled to vote on the related transaction documents, and recommended that the Board of Directors approve the Merger, the Merger Agreement and the transactions contemplated thereby, and the amendment to the by-laws. The Board of Directors, acting in part on the unanimous recommendation of the Special Committee and with the Hercules Designees abstaining, voted to approve the Merger, the Merger Agreement and the transactions contemplated thereby, and the amendment to the by-laws. The Board of Directors, with the Hercules Designees abstaining, also approved the payment of $750 in fees to each member of the Special Committee for each committee meeting attended. Additionally, in connection with the Merger, the Compensation Committee of the Board of Directors, with the Hercules Designee abstaining, approved the acceleration of the vesting of options held by three of the Company's executive officers and the cancellation of all other outstanding unexercised Options except for vested, "in the money" Options held by two of the Company's Directors at the Effective Time of the Merger.

Recommendation of the Special Committee and Our Board of Directors

        After careful consideration, the Special Committee (i) determined that the Merger and the other transactions contemplated by the Merger Agreement are in the best interests of, the stockholders of the Company, (ii) approved the Merger Agreement and other transactions contemplated by the Merger Agreement and (iii) recommended that the Board of Directors approve the Merger Agreement. After careful consideration, acting in part on the unanimous recommendation of the Special Committee, the Board of Directors (with the Hercules Designees abstaining):

  •
  approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement,

  •
  declared that it was in the best interests of InfoLogix's stockholders that InfoLogix enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement,

  •
  directed that the Merger Agreement be submitted for adoption by InfoLogix's stockholders; and

  •
  recommended to InfoLogix's stockholders that they adopt the Merger Agreement.

Reasons for the Merger

        Though numerous options were explored through an extensive and lengthy process, the Special Committee and Board of Directors each determined that none of the other options were able to provide the value to the Company's stockholders and creditors as that afforded by the Merger. In the course of making their respective determinations, the Special Committee and Board of Directors consulted with and relied on the advice and recommendations of the senior management team and the advice of financial and legal advisors, and considered the short-term and long-term interest and prospects of the Company, and its stockholders and creditors, including the following material factors that we believe support the determinations (which are not intended to be exhaustive and are not in relative order of importance):

  •
  the belief of the Special Committee and the Board of Directors that, as a result of negotiations between the parties, we have obtained the highest price per share that Parent is willing to pay;

  •
  the belief of the Special Committee and our Board of Directors that, in light of the extensive and lengthy exploration, through the efforts of our financial advisors, members of our Board of Directors and members of our senior management, of possible alternative transactions, pursuant to which over 200 potential investors and/or acquirers were contacted, the $4.75 per share price to be paid in cash for each share of Common Stock, which represents a 171% premium over the closing price of shares of Common Stock on December 14, 2010, the last trading day before the Merger was announced, and a 175% and 18% premium over the average closing price of shares of Common Stock for the one month and six month periods, respectively, prior to announcement of the Merger, is the highest per share value of our Common Stock reasonably attainable;

  •
  Fairmount's presentation of its oral opinion, dated December 12, 2010, subsequently confirmed by delivery of its written opinion, dated December 12, 2010, to the Special Committee to the effect that, as of such date and based upon and subject to the assumptions made, matters considered, procedures followed and limitations on the review undertaken as set forth in its written opinion, the $4.75 per share consideration to be received by holders of shares of Common Stock, other than Hercules, pursuant to the Merger Agreement was fair, from a financial point of view, to the stockholders of InfoLogix (the full text of the written opinion of Fairmount dated December 12, 2010, is attached as Annex C to this information statement);

  •
  the likelihood of completing the Merger given both the strength of Parent's financial condition and that there were no financing contingencies and the belief that InfoLogix represented a complementary business for Parent due to Parent's security segment being a provider of access and security solutions to healthcare institutions;

  •
  our current and anticipated future liquidity requirements that we do not expect to be able to fund from operations, our limited operating capital and our inability to comply with the financial and other covenants under our loan agreement with Hercules both in the short-term and the long-term without a significant capital infusion;

  •
  our continued operations are dependent on our ability to reduce our debt, secure additional financing and substantially strengthen our liquidity position, and if we fail to do so, there would be substantial doubt about our ability continue as a going concern and we may be compelled to file for Chapter 11 bankruptcy protection;

  •
  if we file for Chapter 11 bankruptcy protection, our current stockholders may lose some or all of their equity interest in the Company;

  •
  the likelihood of completing an alternative acquisition transaction, given our prior inability to do so and the state of the capital markets, the need for a substantial amount of equity and debt financing to complete any such transaction, as well as the expectation that the accretive value to the Company resulting from any such alternative transaction was not projected to exceed the $4.75 per share price to be paid for each share of Common Stock in connection with the Merger;

  •
  the Special Committee's and the Board of Directors' familiarity with the business, operations, prospects, business strategy, properties and assets of InfoLogix, including the competitive environment, the risks inherent in planned new product development and the competitive situation;

  •
  the form of consideration to be paid to holders of shares of Common Stock in the Merger and the certainty of the value of such cash consideration compared to stock or other forms of consideration;

  •
  the support of Hercules, which will also receive the Merger Consideration, as evidenced by its agreement to execute and deliver to Parent the Voting Agreement and to InfoLogix, Parent and Merger Sub a written consent to adopt the Merger Agreement;

  •
  the extensive and lengthy exploration, through the efforts of our financial advisors, members of our Board of Directors and members of our senior management, of possible alternative transactions, pursuant to which over 200 potential investors and/or acquirers were contacted;

  •
  the belief that the Merger creates the most beneficial combination available to InfoLogix of immediate and assured benefit to stockholders, and continuity for customers and employees; and

  •
  that InfoLogix's stockholders who meet certain conditions will be entitled to appraisal rights under the DGCL in connection with the Merger.

        In the course of their respective deliberations, the Special Committee and the Board of Directors also identified and considered a variety of risks and other countervailing factors related to entering into the Merger Agreement and the transactions contemplated by the Merger Agreement (which are not intended to be exhaustive and are not in relative order of importance), including:

  •
  that, while the Merger is expected to be completed, there are no assurances that all conditions to the parties' obligations to complete the Merger will be satisfied or waived, and, as a result, it is possible that the Merger may not be completed;

  •
  the restrictions being experienced in the conduct of InfoLogix's business prior to the completion of the Merger, require InfoLogix to conduct its business in the ordinary course, to use its reasonable best efforts to preserve intact its business organization, and to preserve its goodwill with suppliers, customers and others having material business relationships with it, may delay or prevent InfoLogix from undertaking business opportunities that may arise pending completion of the Merger;

  •
  that InfoLogix's executive officers and directors, may have interests, directly or indirectly, in the Merger that are different from, or in addition to, those of InfoLogix's other stockholders, including those set forth in the escrow agreement, the contribution agreements, the purchase and sale agreement and the employment agreements;

  •
  that an all cash transaction would be a taxable transaction to InfoLogix's stockholders for United States federal income tax purposes;

  •
  that certain executive officers of the Company will receive the right to receive transaction-related bonuses to be paid on the third anniversary of the Effective Time of the Merger; and

  •
  that under the terms of our agreements with him, we may owe severance of up to $220,500 in the aggregate to one of our executive officers in connection with the consummation of the Merger if his employment is terminated after the Merger and he does not enter into a new employment agreement with the Company effective as of the Merger as described more fully below under "The Merger—Interests of Directors and Officers in the Merger."

        The foregoing discussion of the factors considered by the Special Committee and InfoLogix's Board of Directors is not intended to be exhaustive, but does set forth the material factors considered by them. The Special Committee and InfoLogix's Board of Directors reached their conclusions to approve the Merger Agreement and the related transactions in light of the various factors described above and other factors that their members believed were appropriate. In view of the wide variety of factors considered by the Special Committee and InfoLogix's Board of Directors in connection with its evaluation of the Merger and the related transactions and the complexity of these matters, the members did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors considered in reaching this decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Special Committee and InfoLogix's Board of Directors. Rather, the Special Committee and InfoLogix's Board of Directors made their respective recommendations based on the totality of information presented to and the investigation conducted by them. In considering the factors discussed above, individual directors may have given different weights to different factors.

        THE SPECIAL COMMITTEE AND OUR BOARD OF DIRECTORS APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDED THAT OUR STOCKHOLDERS ADOPT THE MERGER AGREEMENT.

OPINION OF THE FINANCIAL ADVISOR—FAIRMOUNT PARTNERS

        Fairmount was asked to render an opinion to the Special Committee as to the fairness, from a financial point of view, to holders of the outstanding shares of Common Stock, other than Hercules, of the consideration to be received by InfoLogix's stockholders in connection with the Merger.

        Pursuant to the Engagement Letter dated November 22, 2010, the Special Committee engaged Fairmount to opine as to the fairness to the stockholders of the Company, other than Hercules, from a financial point of view, of the consideration to be received by InfoLogix's stockholders in connection with the Merger. Fairmount's ability to deliver such a fairness opinion was subject to the completion of various financial and market analysis in accordance with its internal written procedures for the issuance of fairness opinions, and the approval of the opinion's issuance by its internal Fairness Opinion Committee.

        On December 12, 2010, at a meeting of InfoLogix's Special Committee held to evaluate the Merger, Fairmount rendered to the Special Committee an oral opinion, which was confirmed by delivery of a written opinion dated December 12, 2010, to the effect that, as of that date and based on and subject to the matters described in Fairmount's opinion, the Merger Consideration to be received by holders of the outstanding shares of Common Stock, other than Hercules, was fair, from a financial point of view, to such holders.

        The full text of Fairmount's written opinion, dated December 12, 2010, which describes the assumptions made, procedures followed, matters considered and limitations on the reviews undertaken, is attached to this information statement as Annex C, is incorporated by reference herein and should be read in its entirety.

        Fairmount's opinion was provided for the information and benefit of the Special Committee (in its capacity as such) in connection with its evaluation of the Merger Consideration from a financial point of view and does not address any other aspect of the Merger. Fairmount's opinion was approved by its Opinion Review Committee. Fairmount's opinion does not address the relative merits of the Merger as compared to other business or financial strategies or transactions that might be available to InfoLogix or in which InfoLogix might engage, and it does not address the underlying business decision of InfoLogix to proceed with or effect the Merger. Fairmount's opinion does not constitute a recommendation to InfoLogix's Special Committee or to any other persons with respect to the Merger, including as to how any security holders of InfoLogix should vote or act, or whether any such holders should enter into written consents. The Merger Agreement, including the amount and form of the consideration payable in the Merger, was determined through negotiations between the Company and Parent, and was approved by the Board of Directors. Fairmount did not recommend the amount or form of consideration payable in the Merger. Fairmount has consented to the inclusion in this information statement of its opinion and the description of its opinion appearing under this subheading "Opinion of the Financial Advisor—Fairmount Partners."

        The summary of Fairmount's opinion described below is qualified in its entirety by reference to the full text of its opinion. In connection with rendering its opinion, Fairmount, among other things:

  1.
  reviewed certain publicly available business and financial information relating to InfoLogix that Fairmount deemed to be relevant;

  2.
  reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to InfoLogix prepared and furnished to Fairmount by InfoLogix's management;

  3.
  reviewed certain non-public projected financial data and estimates relating to InfoLogix and prepared and furnished to Fairmount by InfoLogix's management;

  4.
  reviewed past and current operations, current financial condition and certain financial projections of InfoLogix with InfoLogix's management;

  5.
  reviewed the reported prices and the historical trading activity of InfoLogix's common stock;

  6.
  compared the financial performance of InfoLogix and its stock market trading multiples with those of certain other publicly traded companies that Fairmount deemed relevant;

  7.
  compared valuation multiples for InfoLogix implied in the Merger with those of certain other transactions that Fairmount deemed relevant;

  8.
  reviewed an October 7, 2010 executed term sheet and a subsequent executed term sheet, dated November 4, 2010;

  9.
  reviewed a December 7, 2010 draft of the Merger Agreement, as well as drafts of ancillary legal documents concerning the Merger; and

  10.
  performed such other analyses and examinations and considered such other factors as Fairmount deemed appropriate.

        For purposes of Fairmount's analysis and opinion, Fairmount assumed and relied on, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the non-public information prepared and / or supplied by management or otherwise made available to, discussed with, or reviewed by Fairmount, and Fairmount assumes no liability therefor. With respect to the projected financial data and estimates relating to InfoLogix referred to above, Fairmount assumed that they were reasonably prepared on bases reflecting the best currently available information and good faith judgments of InfoLogix's management as to the future financial performance of InfoLogix. Fairmount expressed no view as to any projected financial data and estimates relating to InfoLogix or the assumptions on which they were based. The management of InfoLogix has assured Fairmount that they are not aware of any relevant information that has been omitted or remains undisclosed to Fairmount.

        For purposes of rendering Fairmount's opinion, Fairmount assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement will be true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that the Merger would be consummated in accordance with the terms set forth in the draft Merger Agreement without material modification, waiver or delay. Representatives of InfoLogix advised Fairmount, and Fairmount assumed, that the final terms of the Merger Agreement would not vary materially from those set forth in the draft reviewed by Fairmount. Fairmount also assumed that any modification to the structure of the Merger would not vary in any respect material to Fairmount's analysis or opinion. Fairmount further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger would be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on InfoLogix or the consummation of the Merger.

        Fairmount did not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities, contingent or otherwise, of InfoLogix, and Fairmount was not furnished with any such valuations or appraisals. Fairmount also did not evaluate the solvency or fair value of InfoLogix under any state or federal laws relating to bankruptcy, insolvency or similar matters. Fairmount's opinion was necessarily based upon information made available to Fairmount as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. It should be understood that subsequent developments may affect Fairmount's opinion and that Fairmount does not have any obligation to update, revise or reaffirm its opinion.

        Fairmount was not asked to, and Fairmount did not, express any opinion with respect to any matter other than the fairness, from a financial point of view, of the Merger Consideration to be received by holders of the outstanding Common Stock, other than Hercules, without regard to individual circumstances of specific holders of the Common Stock with respect to control, voting, tax or other rights or aspects which may distinguish such holders. Fairmount did not express any view on, and Fairmount's opinion did not address, any terms (other than the Merger Consideration to the extent expressly set forth in its opinion), aspects or implications of the Merger, including the form or structure of the Merger, the fairness of any consideration received in connection with the Merger by Hercules or by the holders of any other securities, creditors or other constituencies of InfoLogix, any terms, aspects or implications of any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger or as to the fairness of the amount or nature of any compensation to be paid or payable to any of the directors, officers or employees of any party, or any class of such persons, whether relative to the Merger Consideration or otherwise. Fairmount is not a legal, regulatory, accounting or tax expert and assumed the accuracy and completeness of assessments by InfoLogix and its advisors with respect to legal, regulatory, accounting and tax matters. Except as described above, InfoLogix imposed no other instructions or limitations on Fairmount with respect to the investigations made or the procedures followed by Fairmount in rendering its opinion. Fairmount's opinion does not address the relative merits of the Merger as compared to other business or financial strategies or transactions that might be available to InfoLogix or in which InfoLogix might engage, nor does it address the underlying business decision of InfoLogix to proceed with or effect the Merger.

        The following is a summary of the material qualitative and quantitative financial analyses that Fairmount reviewed with the Special Committee in connection with Fairmount's opinion, dated December 12, 2010. The following summary, however, does not purport to be a complete description of the analyses performed by Fairmount. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Fairmount. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before December 7, 2010 (three trading days prior to the delivery of the opinion by Fairmount to the Company's Special Committee), and is not necessarily indicative of current market conditions.

Qualitative Considerations Relating to Fairmount's Analysis

        In addition to the financial and historical stock price analyses in its opinion, Fairmount considered the following other key qualitative considerations and such factors have impacted Fairmount's financial analysis, as noted below:

  1.
  Based on internal analyses presented by the Company's management to Fairmount and its Board of Directors, the Company is estimated to require continual influx of external working capital through at least 2011 as currently structured as a standalone business to avoid becoming insolvent and ceasing to operate as a going concern;

  2.
  Given the magnitude and terms of its current debt, should the Company not consummate the Merger or, at the very least, restructure a significant amount of its current debt, InfoLogix may potentially be forced to materially restructure the business or seek protection, or be forced to enter, Chapter 11 or Chapter 7 proceedings under the U.S. Bankruptcy Code. Should either circumstance occur, there is a substantial risk that the holders of shares of InfoLogix's common stock may potentially receive limited to no value in respect of such shares. A material restructuring of the business (should this option be considered by the Company), would carry substantial execution and financial risk, and capital costs;

  3.
  The Company, through the year-to-date 2010 period ending September, continues to be unprofitable from an EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization) and net income standpoint;

  4.
  Since January / February 2009, the Company has been seeking various financing and strategic alternatives, none of which have materialized into a transaction; and

  5.
  The Company, now traded on the over-the-counter service operated by Pink OTC Markets Inc., has low float and trading volume, and will likely continue to experience significant fluctuations in stock price and illiquidity, due to relatively limited institutional and other investor activity, and will likely continue to find it difficult to raise additional capital.

        As InfoLogix has been and remains unprofitable, and due to uncertainty in any forward projections of the Company due to current capital constraints and risks, Fairmount relied on Enterprise Value / LTM Net Sales multiples, based on the last four quarters of reported Company financial performance, in its financial analyses. It should be noted that a methodology that would factor in EBIT or EBITDA calculations (measures of operating profits or losses) would likely result in a significant discount from these calculated valuations, as the Company has been, and remains, unprofitable.

Overview of Valuation and Other Relevant Analyses

        The financial analyses summarized below include information presented in tabular format. In order to fully understand Fairmount's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Fairmount's financial analyses. In connection with preparing its opinion regarding the fairness, from a financial point of view, of the Merger Consideration to be received by holders of the outstanding Common Stock, other than Hercules, pursuant to the Merger, Fairmount considered the following financial metrics, among others:

  1.
  Equity Value—generally the value as of a specified date of the relevant company's outstanding equity securities (taking into account its outstanding options and warrants and other convertible securities using the Treasury Stock Method of accounting);

  2.
  Enterprise Value—generally the value as of a specified date of the relevant company's outstanding equity securities (taking into account its outstanding warrants and other convertible securities using the Treasury Stock Method of accounting) plus the value of its minority interests plus the value as of such date of its net debt (the value of its outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet);

  3.
  Revenues—generally the amount of the relevant company's income received from normal course business activities, usually from the sale of goods and services to customers;

  4.
  EBITDA—generally the amount of the relevant company's earnings before interest, taxes, depreciation and amortization;

  5.
  EBIT—generally the amount of the relevant company's earnings before interest and taxes; and

  6.
  Net Income—generally the amount of the relevant company's revenue minus all of its expenses.

        Unless the context indicates otherwise, Equity Values and Enterprise Values used in the selected analyses described below were calculated using the closing price of the common stock of the selected companies listed below as of December 7, 2010, three trading days prior to the delivery of the opinion by Fairmount to the Special Committee.

Select Premiums Paid Analysis Based on Historical Stock Price

        Fairmount reviewed the historical trading prices of InfoLogix's Common Stock for the period beginning on December 7, 2006 and ended on December 7, 2010, and the (i) 52-week high and low, one-month high and one-month low, three-month high and three-month low, six-month high and six-month low, nine-month high and nine-month low historical trading prices for InfoLogix's Common Stock, (ii) average closing historical trading prices for InfoLogix's Common Stock for the one-month, three-month, six-month, nine-month and twelve month periods and (iii) high, low and average trading prices since the Company's delisting from the NASDAQ Stock Market on October 21, 2010. Fairmount also analyzed volume weighted average pricing ("VWAP") as part of its historical stock price analysis as InfoLogix is an illiquid stock which has been subject to spikes in trading volume. Application of the VWAP was intended to normalize the volatility of the stock, although it should also be noted that there were periods of unusual volume and spikes in share price that may reflect abnormal trading conditions and served to significantly increase the VWAP.

        In addition, Fairmount compared the Merger Consideration to the closing trading price of the InfoLogix Common Stock on December 7, 2010 of $1.80, to the above time periods. The analysis indicated that the Merger Consideration represents:

  1.
  A premium of 164.0% based on the closing price of $1.80 per share on December 7, 2010;

  2.
  A premium of 251.9% based on the low closing price since October 21, 2010 (NASDAQ delisting date) of $1.35 per share;

  3.
  A premium of 84.8% based on the high closing price since October 21, 2010 (NASDAQ delisting date) of $2.57 per share;

  4.
  A premium of 144.9% based on the average closing price since October 21, 2010 (NASDAQ delisting date) of $1.94 per share;

  5.
  A premium of 175.9% based on the one-month VWAP of $1.72 per share;

  6.
  A premium of 39.7% based on the three-month VWAP of $3.40 per share;

  7.
  A discount of 18.0% based on the six-month VWAP of $5.79 per share;

  8.
  A discount of 26.7% based on the nine-month VWAP of $6.48 per share;

  9.
  A discount of 28.0% based on the twelve-month VWAP (since December 16, 2009) of $6.60 per share;

  10.
  A premium of 251.9% based on the 52-week low price of $1.35 per share; and

  11.
  A discount of 55.7% based on the 52-week high price of $10.72 per share.

        Due to InfoLogix's current financial situation and recent significant fluctuations in its stock price and trading volume, Fairmount believes that, while the historical stock price analysis is important as a benchmark, it may not be a reliable measurement of the Company's intrinsic value. The combination of the Company's total float of approximately 1.9 million shares (due to concentrated equity ownership of Company officers and directors and its senior creditor, Hercules), its recent delisting from the NASDAQ Stock Market, absence of Wall Street-quality equity research coverage and its continued unprofitability, can, and has, led to significant volatility in InfoLogix's stock price. In cases such as this, Fairmount's experience is that trading prices can be disconnected or only weakly connected for periods of time from the valuation of a business based on analytical valuation metrics.

Select Public Comparable Companies Analysis

        Fairmount performed an analysis of comparable public companies to calculate implied Enterprise Value and Equity Value ranges per share of the Company's Common Stock on a sum-of-the-parts basis by adding together the estimated valuations for the Company's

  •
  third-party hardware resale business (consisting of the Company's commercial hardware only),

  •
  proprietary solutions business (consisting of the Company's healthcare hardware only), and

  •
  professional services business (consisting of software, managed services, professional services and warranty / maintenance services).

        Using publicly available information, Fairmount compared certain financial and operating information, ratios and valuation multiples for the Company with corresponding financial and operating information, ratios and valuation multiples for the following six third-party hardware resale companies that Fairmount deemed relevant to its analysis, five proprietary solutions companies that Fairmount deemed relevant to its analysis and six professional services companies that Fairmount deemed relevant to its analysis:

The comparable company universes comprised the following:

Third-party Resale Companies:	Proprietary Solutions Companies:	Professional Services Companies:

• Agilysys, Inc. • GTSI Corporation • Insight Enterprises, Inc. • ScanSource, Inc. • SoftChoice Corporation • TransNet Corporation	• Hill-Rom Holdings, Inc. • I.D. Systems, Inc. • Intermec, Inc. • Omnicell, Inc. • Zebra Technologies Corporation	• Accenture plc • Cap Gemini S.A. • CGI Group, Inc. • Cognizant Technology Solutions Corporation • Computer Task Group, Inc. • Perficient, Inc.

        For comparison purposes, the selected public companies were chosen by Fairmount because they were deemed to be reasonably comparable to InfoLogix, in the aggregate, each having one or more comparable aspects which included nature of business, revenue composition, size, diversification, financial performance and geographic concentration, among others. No specific numeric or other similar criteria were used to select the companies, and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. Fairmount identified a sufficient number of companies deemed adequate for purposes of its analysis, but may not have included all companies that might be deemed comparable to InfoLogix.

The select public comparable companies analysis indicated the following:

		LTM Enterprise Value / Net Sales Multiples
				Implied Enterprise Valuation		Implied Equity Valuation Per Share
	LTM Sept. 2010 Net Sales
Comparable Public Company Analysis		Median	Average	Median	Average	Average	Median
	($ in millions, except per share data)
No Discount Applied to Comparable Public Company Analysis:(1)
Net Sales:
Third-Party Hardware Resale	$13.3	0.1x	0.1x	$1.6	$2.0
Proprietary Solutions	14.2	1.3x	1.4x	18.9	19.2
Professional Services	34.7	1.1x	1.1x	37.1	37.5
Other	0.7	0.1x	0.1x	0.1	0.1
Total LTM Net Sales	$62.9			$57.7	$58.8	$3.58	$3.71
Merger Consideration						$4.75

Note: For purposes of its comparable company analysis, Fairmount applied the same multiple to "Other Net Sales" as it did to "Third-party Hardware Resale."

Note: Implied Enterprise and Equity Valuations based on (i) pro forma net debt, as of January 15, 2011, as provided by Company management and (ii) fully-diluted shares outstanding, as of January 15, 2011, as provided by Company management.

(1)
For purposes of its comparable public company analysis, Fairmount considered both a control premium and a liquidity and size discount, which, for purposes of this analysis, are assumed to offset one another.

        For purposes of the financial analyses, Fairmount relied upon InfoLogix's latest twelve months ("LTM") financial performance for the period ended September 30, 2010. In addition, due to the Company's lack of profitability, Fairmount's public comparable companies analysis focused exclusively on Enterprise Valuation / LTM Net Sales multiples derived from public comparable companies. Based on these multiples, Fairmount estimated implied Equity Value ranges per share of the Company's Common Stock based on LTM Net Sales, as provided by Company management, of $3.58 to $3.71.

        As a result of the Company's (i) relative operating margins, compared to its select public company peers, (ii) negative cash flows and prospective working capital funding requirements, (iii) current debt overhang, as a function of current and prospective cash flow, relative to its public company peers and most importantly, (iv) its significant risk of continuing to operate as a going concern, Fairmount believes it is appropriate to apply a discount to the above public comparable company Enterprise Value / LTM Net Sales multiples. Applying a 25.0% to 50.0% discount, deemed reasonable by Fairmount under such circumstances, to the public comparable company Enterprise Value / LTM Net Sales multiples, would imply an Equity Value range per share of (i) $1.84 to $1.93, per a discount of 25.0% and (ii) $0.10 to $0.16, per a discount of 50.0%.

        The companies utilized for comparative purposes in Fairmount's analysis were not identical to InfoLogix. As a result, Fairmount advised the Company that a complete valuation analysis cannot be limited to a quantitative review of the selected public companies, but also requires complex considerations and judgments concerning differences in financial performance, condition and expectations, as well as operating characteristics, risks and opportunities.

Precedent M&A Transactions Analysis

        Fairmount performed a precedent M&A transaction analysis to calculate implied Enterprise Values and Equity Value ranges per share of the Company's Common Stock on a sum-of-the-parts basis by adding together the calculated valuations for the Company's

  •
  third-party hardware resale business (consisting of the Company's commercial hardware only),

  •
  proprietary solutions business (consisting of the Company's healthcare hardware only), and

  •
  professional services business (consisting of software, managed services, professional services and warranty / maintenance services).

        Using publicly available information, Fairmount derived and compared certain multiples for the Company with corresponding multiples for the following 29 change of control or business combination transactions completed since 2004. The precedent M&A transactions, for each InfoLogix business line, are indicated below:

Third-party Resale Companies: (Target / Acquiror)	Proprietary Solutions Companies: (Target / Acquiror)	Professional Services Companies: (Target / Acquiror)

•       En Pointe Technologies, Inc. / Management Team

•       Zones, Inc. / Management Team

•       Calence, LLC / Insight Enterprises, Inc.

•       Optimus Solutions LLC / Softchoice Corporation

•       Software Plus, Inc. / Softchoice Corporation

•       SARCOM, Inc. / PC Mall Inc.

•       CDW Corporation / Madison Dearborn Partners

•       Innovativ Systems Design, Inc. / Agilysys Inc.

•       PC Wholesale Division of Insight Direct USA, Inc. / SYNNEX Corporation

•       Alternative Technology, Inc. / Arrow Electronics

•       Software Spectrum / Insight Enterprises

•       Criticare Systems, Inc. / Opto Circuits (India) Ltd.

•       Post Glover Lifelink (via Halma plc) / Metalrax Group plc

•       Hand Held Products, Inc. / Honeywell International

•       Radix International Corporation / Elecsys Corp.

•       Symbol Technologies, Inc. / Motorola Inc.

•       Metrologic Instruments, Inc. / Honeywell International

•       Enterasys Networks, Inc. / Tennenbaum Capital Partners, LLC; The Gores Group, LLC

•       PSC, Inc. / Datalogic SpA

•       Spacelabs Medical, Inc. / OSI Systems, Inc.

•       Delta Health Systems / InfoLogix Systems Corporation

•       First Consulting Group / Computer Sciences Corp.

•       Healthcare Informatics Associates, Inc. / InfoLogix Systems Corporation

•       Healthia Consulting, Inc. / Ingenix, Inc.

•       JJ Wild, Inc. / Perot Systems Corporation

•       Wellspring Partners LTD / Huron Consulting Group

•       DAOU Systems Inc. / Proxicom, Inc.

•       Capgemini NA Health Care Project and Consulting Practice / Accenture Ltd.

•       Superior Consultant Holdings Corp / Affiliated Computer Services

        Using publicly available information, Fairmount reviewed for each of these transactions the ratio of Enterprise Value, defined as total consideration, including the assumption of liabilities and residual cash when available, to LTM Net Sales and LTM EBITDA (although LTM EBITDA multiples were not utilized due to the unprofitable operations of the Company). The precedent M&A transaction analysis indicated the following:

		LTM Enterprise Value / Net Sales Multiples		Implied Enterprise Valuation		Implied Equity Valuation Per Share
	LTM Sept. 2010 Net Sales
Comparable Precedent M&A Transactions Analysis		Median	Average	Median	Average	Average	Median
	($ in millions, except per share data)
Including Professional Services Transactions:
Net Sales:
Third-Party Hardware Resale	$13.3	0.3x	0.4x	$3.5	$4.9
Proprietary Solutions	14.2	1.0x	1.3x	13.7	18.0
Professional Services	34.7	1.0x	1.0x	34.7	35.4
Other	0.7	1.0x	1.0x	0.7	0.7
Total LTM Net Sales	$62.9			$52.7	$59.1	$2.97	$3.74
Merger Consideration						$4.75
Excluding Professional Services Transactions:(1)
Net Sales:
Third-Party Hardware Resale	$13.3	0.3x	0.4x	$3.5	$4.9
Proprietary Solutions	14.2	1.0x	1.3x	13.7	18.0
Professional Services	34.7	1.0x	1.0x	34.7	33.7
Other	0.7	1.0x	1.0x	0.7	0.7
Total LTM Net Sales	$62.9			$52.7	$57.4	$2.97	$3.54
Merger Consideration						$4.75

Note: For purposes of its comparable precedent M&A analysis, Fairmount applied the same multiple to "Other Net Sales" as it did to "Third-party Hardware Resale."

Note: Implied Enterprise and Equity Valuations based on (i) pro forma net debt, as of January 15, 2011, as provided by Company management and (ii) fully-diluted shares outstanding, as of January 15, 2011, as provided by Company management.

(1)
Excludes InfoLogix's acquisitions of Healthcare Informatics Associates, Inc. and Delta Health Systems, Inc.

        As mentioned previously, due to the Company's lack of profitability historically, Fairmount's precedent M&A transactions analysis focused exclusively on LTM Net Sales. As such, Fairmount calculated implied Equity Value ranges per share of the Company's common stock based on LTM Net Sales, as provided by Company management, of (i) $2.97 to $3.74, including all professional services transactions and (ii) $2.97 to $3.54, excluding the Company's acquisitions of Healthcare Informatics Associates, Inc. and Delta Health Systems, Inc.

        Further, as a result of the implied Enterprise Value of the Merger and the Company's (i) relative size in terms of net sales and market capitalization, as compared to target companies in the precedent M&A transactions analysis, (ii) relative operating margins, as compared to select target companies in the precedent M&A transactions analysis, (iii) negative cash flows and prospective working capital funding requirements, (iv) current debt overhang, as a function of current and prospective cash flow, as compared to target companies in the precedent M&A transactions analysis s and most importantly, (v) its significant risk of continuing to operate as a going concern, Fairmount believes it is appropriate to apply a discount to the above precedent M&A transaction Enterprise Value / LTM Net Sales multiples. Applying a 25.0% to 50.0% discount, deemed reasonable by Fairmount under such circumstances, to the precedent M&A transaction Enterprise Value / LTM Net Sales multiples, would imply an Equity Value range per share of (i) $1.38 to $1.96, per a discount of 25.0% and (ii) ($0.21) to $0.18, per a discount of 50.0%. These discounted implied Equity Value ranges per share include all precedent M&A transactions, including the acquisitions by the Company of Healthcare Informatics Associates, Inc. and Delta Health Systems, Inc.

        No company or transaction utilized in this precedent transaction analysis is identical to the Company or the Merger. In evaluating the precedent M&A transactions, Fairmount made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of the Company, such as industry growth and the absence of any material change in the financial condition of the Company or industry or in the financial markets in general which could affect the public trading value of the companies and Enterprise Value and Equity Value of the transactions to which they are being compared.

Precedent M&A Premiums Paid Analysis

        Fairmount performed a precedent premiums-paid analysis to determine implied Equity Value ranges per share of the Company's common stock derived from premiums paid in previous relevant M&A transactions. Based on estimated premiums paid for shares of U.S.-based target companies, in the form of cash consideration only, over the last five years involving all closed transactions in healthcare and information technology ranging from $10 million to $1.5 billion in Enterprise Value, other than those transactions related to hostile offers, mergers of equals and sales out of bankruptcy, Fairmount determined estimated premiums based on the median stock price premiums for the one-day, seven-day and 30-day trading-day periods preceding the M&A transaction announcements, of 25.7%, 31.9% to 30.7%, respectively.

        Fairmount applied the (i) one-day implied stock price premium to the Company's December 7, 2010 closing stock price of $1.80, (ii) the seven-day implied stock price premium to the Company's November 29, 2010 closing stock price of $1.58 and (iii) the 30-day implied stock price premium to the Company's October 26, 2010 closing stock price of $2.14. This analysis indicated estimated implied Equity Values of $2.26, $2.08 and $2.80 per share, respectively. The following table summarizes Fairmount's analysis, as presented based on tiers of precedent M&A transaction Enterprise Values:

	Implied Premium %/ (Discount %) Prior to Announcement
Segmented by Enterprise Value	1-Day	7-Days	30-Days
Enterprise Valuations ($10 Million to $100 Million):
Average	35.5%	69.5%	49.9%
Median	40.1%	49.4%	59.1%
Enterprise Valuations ($100 Million to $500 Million):
Average	29.3%	30.8%	37.8%
Median	24.7%	29.2%	30.4%
Enterprise Valuations ($500 Million to $1.5 Billion):
Average	21.8%	21.1%	26.3%
Median	17.8%	16.9%	27.2%
All Transactions:
Count	23	23	23
Low	(4.7)%	5.4%	5.6%
High	72.4%	227.9%	102.7%
Average	28.6%	38.0%	37.4%
Median	25.7%	31.9%	30.7%
Closing Company Stock Price	$1.80	$1.58	$2.14
Implied Merger Consideration—Using Median Implied Premium	$2.26	$2.08	$2.80
Merger Consideration		$4.75

Discounted Cash Flow Analysis and Leveraged Buyout Analysis

        Fairmount neither utilized a discounted cash flow ("DCF") nor a leveraged buyout ("LBO") analysis as part of its opinion due to the following:

  1.
  Based upon the current uncertainties, including those noted above, plus unknown impacts to vendors, customers, employees and independent contractors, due to extended and continuing cash shortages, InfoLogix's management indicated that they were not in a position to provide forward financial models, which would be a pre-requisite for both DCF and LBO analyses;

  2.
  These analyses would require the assumption of significant additional cash infusions into the business as a standalone entity. There is a substantial possibility that such cash would not be available to the Company without significant restructuring;

  3.
  In discussions, InfoLogix's executive management and its Board of Directors have each indicated the likelihood of downsizing and restructuring the business should the Merger not materialize;

  4.
  Even upon restructuring, Fairmount believes there is a significant likelihood that the Company would be unable to support its debt as currently structured; and

  5.
  The factors above would likely make suspect any calculation of a weighted average cost of capital ("WACC"), terminal EBITDA multiple, or ongoing working capital requirements.

Conclusion

        Based on the information and analyses set forth above, Fairmount delivered its written opinion to the Special Committee, which stated that, as of December 12, 2010, based upon and subject to the assumptions made, matters considered, procedures followed and limitations on its review as set forth in the opinion, the Merger Consideration of $4.75 per share to be received in the Merger by holders of the outstanding Common Stock, other than Hercules, is fair, from a financial point of view, to such holders.

Miscellaneous

        The foregoing summary is not a complete description of Fairmount's opinion or the financial analyses performed and factors considered by Fairmount in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Fairmount arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Rather, Fairmount made its determination as to fairness, from a financial point of view, of the Merger Consideration to be received by holders of the outstanding Common Stock, other than Hercules, on the basis of its experience and professional judgment after considering the results of all such analyses. Accordingly, Fairmount believes that its analyses and this summary must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Fairmount's analyses and opinion.

        In performing its analyses, Fairmount considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of InfoLogix. No company, business or transaction used in the analyses is identical to InfoLogix or the Merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve numerous complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

        Fairmount prepared its analyses for the purpose of providing an opinion to InfoLogix's Special Committee as to the fairness, from a financial point of view, of the Merger Consideration, to be received by holders of the outstanding Common Stock, other than Hercules. The assumptions and estimates contained in Fairmount's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the assumptions and estimates used in, and the results derived from, Fairmount's analyses are inherently subject to substantial uncertainty.

        Fairmount was not requested to, and it did not, as part of its opinion, recommend the specific consideration payable in the Merger or that any given consideration constituted the only appropriate consideration. The type and amount of consideration payable in the Merger was determined through negotiation between InfoLogix and Parent and the decision to enter into the Merger Agreement was solely that of InfoLogix's Board of Directors. Fairmount's opinion and financial analyses were only one of many factors considered by InfoLogix's Special Committee in its evaluation of the Merger and should not be viewed as determinative of the views of the Special Committee or management with respect to the Merger or the Merger Consideration.

        As part of its investment banking business, Fairmount is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, business recapitalizations, private placements and for other purposes. The Special Committee determined to use the services of Fairmount for a fairness opinion because it is a reputable investment banking firm that has experience in similar matters and is familiar with the Company. Under the terms of the Engagement Letter dated November 22, 2010, the Company has agreed to pay Fairmount a fee of $250,000 in connection with the preparation and issuance of its opinion: $125,000 in cash was due upon executing the engagement letter and the remaining $125,000 in cash was due when Fairmount notified the Company that it had substantially completed the work that, in its determination, is appropriate to prepare it to render its written opinion. Given the Company's cash flow constraints, however, the entire fee will be paid at the Effective Time. No portion of Fairmount's opinion fee is contingent upon either the conclusion expressed in the opinion or whether the Merger is successfully consummated.

        Furthermore, Fairmount is entitled to be paid additional fees at Fairmount's standard daily rates for any time incurred in reviewing or assisting in the preparation of any information statement materials or other SEC filings or documents associated with the Merger, or any other future activities related to Fairmount's opinion. The Company has also agreed to reimburse Fairmount for its out-of-pocket expenses and reasonable fees and expenses of counsel, consultants, and advisors retained by Fairmount, incurred in connection with the engagement, and to indemnify and hold harmless Fairmount and its affiliates and any other person, director, employee or agent of Fairmount or any of its affiliates, or any person controlling Fairmount or its affiliates, for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by Fairmount as financial advisor to the Special Committee. The terms of the fee arrangement with Fairmount, which InfoLogix and Fairmount believe are customary in transactions of this nature, were negotiated at arm's length.

        Prior to the engagement regarding the fairness opinion, InfoLogix retained Fairmount on December 21, 2005 to provide financial advisory services to the Company. The engagement was subsequently amended on June 14, 2006, August 17, 2006, November 13, 2006, June 18, 2007 and July 21, 2008. In January 2009, Fairmount's arrangement was again amended so that Fairmount would act as the Company's co-financial advisor with respect to the exploration of opportunities for various forms of financing. The engagement letter was again amended in August 2009 to engage Fairmount to opine as to the fairness from a financial point of view, of the consideration to be received by the stockholders in connection with a proposed transaction with Investor A, pursuant to which the Company paid Fairmount an initial fee of $50,000 for its engagement. On September 24, 2010, the Company entered into an amendment to its engagement letter with Fairmount where the Company agreed that Fairmount would act as the exclusive investment banker with regard to a potential transaction with either SWK or Investor C. The success fee on the closing of each of these transactions would be $350,000 or an aggregate of $700,000 if both transactions were consummated. If, however, both of the transactions were completed within six months of the date of the engagement letter, the aggregate total cash success fee would be reduced by $100,000. The September 24, 2010 amendment provides that, if Fairmount is hired to provide a fairness opinion for the SWK transaction, the success fee for that transaction would be reduced to $100,000. As such, the Company would owe Fairmount a success fee of $100,000 upon completion of the Merger.

        During the five years prior to rendering its opinion for the Merger, Fairmount has served, from time to time, as the Company's financial advisor and has received in aggregate, as payment, approximately $1.5 million in total retainers and net cash success fees. Those engagements were disclosed by Fairmount to the Special Committee in connection with the engagement of Fairmount by the Special Committee.

        Prior to its engagement, the following potential conflicts of interest were disclosed by Fairmount to the Company's executive management team and Special Committee:

  •
  Fairmount currently has a warrant to purchase 6,000 shares of Common Stock of the Company at a price of $1.8575 per share. Pursuant to the terms of the Merger, Fairmount's warrant will be cancelled in exchange for the product of (x) the Merger Consideration less the exercise price of the warrants and (y) the number of shares of Common Stock underlying the warrant, subject to Fairmount depositing a portion of its proceeds into an escrow fund for subsequent release.

  •
  Certain principals of Fairmount own 8,322 shares of Common Stock in their individual capacities and are eligible to receive their proportionate share of the Merger Consideration.

  •
  Fairmount is currently acting as financial advisor to the Company as part of the Merger, and stands to receive a success fee of $100,000 (as described above) upon consummation of the Merger, in addition to fees it will receive in rendering its opinion.

        Although Fairmount has, in the present or the past, provided advisory services to the Company from time-to-time, been a prospective investor in the Company and had principals with personal direct investments in the Company's Common Stock, the Special Committee determined that these ongoing and prior relationships with the Company would not affect Fairmount's ability to fulfill its obligations of impartiality and objectivity in rendering its opinion.

        Fairmount's internal Opinion Review Committee, which reviewed and approved the issuance of an opinion in accordance with Fairmount's internal policies, is comprised of individuals who have not been previously involved, in any capacity, with the prior financial advisory engagements and who have no security interests in the Company.

        The full text of Fairmount's written opinion, dated December 12, 2010, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Fairmount, is attached as Annex C to this information statement. You are urged to read this opinion carefully and in its entirety. Fairmount's opinion is directed to the Special Committee and addresses only the fairness, from a financial point of view, of the consideration to be received by the holders of shares of Common Stock, other than Hercules, pursuant to the Merger Agreement. The summary of the opinion of Fairmount set forth in this information statement is qualified in its entirety by reference to the full text of the opinion.

FUNDING OF THE MERGER

        The Merger is not conditioned on any financing arrangements. We estimate that the total amount of funds necessary to complete the Merger and the related transactions will be approximately $61.2 million. We expect, and Parent has provided representations and warranties to us in the Merger Agreement, that Parent and its subsidiaries, including Merger Sub, will have sufficient cash on hand or committed credit facilities with borrowing capacity necessary to fund this amount. This amount includes approximately $30.5 million of the Merger Consideration to be paid to InfoLogix's stockholders; $5.2 million to be paid to Hercules to purchase debt that is convertible into Common Stock, or to purchase the shares if Hercules converts the debt before closing; $1.4 million of consideration to be paid to InfoLogix's optionholders; $2.2 million to be paid to InfoLogix's warrant holders; and up to $21.9 million reflecting outstanding indebtedness of InfoLogix that will be paid off or purchased in connection with the Merger, which indebtedness includes approximately $7.4 million in aggregate indebtedness of the Company for earnout payments and outstanding indebtedness related to prior acquisitions that will be paid off and the remaining approximately $14.5 million of consideration that will be used to purchase from Hercules all of the outstanding indebtedness owed by the Company to Hercules (which amount is less than such outstanding indebtedness of the Company to Hercules).

ACCOUNTING TREATMENT OF MERGER

        The Merger will be accounted for as a "purchase transaction" for financial accounting purposes.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO OUR STOCKHOLDERS

        The following is a summary of the material United States federal income tax consequences of the Merger to United States Holders (as defined below) of our Common Stock. This summary is based on the Internal Revenue Code of 1986, as amended, referred to as the "Code" in this information statement, regulations promulgated under the Code, administrative rulings and pronouncements issued by the Internal Revenue Service ("IRS") and court decisions now in effect. All of these authorities are subject to change, possibly with retroactive effect so as to result in tax consequences different from those described below. We have not sought any ruling from the IRS with respect to statements made and conclusions reached in this discussion, and the statements and conclusions in this information statement are not binding on the IRS or any court. We can provide no assurances that the tax consequences described below will not be challenged by the IRS or will be sustained by a court if so challenged.

        This summary does not address all of the United States federal income tax consequences that may be applicable to a particular holder of our Common Stock. In addition, this summary does not address the United States federal income tax consequences of the Merger to United States Holders of our Common Stock who are subject to special treatment under United States federal income tax laws, including, for example, banks and other financial institutions, insurance companies, tax-exempt investors, United States expatriates, dealers in securities, traders in securities who elect the mark-to-market method of accounting for their securities, regulated investment companies, mutual funds, real estate investment trusts, holders who hold their Common Stock as part of a hedge, straddle or conversion transaction, holders whose functional currency is not the United States dollar, holders who acquired our Common Stock through the exercise of employee stock options or other compensatory arrangements, holders who are subject to the alternative minimum tax provisions of the Code and holders who do not hold their shares of our Common Stock as "capital assets" within the meaning of Section 1221 of the Code.

        For purposes of this summary, a "United States Holder" means a beneficial owner of Common Stock that is, for United States federal income tax purposes: (a) an individual who is a citizen or resident of the United States; (b) a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in the United States or under the laws of the United States or any state thereof or the District of Columbia; (c) an estate, the income of which is subject to United States federal income taxation regardless of its source; or (d) a trust if (i) a court within the United States is able to exercise primary supervision over its administration and (ii) one or more United States persons has the authority to control all of the substantial decisions of the trust. Accordingly, this discussion does not address the United States federal income tax consequences to any holder of our Common Stock who or which, for United States federal income tax purposes, is not a United States Holder, such as a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust. In addition, this discussion does not address United States federal estate or gift tax consequences of the Merger, or the tax consequences of the Merger under state, local or foreign tax laws.

        If a partnership or other pass-through entity (including any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of our Common Stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the United States federal income tax consequences of the Merger.

        This summary is provided for general information purposes only and is not intended as a substitute for individual tax advice. Each holder of our Common Stock should consult the holder's tax advisor as to the particular tax consequences of the Merger to such holder, including the application and effect of any state, local, foreign or other tax laws and the possible effect of changes to such laws.

Exchange of Common Stock for Cash

        Generally, the Merger will be taxable to United States Holders of our Common Stock for United States federal income tax purposes. A United States Holder of our Common Stock receiving cash pursuant to the Merger or pursuant to the exercise of Appraisal Rights generally will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference between the amount of cash received and the United States Holder's adjusted tax basis in our Common Stock surrendered. Any such gain or loss generally will be capital gain or loss if our Common Stock is held as a capital asset at the Effective Time of the Merger. Any capital gain or loss will be taxed as long-term capital gain or loss if the United States Holder has held our Common Stock for more than one year prior to the Effective Time of the Merger. If the United States Holder has held our Common Stock for one year or less prior to the Effective Time of the Merger, any capital gain or loss will be taxed as short-term capital gain or loss. Currently, most long-term capital gains for non-corporate taxpayers are taxed at a maximum federal tax rate of 15%. This 15% rate is scheduled to expire at the end of 2010, at which time, unless the law is changed, the maximum rate on long-term capital gain generally will increase to 20% for non-corporate taxpayers. If the Merger does not occur until after December 31, 2010, which is currently expected, the higher rates will apply to any long term capital gain recognized. The deductibility of capital losses is subject to certain limitations. If a United States Holder acquired different blocks of our Common Stock at different times and different prices, such holder must determine the adjusted tax basis and holding period separately with respect to each such block of our Common Stock.

Information Reporting and Backup Withholding

        Generally, United States Holders of our Common Stock will be subject to information reporting on the cash received pursuant to the Merger unless such a holder is a corporation or other exempt recipient. In addition, under the United States federal backup withholding tax rules, the paying agent will be required to withhold a percentage of all cash payments to which a holder of Common Stock is entitled in connection with the Merger unless such holder provides on a Form W-9 (or appropriate substitute form) a tax identification number and a certification under penalties of perjury that such holder is a United States person, that the tax identification number is correct, and that no backup withholding is otherwise required, and otherwise complies with the backup withholding rules. The current back-up withholding rate is 28%. The back-up withholding rate is scheduled to increase to 31% after 2010, unless the law is changed. Each United States Holder of our Common Stock should complete and sign the Form W-9 (or appropriate substitute form) included as part of the letter of transmittal and return it to the paying agent, in order to certify that the United States Holder is exempt from backup withholding or to provide the necessary information to avoid backup withholding. Backup withholding is not an additional tax. Any amount withheld from a payment to a United States Holder of Common Stock under these rules will be allowed as a credit against such holder's United States federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished timely to the IRS.

Non-United States Holders

        Any gain or loss recognized by a non-United States holder upon the receipt of cash in the Merger generally will not be subject to United States federal income tax unless:

  •
  the gain is effectively connected with a trade or business of the non-United States holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-United States holder);

  •
  the non-United States holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

  •
  the non-United States holder owned (actually or constructively) more than 5% of our Common Stock at any time during the five years preceding the Merger, and we are or have been a "United States real property holding corporation" for United States federal income tax purposes, which we do not expect to be the case.

        An individual non-United States holder whose gain is effectively connected with the conduct of a trade or business in the United States will be subject to tax on such gain in the same manner as a United States holder. In addition, a non-United States holder that is a corporation may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) on such effectively connected gain.

        Information reporting and, depending on the circumstances, backup withholding will apply to the cash received in the Merger, unless the beneficial owner certifies under penalty of perjury on a Form W-8BEN or other applicable form that it is a non-United States holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code) or such owner otherwise establishes an exemption. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-United States holder's United States federal income tax liability, if any, provided that such non-United States holder furnishes the required information to the Internal Revenue Service in a timely manner.

        HOLDERS OF OUR COMMON STOCK ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER

        Members of our Board of Directors and our officers have various interests, either directly or indirectly, in the Merger described in this section that are different from, or in addition to, the interests of InfoLogix and our stockholders generally.

Treatment of Options

        The Merger Agreement and the contribution agreements provide that each Company stock option listed below to purchase our Common Stock granted under any Company equity compensation plan ("Options"), that is outstanding and unexercised immediately prior to the Effective Time of the Merger will be cancelled and exchanged for a cash payment equal to the product of (i) the excess of the Merger Consideration over the exercise price of the Option and (ii) the number of shares of Common Stock subject to such Option (the "Option Consideration"):

  •
  Options held by three of the Company's executive officers; and

  •
  vested Options that are held by two members of the Company's Board of Directors.

        The vesting of the Options held by the three executive officers will be accelerated immediately prior to the Effective Time of the Merger. All other outstanding and unexercised Options will be cancelled and will receive no payment. If the Effective Time occurs before January 26, 2011, none of the Options that will be cancelled are both vested and "in the money."

        Pursuant to the InfoLogix 2006 Equity Compensation Plan, as amended (the "Option Plan"), the committee designated by the Board of Directors to administer the Option Plan (i.e., the Compensation Committee) (the "Committee") has discretion to terminate, in the event of a proposed merger, all or a portion of the outstanding Options, effective upon the closing of the merger, if it determines that such termination is in the best interests of the Company. Further, the Committee may in its discretion accelerate, in whole or in part, the date on which any or all Options become exercisable or vested.

        The table below provides information as of December 6, 2010 for the following directors and executive officers of the Company: (a) the aggregate number of shares of Common Stock subject to vested Options that are "in the money"; (b) the value of such vested Options on a pre-tax basis, calculated by multiplying (i) the excess, if any, of the Merger Consideration over the respective per share exercise prices of those Options by (ii) the number of shares of Common Stock subject to those Options; (c) the aggregate number of unvested Options that will vest at the Effective Time of the Merger; and (d) the value of those unvested Options on a pre-tax basis, calculated by multiplying (i) the excess, if any, of the Merger Consideration over the respective per share exercise prices of those Options by (ii) the number of shares of Common Stock subject to those Options. The information in the table assumes that all currently outstanding Options will remain outstanding immediately prior to the Effective Time of the Merger.

	Vested Options ("in the money")		Options that Will Vest as a result of the Merger
Names	Shares	Value($)	Shares	Value($)
Executive Officers:
David T. Gulian	0	$0	440,000	$1,034,000
John A. Roberts	0	$0	80,000	$188,000
Eric N. Rubino	0	$0	80,000	$188,000
Directors:
Thomas C. Lynch	4,166	$9,790.10	0	$0
Thomas O. Miller	4,166	$9,790.10	0	$0

Treatment of Warrants

        Pursuant to the contribution agreements entered into with certain contributors and the purchase and sale agreement entered into with Hercules, at the Effective Time, each warrant, except for two warrants that are currently "out of the money," ("Warrants") to purchase shares of Common Stock that is outstanding and unexercised immediately prior to the Effective Time will be cancelled in exchange for an amount equal to the product of (i) the total number of shares of Common Stock subject to such Warrant and (ii) the amount in cash of the excess, if any, of the Merger Consideration over the exercise price per share of Common Stock subject to such Warrant, less any applicable withholdings (the "Warrant Consideration"). From and after the Effective Time, any Warrant shall not longer be exercisable and shall only entitle the holder to Warrant Consideration.

        The table below provides information as of December 6, 2010 for the following executive officer of the Company: (a) the aggregate number of shares of Common Stock subject to warrants; and (b) the value of such warrants on a pre-tax basis, calculated by multiplying (i) the excess, if any, of the Merger Consideration over the respective per share exercise prices of those Warrants by (ii) the number of shares of Common Stock subject to those Warrants. The information in the table assumes that all currently outstanding Warrants will remain outstanding immediately prior to the Effective Time of the Merger.

	Warrants
Names	Shares	Value($)
Executive Officers:
David T. Gulian	30,000	$86,775

Hercules' Debt and Other Indebtedness

        In addition to the Voting Agreement, Hercules entered into a purchase and sale agreement with Parent, which addresses the treatment of all outstanding debt owed by the Company to Hercules and Hercules' outstanding warrant to purchase shares of Common Stock. Pursuant to the purchase and sale agreement, Hercules would receive a total of $19.7 million in consideration for the outstanding debt (which total amount is less than the outstanding indebtedness of the Company to Hercules and includes approximately $5.2 million for the payment of debt that is convertible into shares of Common Stock) less certain deductions in full satisfaction of the Company's outstanding debt owed to Hercules. Parent would be substituted in place of Hercules under the Amended Loan Agreement, as amended.

        Additionally, Hercules would be required to deposit a portion of the proceeds it receives under the purchase and sale agreement into an escrow fund for subsequent release as described below. The purchase and sale agreement also permits Hercules to convert certain obligations currently outstanding into shares of Common Stock.

        In addition, the payment of approximately $7.4 million of indebtedness of the Company for earnout obligations and certain indebtedness related to past acquisitions of the Company would be satisfied at the Effective Time.

Employment Agreements

        In connection with the effectiveness of the Merger, Parent will enter into employment agreements (each an "Employment Agreement") with David T. Gulian, the Company's current Chief Executive Officer and Eric N. Rubino, the Company's current Chief Operating Officer. The Company expects to enter into a retention agreement with John A. Roberts, the Company's current Chief Financial Officer, prior to the Effective Time of the Merger.

        Mr. Gulian's Employment Agreement will provide that he will be employed by the Company as its President on an "at-will" basis. Mr. Gulian will be paid an annual base salary of $400,000, an annual incentive cash bonus based on the achievement of certain performance targets and a car allowance of $1,500 per month. He will also receive an award of 4,200 restricted share units entitling Mr. Gulian to shares of common stock of Parent at the end of the vesting period. These restricted share units will vest 50% on the first anniversary of the date of the Employment Agreement and 50% on the second anniversary. Mr. Gulian will also participate in Parent's other benefit plans including its long-term incentive plan, and be entitled to receive annual equity awards in the form of restricted share units or stock options as part of his annual compensation package. If Mr. Gulian is terminated by the Company for a reason other than "Cause" ("Cause" being defined to include, among other things, willful and continuous failure to substantially perform his duties after notice of such failure, conviction of a felony or any crime involving dishonesty, fraud or moral turpitude, and/or breach of the restrictive covenants in the Employment Agreement) or resigns for "Good Reason" ("Good Reason" being defined to include, among other things, reduction of compensation and/or relocation), he will be entitled to a cash severance payment of $400,000. Under the terms of the Employment Agreement, Mr. Gulian will be subject to a non-competition covenant that restricts his ability to engage in any business competitive with the Company in the United States during the term of his employment the Company and for a period of twelve months following the termination of his employment for Cause or resignation other than for Good Reason. Mr. Gulian would also be subject to standard confidentiality restrictions and, for the non-competition period, a non-solicitation covenant.

        Mr. Rubino's Employment Agreement will be substantially identical to that of Mr. Gulian, except that he will be employed as the Chief Operating Officer of the Company, paid an annual salary of $275,000, receive an award of 2,000 restricted stock units, and be entitled to severance in the amount of $275,000 for termination of his employment in certain circumstances.

        Mr. Roberts' Retention Agreement, the form and content of which are in the process of being discussed and agreed, is expected to provide for Mr. Roberts to receive compensation based upon an annualized salary of $250,000, a cash bonus of $50,000 if he remains employed by the Company for at least six months after the Effective Date of the Merger, and for severance equivalent to one-year's salary for termination of employment in certain circumstances other than by the Company for cause.

Director and Officer Exculpation, Indemnification and Insurance

        Our Certificate of Incorporation and By-laws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the DGCL, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders' or directors' resolution or by contract. Any repeal or modification of these provisions approved by our stockholders will be prospective only, and will not adversely affect any limitation on the liability of our directors or officers existing as of the time of such repeal or modification.

        We have also entered into an Indemnification Agreement with each of Mark S. Denomme, Manuel A. Henriquez and Roy Y. Liu, who are members of our Board of Directors. Pursuant to the Indemnification Agreements, we have agreed to indemnify Messrs. Denomme, Henriquez and Liu to the fullest extent permitted under Delaware law against all expenses, judgments, costs, fines and amounts paid in settlement actually incurred by them in connection with any civil, criminal, administrative or investigative action brought against them by reason of their relationship with us. The Indemnification Agreements provide for indemnification rights regarding third-party claims and in certain circumstances, proceedings brought by or in the right of the Company. In addition, the Indemnification Agreements provide for the advancement of expenses incurred in connection with any proceeding covered by the Indemnification Agreement as permitted by Delaware law. The Indemnification Agreements are our direct contractual obligations in favor of the directors and officers. Therefore, in the event that the Certificate of Incorporation or By-laws are subsequently changed to reduce the scope of indemnification, Messrs. Denomme, Henriquez and Liu will not be affected by such changes.

        Under the Merger Agreement, all rights to indemnification by InfoLogix in favor of its current and former officers and directors, as provided in the Certificate of Incorporation, By-laws or Indemnification Agreements of InfoLogix, will survive and remain in full force and effect after the Effective Time of the Merger for a period of not less than six years.

        Pursuant to the Merger Agreement, for a period of six years following the Effective Time, the Company will maintain in effect policies of directors' and officers' liability insurance or a six-year tail insurance policy covering the persons who are covered by InfoLogix's existing directors' and officers' liability insurance policies for events that occur prior to the Effective Time and providing coverage at least as favorable, in the aggregate, as such existing policies. Parent has guaranteed these obligations of the Company.

Potential Payments upon a Termination or Change of Control

        Previously, we entered into severance agreements with our Chief Executive Officer and Chief Financial Officer and an employment agreement with our Chief Operating Officer that provides certain benefits to them if they are terminated in connection with a change of control of the Company. The Merger will be considered a change of control of the Company for the purposes of the severance agreements and the employment agreement.

        The entry by our Chief Executive Officer and Chief Operating Officer of new employment agreements with the Company is a condition to the consummation of the Merger. Upon execution of the employment agreements by our Chief Executive Officer and our Chief Operating Officer, their applicable severance or employment arrangement will no longer be effective. Although our Chief

Financial Officer is expected to enter into a new employment agreement with the Company effective upon the consummation of the Merger, this employment agreement is not a condition to the consummation of the Merger. If our Chief Financial Officer does not enter into a new employment agreement with the Company that supersedes his existing severance agreement and he is terminated in connection with the Merger, he will be eligible for the benefits described below:

        If following the occurrence of a "Change of Control" of InfoLogix, which is defined to include the Merger:

  •
  our Chief Financial Officer is not offered employment by the surviving corporation;

  •
  within one year after the Change of Control, our Chief Financial Officer is terminated by the surviving corporation for a reason other than for "Cause" ("Cause" being defined to include, among other things, embezzlement, indictment for fraud, gross incompetence (after 15 days' notice specifying the applicable deficiencies), and disclosure of our confidential information) or other than due to our Chief Financial Officer's disability; or

  •
  within one year after the Change of Control, our Chief Financial Officer terminates his employment with the surviving corporation for "Good Reason," after having provided the surviving corporation with written notice that he believes he has the right to terminate for Good Reason and the successor has failed to eliminate the Good Reason within 15 days of the notice ("Good Reason" being defined to include, among other things, demotion, reduction of compensation, and/or relocation), and, provided that our Chief Financial Officer signs a full release in our favor, then:

  •
  we will pay him any accrued but unpaid salary and vacation, as well as severance of (a) his annual base salary in effect as of the date of his termination plus (b) an amount equal to his maximum annual cash bonus at the rate in effect on the termination date, which severance amount would be approximately $220,500.

        Messrs. Gulian, Rubino and Roberts have a right to receive a transaction-related bonus to be paid in cash by Hercules and the contributors on the third anniversary of the Effective Time of the Merger, up to an amount of $300,000, $100,000 and $100,000, respectively.

Special Committee Fees

        Each of the three members of the Special Committee is entitled to be paid $750 for each special committee meeting attended.

Ancillary Agreements

        In connection with the cash-out of their warrants and/or options or satisfaction of our payment obligations at the Effective Time of the Merger, certain parties (including certain of our officers, directors and stockholders), or contributors, would enter into contribution and escrow agreements. The contribution agreements, among other things, describe the manner for the cash-out of warrants and options held by the contributors, the satisfaction of earnout payments and indebtedness owed to certain contributors and the funding of the escrow from the proceeds received by such contributors. Hercules is also a party to the Escrow Agreement.

FORM OF THE MERGER

        Subject to the terms and conditions of the Merger Agreement and in accordance with the DGCL, at the Effective Time of the Merger, Merger Sub will merge with and into InfoLogix, with InfoLogix continuing as the surviving corporation, wholly owned by Parent. The time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware will be the Effective Time of the Merger.

 CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES

        The conversion of our Common Stock into the right to receive the per share Merger Consideration in cash, without interest and less any required withholdings, will occur automatically at the Effective Time. Promptly after the Effective Time, the paying agent will send a letter of transmittal to each holder of record of InfoLogix Common Stock. The letter of transmittal will contain instructions for obtaining the Merger Consideration in exchange for shares of Common Stock. Stockholders should not return stock certificates before receiving the letter of transmittal.

        In the event of a transfer of ownership of our Common Stock that is not registered in the records of our transfer agent, the Merger Consideration for shares of Common Stock may be paid to a person other than the person in whose name the certificate so surrendered is registered if:

  •
  the certificate is accompanied by all documents reasonably requested by Parent to evidence and effect the transfer; and

  •
  the person requesting such payment (a) pays any transfer or other taxes resulting from the payment to a person other than the registered holder of the certificate or (b) establishes that the tax has been paid or is not applicable.

        The Merger Consideration paid upon conversion of the shares of Common Stock will be issued in full satisfaction of all rights relating to the shares of Common Stock.

        If your shares of Common Stock are held in "street name" by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your "street name" shares of Common Stock in exchange for the per share Merger Consideration. The payment for options and warrants will be made pursuant to the terms of the applicable contribution agreement, in the case of the contributors, or the purchase and sale agreement, in the case of Hercules.

REGULATORY APPROVALS REQUIRED FOR THE MERGER

        Other than the expiration of 20 days from the mailing of this information statement to InfoLogix's stockholders and the filing of a Certificate of Merger with the Secretary of State of the State of Delaware, there are no material federal, state or foreign regulatory requirements, approvals or filings required for the completion of the Merger that have not been obtained.

CERTAIN EFFECTS OF THE MERGER

        If the Merger is completed, InfoLogix will become a wholly owned subsidiary of Parent and the InfoLogix Common Stock will cease to be quoted on the OTCQB tier of the Pink OTC Markets and will not be publicly traded. In addition, upon consummation of the Merger, the registration of our Common Stock and our reporting obligations with respect to our Common Stock under the Exchange Act will be terminated upon application to the SEC.

        InfoLogix's Common Stock is currently registered under the Exchange Act. Such registration may be terminated upon application of InfoLogix to the SEC if the shares of Common Stock are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Common Stock under the Exchange Act would substantially reduce the information required to be furnished by InfoLogix to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to InfoLogix, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of InfoLogix and persons holding "restricted securities" of InfoLogix to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired or eliminated. In addition, if the registration of InfoLogix's Common Stock is terminated, InfoLogix will no longer be subject to certain provisions of the Sarbanes-Oxley Act of 2002 or the liability provisions of the Exchange Act with respect to InfoLogix's Common Stock. We intend and will cause InfoLogix to terminate the registration of the Common Stock under the Exchange Act as soon after consummation of the Merger as the requirements for termination of registration are met.

        Upon consummation of the Merger, you will cease to have rights as a stockholder, other than your right to either receive the per share Merger Consideration or to exercise your appraisal rights, and you will no longer have any interest in any of our future earnings or growth, if any.

PAST CONTACTS WITH PARENT AND MERGER SUB

        Other than with respect to negotiations related to the Merger as described in "The Merger—Background of the Merger" on page 14 of this information statement, there have not been any other negotiations, transactions or material contacts with Parent or Merger Sub during the last two (2) years.

THE MERGER AGREEMENT

        This section of this information statement describes the material terms of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A to this information statement and is incorporated into this information statement by reference. We urge you to read the full text of the Merger Agreement because it is the legal document that governs the Merger. We have included this description of the Merger Agreement to provide you with information regarding its terms. We have not provided this description to provide you with any other factual information about us. You can find such factual information elsewhere in this information statement and in the public filings we make with the SEC, as described in the section entitled "Where You Can Find More Information" below. Capitalized terms not herein defined have the meanings ascribed to them in the Merger Agreement.

Explanatory Note Regarding the Merger Agreement

        The Merger Agreement has been included to provide investors and our stockholders with information regarding its terms. It is not intended to provide to any person not a party thereto any other factual information about the Company. The Merger Agreement contains representations and warranties of the Company, Merger Sub and Parent, negotiated between the parties and made as of specific dates solely for purposes of the Merger Agreement, including setting forth the respective rights of the parties with respect to their obligations to complete the Merger. This description of the representations and warranties is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company's public disclosures. As a result, no person should rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent or Merger Sub or any of their respective subsidiaries or affiliates.

The Merger

        At the Effective Time of the Merger, upon the terms and subject to the satisfaction or waiver of the conditions of the Merger Agreement and in accordance with the DGCL, Merger Sub will merge with and into InfoLogix, the separate corporate existence of Merger Sub shall cease and InfoLogix shall be the surviving corporation of the Merger. As of the Effective Time of the Merger, the certificate of incorporation of the surviving corporation shall be amended and restated to read in its entirety as set forth on Exhibit B to the Merger Agreement. Additionally, the by-laws of the surviving corporation shall be amended and restated to read in its entirety as set forth on Exhibit C to the Merger Agreement. The directors of Merger Sub immediately prior to the Effective Time of the Merger will, from and after the Effective Time of the Merger, be the directors of the surviving corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal. The officers of Merger Sub immediately prior to the Effective Time of the Merger will, from and after the Effective Time of the Merger, be the officers of the surviving corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

When the Merger Becomes Effective

        The Company and Merger Sub will file a certificate of merger ("Certificate of Merger") with the Secretary of State of the State of Delaware as soon as practicable following the date on which the last of the conditions to the closing of the Merger described under "The Merger Agreement—Conditions to the Merger" beginning on page 66 have been satisfied or waived (other than the conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the fulfillment or waiver of those conditions). The Merger will become effective at the time the Certificate of Merger is duly filed with the Secretary of State or at some later date agreed upon by Parent and the Company and specified in the Certificate of Merger.

Consideration to be Received Pursuant to the Merger

Conversion of our Common Stock

        The Merger Agreement provides that each share of our Common Stock issued and outstanding immediately prior to the Effective Time of the Merger, except those shares owned by the Company as treasury stock or by Parent or Merger Sub, or shares held by stockholders who are entitled to and who properly exercise, and do not withdraw or lose, appraisal rights under Section 262 of the DGCL, will be cancelled and converted automatically into the right to receive the Merger Consideration, without interest and less any required withholdings. After the Effective Time of the Merger, each holder of a certificate representing any shares of our Common Stock (other than shares for which appraisal rights have been properly demanded and perfected under Section 262 of the DGCL) will no longer have any rights with respect to the shares, except for the right to receive the Merger Consideration. All shares of Common Stock that have been converted into the right to receive the Merger Consideration, and all shares of Common Stock owned by the Company as treasury stock or by Parent or Merger Sub, will be automatically cancelled and cease to exist.

Treatment of Options

        The Merger Agreement and the contribution agreements provide that prior to the Effective Time, InfoLogix will take all actions necessary to provide that each of the following Options to purchase shares of Common Stock pursuant to the Company's Option Plan outstanding immediately prior to the Effective Time, will be cancelled and terminated and converted at the Effective Time into the right to receive a cash amount equal to the Option Consideration for each share of Common Stock then subject to the Option (without interest and less applicable withholdings):

  •
  Options held by three of the Company's executive officers; and

  •
  vested Options that are held by two members of the Company's Board of Directors.

        The vesting of Options held by the three executive officers will be accelerated immediately prior to the Effective Time of the Merger. All other outstanding and unexercised stock options will be cancelled and will receive no payment. If the Effective Time occurs before January 26, 2011, none of the Options that will be cancelled are both vested and "in the money."

        Pursuant to the Option Plan, the Committee that administers the Option Plan has discretion to terminate, in the event of a proposed merger, all or a portion of the outstanding Options, effective upon the closing of the merger, if it determines that such termination is in the best interests of the Company. Further, the Committee may in its discretion accelerate, in whole or in part, the date on which any or all Options become exercisable or vested. Option Consideration means, with respect to each share of Common Stock under a particular Option, an amount equal to (i) the per share Merger Consideration, less (ii) the exercise price payable in respect of each share of Common Stock under such Option.

Treatment of Warrants

        Pursuant to the contribution agreements entered into with certain contributors and the purchase and sale agreement entered into with Hercules, at the Effective Time, each Warrant, except for two warrants that are currently "out of the money," that was outstanding and unexercised immediately prior to the Effective Time will be converted into the right of the holder thereof to receive an amount equal to the Warrant Consideration. Warrant Consideration means the product of (i) the total number of shares of Common Stock subject to such Warrant and (ii) the amount in cash of the excess, if any, of the Merger Consideration over the exercise price per share of Common Stock subject to such Warrant, less any applicable withholdings. From and after the Effective Time, any Warrant shall no longer be exercisable and shall only entitle the holder to Warrant Consideration.

Procedures for Receiving Merger Consideration

        At the Effective Time of the Merger, Parent will deposit, or cause to be deposited, with a bank or trust company chosen to act as paying agent for the transaction cash sufficient to pay our stockholders (except those shares held by any of our stockholders who are entitled to and who properly exercise, and do not withdraw or lose, appraisal rights under Section 262 of the DGCL, shares owned by the Company as treasury stock or by Parent or Merger Sub) the aggregate Merger Consideration to which they are entitled under the Merger Agreement. The Merger Consideration will be payable upon the due surrender of the certificates ("Certificates") that represented our Common Stock as promptly as reasonably practicable after the Effective Time of the Merger, or uncertificated shares of Common Stock ("Uncertificated Shares"). The cash deposited pursuant to the foregoing is referred to as the "Payment Fund."

        Within two business days after the Effective Time of the Merger, Parent will cause the paying agent to mail to each record holder of our Common Stock a letter of transmittal and instructions for use in effecting the surrender of Certificates or Uncertificated Shares in exchange for the Merger Consideration. Each stockholder will be entitled to receive the appropriate Merger Consideration upon surrendering to the paying agent such stockholder's Certificates or Uncertificated Shares, together with a properly executed letter of transmittal and any other documents reasonably required by the paying agent. The Merger Consideration and any other consideration paid under the Merger Agreement may be reduced by any applicable withholdings as required by law. You should not return your Certificates to the paying agent without a letter of transmittal, and you should not return your Certificates to the Company.

        If a payment is to be made to a person other than the person in whose name the surrendered Certificate is registered, it will be a condition of payment that the Certificate so surrendered will be endorsed properly or otherwise be in proper form for transfer and that the person requesting the payment will have paid all applicable taxes relating to the payment of Merger Consideration to a person other than the registered holder of the Certificate surrendered or will have to establish that such taxes either have been paid or are not applicable.

        At the Effective Time of the Merger, the stock transfer books of the Company will be closed and there will be no further registration of transfers of our Common Stock in the stock transfer books of the surviving corporation. From and after the Effective Time of the Merger, the holders of Certificates or Uncertificated Shares shall cease to have any rights as a stockholder of InfoLogix except as provided under the Merger Agreement or applicable law.

        The payment for options and warrants will be made pursuant to the terms of the applicable contribution agreement, in the case of the contributors, or the purchase and sale agreement, in the case of Hercules.

Lost, Stolen or Destroyed Certificates

        If any stockholder is unable to surrender such holder's Certificate because such Certificates have been lost, mutilated or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance reasonably satisfactory to the surviving corporation or the paying agent.

Representations and Warranties

        The Merger Agreement contains a number of representations and warranties made by InfoLogix, Parent and Merger Sub. The statements embodied in those representations and warranties were made for purposes of the contract among the parties and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of that contract. Certain representations and warranties were made as of the date of the Merger Agreement (or other date specified in the Merger Agreement), may be subject to contractual standards of materiality different from those generally applicable to stockholders or may have been used for the purpose of allocating risk by the parties rather than establishing matters of fact. In addition, the representations and warranties are qualified by information in the Company disclosure letter. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts because they are qualified as described above. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement, and these changes may or may not be fully reflected in our public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding InfoLogix, Parent and the Merger that is contained in this information statement, as well as in the filings that InfoLogix and Parent will make and have made with the SEC. The representations and warranties contained in the Merger Agreement may or may not have been accurate as of the date they were made and we make no assertion herein that they are accurate as of the date of this information statement.

        In the Merger Agreement, InfoLogix has made customary representations and warranties that are subject, in some cases, to specified exceptions and qualifications, to Parent and Merger Sub, including representations relating to:

  •
  organization, good standing and authorization of InfoLogix and its subsidiaries;

  •
  InfoLogix's and its subsidiaries' qualifications to do business;

  •
  InfoLogix's capitalization, including the particular number of outstanding shares of InfoLogix's Common Stock, stock options, warrants, convertible debt and other equity-based interests;

  •
  the accuracy of the Company's organizational documents;

  •
  InfoLogix's subsidiaries and that such subsidiaries are wholly owned free and clear of any liens;

  •
  no consents required in connection with the Merger, other than specifically identified consents;

  •
  the absence of any violation or conflict with InfoLogix's and its subsidiaries' organizational documents, applicable law or certain of InfoLogix's and its subsidiaries' contracts as a result of the Merger;

  •
  the timely filing and furnishing of SEC reports;

  •
  InfoLogix's and its subsidiaries' consolidated financial statements and internal accounting controls;

  •
  the absence of undisclosed liabilities;

  •
  the absence of any changes in the conduct of the business of InfoLogix and its subsidiaries;

  •
  the absence of investigations and legal proceedings involving InfoLogix and its subsidiaries;

  •
  material contracts of InfoLogix and its subsidiaries;

  •
  compliance with the United States Foreign Corrupt Practices Act of 1977 and anti-corruption laws;

  •
  absence of related party transactions;

  •
  tax matters;

  •
  employee benefit plans and employment matters;

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  intellectual property matters;

  •
  insurance matters;

  •
  real property and personal property matters;

  •
  governmental permits and authorizations;

  •
  InfoLogix's customers and suppliers;

  •
  environmental matters;

  •
  permit and compliance with laws matters;

  •
  opinion of financial advisor;

  •
  this information statement;

  •
  product compliance matters;

  •
  the making of certain documents available to Parent;

  •
  the absence of broker fees; and

  •
  state takeover statutes.

        Many of InfoLogix's representations and warranties are qualified as to materiality or Material Adverse Effect. For purposes of the Merger Agreement, Material Adverse Effect, with respect to InfoLogix means any change, effect, event, condition, occurrence, state of facts or development that (when taken together with all other changes, effects, events, conditions, occurrences, state of facts or developments at the date of determination) is reasonably likely to be materially adverse to (i) the business, operations, prospects, assets, liabilities, financial condition or results of operations of InfoLogix and its subsidiaries, taken as a whole, or (ii) the ability of InfoLogix to perform its obligations under the Merger Agreement or to consummate the transactions contemplated by the Merger Agreement, other than as a result of:

  •
  changes adversely affecting the United States economy (so long as InfoLogix and its subsidiaries are not disproportionately affected thereby);

  •
  changes adversely affecting the industries in which InfoLogix and its subsidiaries operate (so long as InfoLogix and its subsidiaries are not disproportionately affected thereby);

  •
  the announcement or pendency of the transactions contemplated by the Merger Agreement;

  •
  the failure to meet analyst projections, in and of itself;

  •
  changes in laws;

  •
  changes in accounting principles; or

  •
  acts of war or terrorism.

        In the Merger Agreement, Parent and Merger Sub have made customary representations and warranties that are subject, in some cases, to specified exceptions and qualifications, to InfoLogix, including representations relating to:

  •
  organization, good standing and authorization of Parent and Merger Sub;

  •
  no consents required in connection with the Merger;

  •
  the absence of any violation or conflict with Parent's and Merger Sub's organizational documents, applicable law or certain of Parent's or Merger Sub's contracts as a result of the Merger;

  •
  the operations of Merger Sub;

  •
  Parent and its subsidiaries, including Merger Sub, will have funds or committed credit facilities with borrowing capacities necessary to fund the payment of the Merger Consideration and other payments contemplated by the Merger;

  •
  the absence of investigations and legal proceedings involving Parent and Merger Sub;

  •
  information supplied by Parent and Merger Sub in this information statement;

  •
  the absence of broker fees; and

  •
  the acknowledgement of no other representations and warranties made on behalf of the Company.

        The representations and warranties of InfoLogix, Parent and Merger Sub do not survive the closing of the Merger or the termination of the Merger Agreement.

Conduct of Business Pending the Merger

        Under the Merger Agreement, from the date of the Merger Agreement until the Effective Time, except as contemplated by the Merger Agreement or as specified in InfoLogix's disclosure letter, and unless Parent otherwise consents in writing, InfoLogix has agreed to certain restrictions on the operation of the business of the Company. In general, the Company has agreed and has agreed to cause each of its subsidiaries to, (x) conduct its material operations in the ordinary course of business consistent with past practice, (y) prepare and file all tax returns required to be filed by it on or before the Effective Time and, to the extent not contested in good faith, fully and timely pay all taxes due and payable in respect of such tax returns that are so filed, and (z) use its reasonable best efforts to preserve intact its business organization, retain the services of its key employees and preserve the goodwill of its customers, suppliers, and other persons with whom it has material business relationships.

        Additionally, under the Merger Agreement, InfoLogix has agreed, from the date of the Merger Agreement until the Effective Time, to be subject to customary operating covenants and restrictions, including restrictions relating to (i) the amendment of its and its subsidiaries' organizational documents; (ii) the declaration, setting aside or payment of dividends or other distributions; (iii) the issuance, sale or pledge of its stock; (iv) the recapitalization, reclassification, combination, split, subdivision or redemption or purchase of outstanding stock or other securities of the Company; (v) the entry into or modification of any collective bargaining agreements or the announcement, implementation or entry into any material reduction in labor, lay-off, early termination or severance program; (vi) the adoption of any plan of complete or partial liquidation, dissolution, restructuring, bankruptcy or other reorganization; (vii) except as contemplated by the purchase and sale agreement, the incurrence of debt or the guarantee of debt of another person; (viii) the making of any loans, advances or capital contributions to or investments in any other person; (ix) the entry into a new line of business or the opening or closing of an existing facility, plant or office; (x) the making of capital expenditures in excess of $50,000; (xi) the sale or encumbrance of material property or material assets; (xii) acquisitions, mergers, consolidations and asset purchases; (xiii) the modification of compensation or benefits of Company employees; (xiv) actions with respect to accounting policies or procedures; (xv) making or changing of any material tax election, settling or compromising any material tax liability of the Company and other tax issues; (xvi) entering into, amending, modifying in any material respects, assigning and other matters relating to material contracts of the Company; (xvii) settling any litigation or other action; (xviii) taking certain actions with respect to Company's intellectual property; (xix) the maintenance of insurance; and (xx) agreeing in writing to do any of the above.

Restrictions on Solicitation

        The Company agreed, subject to limited exceptions, that the Company would, and would cause it subsidiaries and direct its representatives to, cease any discussions or negotiations with any third parties with respect to a takeover proposal. Additionally, the Company agreed that it would not and would cause its subsidiaries and any representatives not to:

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  solicit, initiate, knowingly facilitate or knowingly encourage any inquiries regarding the making of a takeover proposal, including making non-public information available to third parties;

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  have any discussions or participate in any negotiations regarding a takeover proposal; or

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  execute or enter into any contract with respect to a takeover proposal or approve or recommend a takeover proposal, letter of intent, or other written agreement involving a takeover proposal.

        Notwithstanding the restrictions described above, if the Company receives a takeover proposal within 30 days of the date of the Merger Agreement that was not a result of any breach of the restrictions described above or a breach of certain provisions of the Voting Agreement, and our Board of Directors determines in good faith that the takeover proposal is or could lead to a superior proposal and that failure to take the actions below with respect to such proposal would be inconsistent with our Board of Directors' fiduciary duties under applicable law, then, after giving at least 24 hours prior written notice to Parent, the Company may:

  •
  furnish access and information with respect to the Company and its subsidiaries to the third party that made the takeover proposal, provided that such information had previously been made available to Parent or is concurrently made available to Parent at the time it was made available to the third party, and also provided that the third party receiving access and information was subject to confidentiality obligations similar to those of the confidentiality agreement between the Company and Parent; and

  •
  participate in discussions and negotiations regarding the takeover proposal.

        From and after the date of the Merger Agreement, the Company agreed to notify Parent orally and in writing of the receipt of any takeover proposal or any inquiry with respect to a takeover proposal as promptly as reasonably practicable but in any event within 24 hours of receipt of the takeover proposal. The notice to Parent must specify the material terms and conditions of the takeover proposal or inquiry and the identity of the third party making the takeover proposal or inquiry. In the event that the Company received any written takeover proposal, the Company agreed to provide a copy of the written takeover proposals as promptly as reasonably practicable but in any event within 24 hours of receipt of the takeover proposal or inquiry. The Company also agreed to notify Parent of any material modifications to any takeover proposals as promptly as reasonably practicable but in any event within 24 hours of receipt of the modification to the takeover proposal subsequently provided.

        The Merger Agreement permits InfoLogix to terminate the Merger Agreement in response to a superior proposal that developed from a takeover proposal, only if:

  •
  the superior proposal is not a result of a breach by InfoLogix of the restrictions on solicitation described above;

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  InfoLogix's Board of Directors concludes in good faith, following consultation with its outside legal counsel, that its failure to terminate the Merger Agreement would be inconsistent with its fiduciary duties under applicable law;

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  InfoLogix provides written notice to Parent at least three days in advance that it is prepared to terminate the Merger Agreement, which notice is required to specify the basis therefor and attach the most current version of any contract relating to the transaction that constituted such superior proposal, the identity of the third party making such superior proposal and any other material terms and conditions of such superior proposal;

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  Parent does not make, within three days after receipt of such notice described above, a binding, written and complete proposal that our Board of Directors determined in good faith would make the superior proposal not a superior proposal; and

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  before or concurrently with any termination in connection with a superior proposal, InfoLogix pays Parent the termination fee, described below under "The Merger Agreement—Termination Fees."

        For the purposes of the Merger Agreement "takeover proposal" means, other than the transactions contemplated by the Merger Agreement, any bona fide written proposal or offer from any person (including within the meaning of Section 13(d)(3) of the Exchange Act) (other than Parent and its subsidiaries) relating to, or that would reasonably be expected to lead to, in one transaction or a series of transactions,

  •
  any direct or indirect acquisition or purchase of assets (including for the purpose of this definition the outstanding equity securities of any subsidiary of InfoLogix) or businesses that constitute 15% or more of the revenues, net income or assets of the InfoLogix and its subsidiaries, taken as a whole, or 15% or more of the total equity securities of InfoLogix;

  •
  any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 15% or more of the total equity securities of InfoLogix; or

  •
  any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving InfoLogix or any of its subsidiaries pursuant to which any person or group or the stockholders of any person or group would own 15% or more of the total equity securities of InfoLogix or of any resulting parent company of InfoLogix or businesses or assets that constitute 15% or more of the revenues, net income or assets of InfoLogix and its subsidiaries, taken as a whole.

A "superior proposal" means any takeover proposal that is received by InfoLogix after the date of the Merger Agreement and not in breach of the restrictions on solicitation described in this section and that the Company Board determines in good faith to be (after consultation with outside counsel and a financial advisor reasonably appropriate under the circumstances):

  •
  on terms and conditions more favorable to the stockholders of InfoLogix than those set forth in the Merger Agreement;

  •
  reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal (including the likelihood of consummation); and

  •
  for which financing, to the extent required, is committed, in each case, taking into account any changes to the terms and conditions of the Merger Agreement offered by Parent in response to such takeover proposal or otherwise.

        For purposes of the definition of superior proposal, references in the definition of "takeover proposal" to the figure "15%" are replaced by the figure "51%".

Stockholder Action by Written Consent

        We are required pursuant to the terms of the Merger Agreement to prepare and deliver to the Company's stockholders this information statement and give prompt notice of the adoption of the Merger Agreement by stockholder written consent in accordance with Section 228 of the DGCL to all holders of Common Stock not executing the written consent, together with any additional information required by the DGCL, including a description of the appraisal rights of holders of Common Stock available under Section 262 of the DGCL.

        On December 15, 2010, following execution of the Merger Agreement, Hercules, who collectively owned shares of Common Stock representing approximately 70.1% of the outstanding shares of Common Stock entitled to vote on the adoption of the Merger Agreement, delivered to the Company, Parent and Merger Sub a written consent adopting the Merger Agreement and authorizing the transactions contemplated by the Merger Agreement, including the Merger pursuant to the terms of the Voting Agreement.

Reasonable Best Efforts to Cause the Merger to Occur

        Upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with applicable law, each of the parties to the Merger Agreement has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in the Merger Agreement are satisfied and to consummate the Merger and the other transactions contemplated by the Merger Agreement as promptly as reasonably practicable.

 Indemnification and Insurance

        Pursuant to the Merger Agreement, for a period of six years following the Effective Time, the Company will maintain in effect policies of directors' and officers' liability insurance or a six-year tail insurance policy covering the persons who are covered by InfoLogix's existing directors' and officers' liability insurance policies for events that occur prior to the Effective Time of the Merger and providing coverage at least as favorable, in the aggregate, as such existing policies. Parent has guaranteed these obligations of the Company.

Conditions to the Merger

        Each of the Company's, Parent's and Merger Sub's obligation to complete the Merger is subject to the satisfaction or waiver of the following conditions:

  •
  the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Merger, by Hercules, which occurred when Hercules executed and delivered a written consent to the Company, Parent and Merger Sub on December 15, 2010 as described above;

  •
  the distribution of this information statement to our stockholders and the passage of at least 20 calendar days following such distribution;

  •
  the absence of legal prohibitions on the completion of the Merger; and

  •
  the receipt of all regulatory approvals.

        In addition, Parent's and Merger Sub's obligations to complete the Merger are subject to the satisfaction or waiver of the following additional conditions:

  •
  InfoLogix's representations and warranties in the Merger Agreement (other than those specified below) must be true and correct (without giving effect to any "materiality" or "Material Adverse Effect" qualifier), as of the Effective Date, except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect; and InfoLogix's representations and warranties in the Merger Agreement relating to organization and power, corporate authorization, organizational documents; subsidiaries, government authorizations, capitalization, non-contravention, absence of certain changes, brokers, opinion of financial advisors, and written consent must be true and correct in all material respects, in each case, as of the Closing Date (or if given as of a specific date, as of such date);

  •
  the Company's and Hercules' performance in all material respects of their respective obligations required to be performed at or prior to the Effective Time of the Merger;

  •
  the absence of a material adverse effect on the Company;

  •
  the delivery to Parent by the Company of a certificate signed on behalf of the Company by a duly authorized officer certifying that the three immediately preceding conditions have been satisfied;

  •
  the delivery to Parent of executed contribution agreements, which describe the manner for the cash-out of warrants and options held by certain parties (including certain of our officers, directors and stockholders), or contributors, the satisfaction of earnout payments and indebtedness owed to certain contributors and the funding of the escrow from the proceeds received by such contributors described below, executed by the contributors named therein;

  •
  the delivery to Parent of the executed escrow agreement executed by Hercules, the Company, the contributors and the escrow agent;

  •
  the delivery to Parent of employment agreements executed by each of David T. Gulian and Eric N. Rubino and a copy of the duly adopted resolutions approving such employment agreement; and

  •
  the receipt of all required consents to the Merger and the transactions contemplated by the Merger Agreement.

        In addition, the Company's obligation to complete the Merger is subject to the satisfaction or waiver of the following additional conditions:

  •
  Parent's and Merger Sub's representations and warranties must be true and correct in all respects with respect to those matters that are qualified by materiality and in all material respects with respect to those matters not qualified by materiality, in each case, as of the Effective Date;

  •
  Parent's and Merger Sub's performance in all material respects of their obligations required to be performed prior to the Effective Time of the Merger; and

  •
  the delivery to the Company by Parent of a certificate signed on behalf of Parent by a duly authorized officer of Parent certifying that the two immediately preceding conditions have been satisfied.

Termination of the Merger Agreement

        The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Merger Agreement has been adopted by InfoLogix's stockholders:

  •
  by mutual written consent of each of Parent and InfoLogix;

  •
  by either Parent or InfoLogix:

  •
  if the Merger has not been consummated on or before March 31, 2011 (the "End Date"), except that the right to terminate the Merger Agreement under this clause shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been a principal cause of or resulted in the failure to consummate the Merger; or

  •
  if any court or governmental authority has taken any action enjoining or prohibiting the consummation of the Merger which has become final and non-appealable.

  •
  by Parent, if:

  •
  Hercules does not execute a written consent representing a majority of the Common Stock in favor of adoption of the Merger Agreement within 24 hours after execution of the Merger Agreement, which occurred when Hercules executed and delivered a written consent on December 15, 2010 adopting the Merger Agreement;

  •
  InfoLogix breaches or failures to perform it obligations with respect to its non-solicitation obligations; or

  •
  InfoLogix shall have breached or failed to perform any of its representations, warranties, covenants or agreements under the Merger Agreement that would cause certain conditions to closing not to be satisfied and such breach or failure to perform is not cured within 10 business days following receipt of written notice of such breach or failure from Parent.

  •
  by InfoLogix, if:

  •
  if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements under the Merger Agreement that would cause certain conditions to closing not to be satisfied and such breach or failure to perform is not cured within 10 business days following receipt of written notice of such breach or failure from InfoLogix; or

  •
  due to a superior proposal within 30 days of the signing of the Merger Agreement as described under "The Merger Agreement—Restrictions on Solicitation."

Termination Fees

        InfoLogix will be obligated to pay Parent a termination fee of $2,000,000 in the following circumstances:

  •
  If Parent terminates the Merger Agreement because Hercules does not execute a written consent representing a majority of the Common Stock in favor of adoption of the Merger Agreement within 24 hours after execution of the Merger Agreement, which occurred when Hercules executed and delivered a written consent on December 15, 2010 adopting the Merger Agreement;

  •
  If Parent terminates the Merger Agreement due to the Company's violation of the covenant not to solicit competing proposals as set forth under "The Merger Agreement—Restrictions on Solicitation;"

  •
  If (i) a takeover proposal is publicly disclosed and not withdrawn, and (ii) the Merger Agreement is terminated because the closing of the Merger Agreement has not occurred by the End Date due to no fault of Parent and (iii) InfoLogix enters into or completes a takeover proposal within nine months following the termination of the Merger Agreement;

  •
  If the Company terminates the Merger Agreement in response to a superior proposal as described under "The Merger Agreement—Restrictions on Solicitation."

        Parent will be obligated to pay InfoLogix a termination fee of $2,000,000 if InfoLogix terminates the Merger Agreement because Parent breached is obligations under the Merger Agreement such that the conditions regarding the accuracy of Parent's representations or warranties or the satisfaction of Parent's obligations would not be satisfied.

Remedies

        Recovery of the termination fee will be the exclusive remedy available to Parent with respect to the events giving rise to the obligation of InfoLogix to pay the termination fee. In all other events, Parent will be entitled to all remedies available at law or in equity including, but not limited to, the remedy of specific performance. Recovery of the termination fee will be the exclusive remedy available to InfoLogix if the Merger Agreement is terminated by the Company because Parent has breached its obligations under the Merger Agreement.

Amendment

        The Merger Agreement may be amended by the parties to the Merger Agreement at any time before or after adoption of the Merger Agreement by the holders of the shares of Common Stock; provided, however, after adoption of the Merger Agreement by the stockholders of InfoLogix, there may not be made any amendment that by law requires further approval by such stockholders without the further approval of such stockholders being obtained. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

 APPRAISAL RIGHTS

        The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of the DGCL, which are attached as Annex D to this information statement and incorporated herein by reference. Holders of record of Common Stock intending to exercise appraisal rights should carefully review Annex D. Failure to precisely satisfy any of these statutory procedures and requirements set forth in Annex D may result in a termination or waiver of your appraisal rights under applicable law. Therefore, this summary and Annex D should be reviewed carefully in its entirety by any stockholder who wishes to exercise statutory appraisal rights or who wishes to reserve the right to do so.

        Under the DGCL, stockholders of record of InfoLogix Common Stock are entitled to appraisal rights for any or all of the shares of Common Stock held by them at the Effective Time provided that they comply with the conditions established by Section 262 of the DGCL ("Section 262"). To exercise and perfect appraisal rights, a record holder of our Common Stock must follow the statutory procedures of Section 262 required to be followed by a stockholder to perfect appraisal rights. Annexed as Annex D to this information statement is a copy of Section 262 in its entirety, which sets forth your statutory rights of appraisal and the procedures for effecting these rights.

        Section 262 sets forth the procedures a stockholder must follow to have his, her or its shares appraised by the Delaware Court of Chancery (the "Court") and to receive payment of the "fair value" of such shares of Common Stock. The statutory rights of appraisal granted by Section 262 are subject to strict compliance with the procedures set forth in Section 262.

        Under the DGCL, holders of our Common Stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Court and to receive payment in cash of the "fair value" of those shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger.

        Under Section 262, where a merger agreement relating to a proposed merger is adopted by stockholders acting by written consent in lieu of a meeting of stockholders, either a constituent corporation before the effective time of the merger or the surviving or resulting corporation, within 10 days after the effective time of the merger, must notify each stockholder of each constituent corporation entitled to appraisal rights of the merger and that appraisal rights are available to such stockholders, and must include in each such notice a copy of Section 262. This information statement constitutes notice to holders of InfoLogix's Common Stock concerning the availability of appraisal rights under Section 262 and Section 262 is annexed to this information statement as Annex D. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve such stockholder's right to do so should review the following discussion and Annex D carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

        A stockholder of record of Common Stock electing to exercise appraisal rights must deliver to InfoLogix a written demand for the appraisal of his, her or its shares of Common Stock within 20 days after the date of mailing of this information statement. Accordingly, this 20-day period will terminate on January 18, 2011. Such demand for appraisal will be sufficient if it reasonably informs InfoLogix of the identity of the stockholder of record and that the stockholder intends to demand appraisal of his, her or its shares of Common Stock. If you wish to exercise your appraisal rights you must be the record holder of such shares of our Common Stock on the date the written demand for appraisal is made and you must continue to hold such shares through the Effective Time of the Merger. Accordingly, a stockholder who is the record holder of shares of Common Stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the Effective Time of the Merger, will lose any right to appraisal in respect of such shares.

        Only a stockholder of record of shares of our Common Stock at the Effective Time of the Merger is entitled to assert appraisal rights for the shares of Common Stock registered in her, his or its name. The demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder's name appears on the stockholder's stock certificates and must state that such person intends thereby to demand appraisal of his, her or its shares. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand for appraisal must be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand for appraisal must be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal on behalf of a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner.

        A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of our Common Stock held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners; in such case, the written demand must set forth the number of shares as to which appraisal is sought. Where the number of shares of our Common Stock is not expressly stated, the demand will be presumed to cover all shares of Common Stock held in the name of the record owner. If you hold your shares in brokerage accounts or other nominee forms and wish to exercise your appraisal rights, you are urged to consult with your broker to determine the appropriate procedures for the making of a demand for appraisal.

        All written demands for appraisal of shares must be mailed or delivered to: InfoLogix, Inc. 101 E. County Line Road, Suite 210, Hatboro, PA 19040, Attention: Chief Financial Officer.

        InfoLogix must send a notice of the Effective Time of the Merger either prior to the Effective Time of the Merger or within 10 days thereafter. If the notice of the Effective Time of the Merger is sent more than 20 days following the sending of this notice, the notice of the Effective Time of the Merger need only be sent to stockholders who have demanded appraisal rights.

        Within 120 days after the Effective Time of the Merger, InfoLogix or any stockholder who has satisfied the provisions of Section 262 may commence an appraisal proceeding by filing a petition with the Court, with a copy served on InfoLogix in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by such stockholders entitled to appraisal rights. If no such petition is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal for their shares. Stockholders seeking to exercise appraisal rights should not assume that InfoLogix will file a petition with respect to the appraisal of the value of their shares or that InfoLogix will initiate any negotiations with respect to the "fair value" of such shares. Accordingly, it is the obligation of each stockholder to initiate all necessary action to perfect such stockholder's appraisal rights within the time periods prescribed by Section 262.

        Within 120 days after the Effective Time of the Merger, any stockholder who has complied with the requirements for exercise of appraisal rights, as discussed above, will be entitled, upon written request, to receive from InfoLogix a statement setting forth the aggregate number of shares with respect to which demands for appraisal have been made and the aggregate number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by InfoLogix or, if later, within 10 days after the expiration of the period for delivery to InfoLogix of appraisal demands. A person who is the beneficial owner of shares of Common Stock held in a voting trust or by a nominee on behalf of such person may, in such person's own name, request such a statement from InfoLogix and may also file a petition for appraisal.

        If a petition for an appraisal is timely filed and a copy thereof served upon us, we will then be obligated, within 20 days, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of the stockholders who have demanded appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Court, the Court is empowered to conduct a hearing on such petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Court may require the stockholders who have demanded an appraisal for their shares and who hold shares represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        After the Court determines which stockholders are entitled to appraisal of their shares of Common Stock, the appraisal proceeding shall be conducted in accordance with the rules of the Court, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court shall determine the fair value of such shares of Common Stock exclusive of any element of value arising from the accomplishment or expectation of the Merger with interest thereon to be paid in accordance with Section 262 as the Court so determines.

        Stockholders considering seeking appraisal should bear in mind that the fair value of their shares determined under Section 262 could be more, the same, or less than the per share Merger Consideration they are entitled to receive if they do not seek appraisal of their shares and that investment banking opinions as to fairness from a financial point of view of the consideration payable in a merger are not necessarily opinions as to fair value under Section 262. Although InfoLogix believes the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court. Moreover, InfoLogix does not anticipate offering more than the per share Merger Consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the "fair value" of a share of Common Stock is less than the per share Merger Consideration. In determining "fair value" of shares, the Delaware Court will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated that such factors include "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation." In Weinberger, the Delaware Supreme Court stated that "proof of value by any techniques or methods generally considered acceptable in the financial community and otherwise admissible in Court" should be considered in an appraisal proceeding.

        When the fair value is so determined, the Court shall direct the payment of the fair value of the shares, with interest thereon to be paid in accordance with Section 262 and as the Court so determines, to the dissenting stockholders entitled thereto, upon the surrender to InfoLogix by such dissenting stockholders of the certificates representing such shares. Unless the Court, in its discretion, sets a different interest rate for good cause shown, interest on an appraisal award will accrue and compound quarterly from the Effective Time of the Merger through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time of the Merger and the date of payment of the judgment. The costs of the appraisal proceeding (which do not include attorneys' or expert fees or expenses) may be determined by the Court and taxed against the parties as the Court deems equitable under the circumstances. Upon application of a dissenting stockholder, the Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination or assessment, each party bears her, his or its own expenses.

        Any stockholder who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time of the Merger, be entitled to vote the shares subject to such demand for any purpose or be entitled to receive the payment of dividends or other distributions in respect of those shares (other than those payable to stockholders of record as of a date prior to the Effective Time of the Merger).

        If any stockholder who demands appraisal of their shares under Section 262 fails to perfect or effectively withdraws or loses the right to appraisal, the shares of such stockholder will be converted into the right to receive the per share Merger Consideration in accordance with the Merger Agreement. A stockholder will fail to perfect or effectively lose a right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time of the Merger, or if the stockholder delivers to InfoLogix a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the Merger, except that (i) any such attempt to withdraw made more than 60 days after the Effective Time of the Merger requires the written approval of InfoLogix, and (ii) no appraisal proceeding in the Court shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, provided, however, that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the Merger within 60 days. InfoLogix has no obligation or intention to file such a petition, therefore, any stockholder who desires a petition to be filed is advised to file it on a timely basis.

        If you properly demand appraisal of your shares of Company Common Stock under Section 262 of the DGCL but you fail to perfect, or effectively withdraw or lose, your right to appraisal as provided in Section 262 of the DGCL, your shares of Company Common Stock will be converted into the right to receive consideration to be paid pursuant to the Merger Agreement. You will fail to perfect, or effectively lose or withdraw, your right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the Effective Time of the Merger, or if you deliver us a written withdrawal of your demand for appraisal. Any such attempt to withdraw an appraisal demand more than 60 days after the Effective Time of the Merger will require our written approval.

        If you desire to exercise your appraisal rights, you must strictly comply with the procedures set forth in Section 262. Failure to take any required step in connection with the exercise of appraisal rights will result in the termination or waiver of such rights. In view of the complexity of Section 262, stockholders who may wish to pursue appraisal rights should consult their legal advisors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND
EXECUTIVE OFFICERS

        The following table presents, as of December 6, 2010, information regarding the beneficial ownership of InfoLogix's Common Stock by each of our directors and executive officers as a group and each person we believe to be a beneficial owner of more than 5% of the issued and outstanding shares of InfoLogix's Common Stock as of such date.

Name	Shares Beneficially Owned(1)(2)	%(3)
Hercules Technology Growth Capital, Inc.(4)	5,178,616	72.9%
Manuel A. Henriquez(4)(5)	5,178,616	72.9%
Hercules Technology I, LLC(4)	3,364,738	47.4%
Mark S. Denomme(4)(6)	3,364,738	47.4%
Roy Y. Liu(4)(6)	3,364,738	47.4%
David T. Gulian(7)	243,833	3.7%
Gerald E. Bartley(8)	37,552	*
John A. Roberts(9)	27,119	*
Eric N. Rubino(10)	26,867	*
Thomas C. Lynch(11)	8,360	*
Thomas O. Miller(12)	7,200	*
Melvin Keating(13)	4,333	*
Richard D. Hodge(14)	15,000	*
All directors and executive officers as a group (consists of 10 persons)(15)	5,533,880	75.2%

*
The percentage of shares beneficially owned does not exceed 1%.

(1)
The numbers of shares set forth in this column are calculated in accordance with the provisions of Rule 13d-3 under the Exchange Act. As a result, these figures assume the exercise or conversion by each beneficial owner of all securities that are exercisable or convertible within 60 days of December 6, 2010.

(2)
Unless otherwise indicated, each director, executive officer or beneficial owner of 5% or more of our common stock has sole voting and investment power with respect to all such shares of common stock.

(3)
Based on 6,428,694 shares of common stock outstanding as of December 6, 2010. All amounts give effect to the one-for-twenty-five reverse stock split of our issued and outstanding shares of common stock that occurred on January 5, 2010.

(4)
Based on information provided pursuant to a Schedule 13D/A filed jointly by Hercules Technology Growth Capital, Inc. ("Hercules") and Hercules Technology I, LLC ("HTI") on June 7, 2010 with the Securities and Exchange Commission as well as other reliable information known to us in connection with our Amended Loan Agreement with Hercules. Hercules, the parent corporation of HTI, shared voting and dispositive power, with HTI, over 5,178,616 shares, consisting of 4,505,668 shares held directly by HTI and Hercules and 672,948 shares that may be acquired upon the exercise of a warrant held directly by HTI. The number of shares beneficially owned does not include 1,083,165 shares that may be acquired upon the conversion of certain convertible notes. The principal place of business of both Hercules and HTI is 400 Hamilton Avenue, Suite 310, Palo Alto, California 94301.

(5)
Includes the aggregate 5,178,616 shares over which Hercules has sole and shared voting and dispositive power, as to which Mr. Henriquez may be deemed to have investment and voting power because of his position with Hercules and his role as one of HTI's nominees to our Board of Directors. Mr. Henriquez disclaims beneficial ownership of the shares beneficially owned by Hercules and HTI. The address of Mr. Henriquez is c/o Hercules Technology Growth Capital, Inc., 400 Hamilton Avenue, Suite 310, Palo Alto, CA 94301.

(6)
Includes the 3,364,738 shares over which HTI has sole and shared voting and dispositive power, as to which Messrs. Denomme and Liu may be deemed to have investment and voting power because of their roles as HTI nominees to our Board of Directors. Each of these individuals disclaims beneficial ownership of the shares beneficially owned by HTI. The address for Messrs. Denomme and Liu is c/o Hercules Technology Growth Capital, Inc., 31 St. James Ave., Suite 790, Boston, MA 02116.

(7)
Includes 65,166 shares owned by Mr. Gulian directly (including 2,000 shares owned by Mr. Gulian and his wife), 146,667 shares subject to options exercisable within 60 days of December 6, 2010, and 30,000 shares that may be acquired upon the exercise of a warrant held directly by Mr. Gulian. Mr. Gulian shares voting and dispositive power over the shares he holds with his wife. Does not include 440,000 shares subject to options that are expected to be accelerated as a result of the transactions contemplated by the Merger Agreement.

(8)
Includes 15,110 shares owned by Mr. Bartley directly, 7,333 shares subject to options exercisable within 60 days of December 6, 2010, and 15,109 shares owned by Mr. Bartley's spouse.

(9)
Includes 452 shares owned by Mr. Roberts directly and 26,667 shares subject to options exercisable within 60 days of December 6, 2010. Does not include 80,000 shares subject to options that are expected to be accelerated as a result of the transactions contemplated by the Merger Agreement.

(10)
Includes 200 shares owned by Mr. Rubino directly and 26,667 shares subject to options exercisable within 60 days of December 6, 2010. Does not include 80,000 shares subject to options that are expected be accelerated as a result of the transactions contemplated by the Merger Agreement.

(11)
Includes 1,360 shares owned by Mr. Lynch directly and 7,000 shares subject to options exercisable within 60 days of December 6, 2010.

(12)
Includes 200 shares owned by Mr. Miller directly and 7,000 shares subject to options exercisable within 60 days of December 6, 2010.

(13)
Includes 4,333 options exercisable within 60 days of December 6, 2010.

(14)
Mr. Hodge resigned as an executive officer of the company on February 12, 2010. Information included in the table is as of such date. Includes 15,000 shares subject to a warrant.

(15)
Includes 928,615 shares that may be acquired upon the exercise of options and warrants. The shares that may be acquired upon the exercise of options and warrants are included in the numerator and the denominator for the purpose of calculating the percentage of shares of common stock beneficially owned by the group.

MARKET PRICE OF THE COMPANY COMMON STOCK AND DIVIDEND
INFORMATION

        Our Common Stock has traded on the OTCQB tier of the Pink OTC Markets under the symbol "IFLG.PK" since October 21, 2010. Prior to that date, our Common Stock traded on the NASDAQ Capital Market under the symbol "IFLG." On the record date, December 15, 2010, there were 6,428,694 shares of Common Stock issued and outstanding, held by approximately 60 stockholders of record. The following table sets forth, for the periods indicated, the high and low sales price per share of Common Stock, as reported by NASDAQ or the OTCQB, as applicable, based on published financial sources. We have never paid dividends on our shares of Common Stock. Stockholders are urged to obtain a current market quotation for the shares of Common Stock. On January 5, 2010, we completed a one-for-twenty-five reverse stock split of our issued and outstanding shares of Common Stock.

	High	Low
Fiscal Year Ended 2008
First Quarter	$50.00	$41.00
Second Quarter	$62.50	$38.75
Third Quarter	$52.75	$35.00
Fourth Quarter	$37.00	$12.00
Fiscal Year Ended 2009
First Quarter	$19.75	$7.00
Second Quarter	$14.50	$8.75
Third Quarter	$14.75	$6.50
Fourth Quarter	$8.00	$2.50
Fiscal Year Ending 2010
First Quarter	$8.55	$1.67
Second Quarter	$10.72	$2.86
Third Quarter	$6.17	$4.15
Fourth Quarter through December 14, 2010	$4.93	$1.30

        On December 14, 2010, the date immediately prior to the execution of, and the public announcement of the execution of, the Merger Agreement, the reported closing sales price of the shares of Common Stock on the OTCQB was $1.75 per share. The per share Merger Consideration represents a premium of 186% over InfoLogix's volume weighted average share price for the 20 trading days immediately preceding the date of the public announcement of the execution of the Merger Agreement and a premium of 171% over the closing price of the Common Stock on the date immediately prior to the public announcement of the execution of the Merger Agreement.

        On December 27, 2010, the reported closing sales price of the Common Stock on the OTCQB was $4.63 per share.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the reporting requirements of the Exchange Act and its rules and regulations. The Exchange Act requires us to file reports, proxy statements and other information with the SEC. Copies of our reports, proxy statements and other information can be read and copied at:

    SEC Public Reference Room
    100 F Street N.E.
    Washington, D.C. 20549

        Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a Website that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC. These materials may be obtained electronically by accessing the SEC's home page at http://www.sec.gov.

        Our corporate Internet Website is www.infologix.com. Our corporate Website provides free access to our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after electronic filing with the SEC. The information contained on our Website or connected to our Website is not incorporated by reference into this Information Statement and should not be considered part of this Information Statement.

        Copies of any of the above referenced information will also be made available, free of charge, upon written request to:

    InfoLogix, Inc.
    Attention, Investor Relations
    101 E. County Line Road, Suite 210
    Hatboro, PA 19040

INCORPORATION BY REFERENCE

        Statements contained in this information statement, or in any document incorporated in this information statement by reference regarding the contents of other documents, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to "incorporate by reference" into this information statement certain documents we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this information statement, and later information that we file with the SEC, prior to the closing of the Merger, will automatically update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this information statement and prior to the Effective Time of the Merger. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as information or proxy statements (except for information furnished to the SEC that is not deemed to be "filed" for purposes of the Exchange Act). Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference into this information statement.

  •
  our Annual Report on Form 10-K, as amended, for the year ended December 31, 2009;

  •
  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010; and

  •
  our Current Reports on Form 8-K filed with the SEC on January 5, 2010, February 23, 2010, March 15, 2010, March 31, 2010, April 8, 2010, April 23, 2010, May 27, 2010, June 14, 2010, June 16, 2010, June 23, 2010, July 6, 2010, July 13, 2010, August 17, 2010, September 16, 2010, October 12, 2010, October 21, 2010, November 3, 2010, November 22, 2010, December 16, 2010 and December 17, 2010 (in each case, only to the extent filed and not furnished).

        Any person, including any beneficial owner, to whom this information statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, as described above in "Where You Can Find More Information."

        You should rely only on information contained in or incorporated by reference in this information statement. No persons have been authorized to give any information or to make any representations other than those contained in this information statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person.

        THIS INFORMATION STATEMENT IS DATED DECEMBER 27, 2010. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS INFORMATION STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

 HOUSEHOLDING OF MATERIALS

        Pursuant to the rules of the SEC, services that deliver InfoLogix's communications to stockholders that hold their stock through a bank, broker or other holder of record may deliver to multiple stockholders sharing the same address a single copy of InfoLogix's information statement, unless InfoLogix has received contrary instructions from one or more of the stockholders. Upon written or oral request, InfoLogix will promptly deliver a separate copy of the information statement to any stockholder at a shared address to which a single copy of the information statement was delivered. Multiple stockholders sharing the same address may also notify InfoLogix if they wish to receive separate copies of InfoLogix's communications to stockholders in the future or if they are currently receiving multiple copies of such communications and they would prefer to receive a single copy in the future.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

STANLEY BLACK & DECKER, INC.,

ICONIC MERGER SUB, INC.,

and

INFOLOGIX,  INC.

Dated as of December 15, 2010

i

Exhibits
A	Voting Agreement
B	Surviving Charter
C	Surviving Bylaws
D-1	Gulian Employment Agreement
D-2	Rubino Employment Agreement
Schedules
Schedule 2.3(a) Accelerated Options and Holders
Schedule 2.3(d) Warrant Holders
Disclosure Letter
Company Disclosure Letter

INDEX OF DEFINED TERMS

Term	Section
Affiliate	8.1(a)
Agreement	Preamble
Anticorruption Laws	3.16(a)
Balance Sheet Date	3.12(a)
Bankruptcy and Equity Exception	3.3
Book-Entry Shares	2.1(c)(ii)
Business Day	8.1(b)
Cash Amount	8.1(c)
Certificate of Merger	1.3
Closing	1.2
Closing Date	1.2
Code	2.2(f)
Company	Preamble
Company Assets	3.7(b)
Company Benefit Plans	3.17(a)
Company Board	Recitals
Company Common Stock	2.1(b)
Company Confidential Information	3.21(d)
Company Disclosure Letter	8.17
Company Excluded Shares	2.1(b)
Company Financial Advisors	3.28
Company Financial Statements	3.11(a)
Company Group	3.19(a)
Company Intellectual Property	3.21(a)
Company IP Licenses	3.21(b)
Company Material Adverse Effect	8.1(d)
Company Material Contracts	3.15(a)
Company Organizational Documents	3.4
Company Owned Intellectual Property	3.21(a)
Company Permits	3.23(a)
Company Preferred Stock	3.8(a)
Company SEC Reports	3.10
Confidentiality Agreement	5.3(b)
Contract	8.1(e)
Contribution Agreements	2.3(a)
Contributors	6.2(e)
DGCL	Recitals
Dissenting Shares	2.4(a)
Effective Time	1.3
Employee	3.18(a)
End Date	7.2(a)
Environmental Law	3.20(a)
ERISA	3.17(a)
ERISA Affiliate	8.1(f)
Exchange Act	3.6(c)
Executive Officer	8.1(g)
Expenses	5.11
FCPA	3.16(a)

Term	Section
GAAP	3.11(a)(ii)
Government Contract	8.1(h)
Government Official	8.1(i)
Governmental Authority	8.1(j)
Governmental Authorizations	3.6
Hazardous Substances	8.1(k)
Information Statement	5.5(b)
Intellectual Property	8.1(l)
IRS	3.17(b)
Key Customers	3.30
Key EMS Customers	3.30
Key Healthcare Customers	3.30
Key Suppliers	3.30
Knowledge	8.1(m)
Law	8.1(n)
Leases	3.22(b)
Leased Real Property	3.22(b)
Legal Actions	3.14
Liabilities	3.12
Liens	8.1(o)
Merger	Recitals
Merger Consideration	2.1(c)(i)
Merger Sub	Preamble
Old Certificates	2.1(c)(ii)
Option	8.1(p)
Orders	8.1(q)
Parent	Preamble
Parent Assets	4.4(b)
Parent Contracts	4.4(c)
Paying Agent	2.2(a)
Payment Fund	2.2(b)
Permits	3.23(a)
Permitted Liens	8.1(r)
Person	8.1(s)
Principal Stockholders	Recitals
Proposal	8.1(t)
Purchase and Sale Agreement	4.9
Representatives	8.1(u)
Sarbanes-Oxley Act	3.11(d)
SEC	3.6(c)
Secretary	1.3
Securities Act	3.10
Software and Data/Content	3.21(e)
Special Committee	Recitals
Specified Time	5.4(a)
Stock Plans	8.1(v)
Stockholder Litigation	5.14
Subsidiary	8.1(w)
Superior Proposal	8.1(x)
Surviving Bylaws	1.6

v

Term	Section
Surviving Charter	1.5
Surviving Corporation	1.1
Tail Policy	5.6(b)
Takeover Proposal	8.1(y)
Takeover Statutes	3.27
Tax Returns	8.1(z)
Taxes	8.1(aa)
Termination Fee	7.6(b)
Voting Agreement	Recitals
Warrants	8.1(bb)
Written Consent	Recitals

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER, dated as of December 15, 2010 (this "Agreement"), is made by and among STANLEY BLACK & DECKER, INC., a Connecticut corporation ("Parent"), ICONIC MERGER SUB, INC., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Merger Sub"), and INFOLOGIX, INC., a Delaware corporation (the "Company").

RECITALS

        WHEREAS, a special committee of independent directors (the "Special Committee") of the board of directors of the Company (the "Company Board"), at a duly called and held meeting thereof, has unanimously (a) approved and declared advisable this Agreement, the merger of Merger Sub with and into the Company (the "Merger"), and the other transactions contemplated by this Agreement, (b) declared that it is in the best interests of the stockholders of the Company (other than the Principal Stockholders and their Affiliates) that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement, and (c) recommended to the Company Board that it approve and declare advisable this Agreement, including the merger of Merger Sub with and into the Company;

        WHEREAS, the Company Board, at a duly called and held meeting thereof, has unanimously (a) approved and declared advisable this Agreement, the Merger, and the other transactions contemplated by this Agreement, (b) declared that it is in the best interests of the stockholders of the Company that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement, (c) directed that this Agreement be submitted for adoption by the stockholders of the Company, (d) approved the Voting Agreement solely for purposes of Section 203 of the General Corporation Law of the State of Delaware (the "DGCL"), and (e) recommended to the stockholders of the Company that they adopt this Agreement;

        WHEREAS, the board of directors of Merger Sub, at a duly called and held meeting thereof, has unanimously approved and declared advisable this Agreement, the Merger, and the other transactions contemplated by this Agreement; and

        WHEREAS, immediately after the execution of this Agreement, and as an inducement to the willingness of Parent to enter into this Agreement, certain stockholders of the Company (the "Principal Stockholders") will enter into an agreement (the "Voting Agreement") with Parent in the form of Exhibit A pursuant to which, among other things, the Principal Stockholders have agreed, subject to the terms thereof, to execute and deliver to the Company and Parent a written consent, substantially in the form prescribed therein (the "Written Consent"), pursuant to which such Principal Stockholders shall adopt this Agreement in accordance with Section 228 and Section 251(c) of the DGCL.

AGREEMENT

        Accordingly, in consideration of the mutual representations, warranties, covenants, and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I
THE MERGER

        Section 1.1    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, (a) Merger Sub shall be merged with and into the Company in accordance with Section 251 of the DGCL, and (b) the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under Delaware Law as the surviving corporation in the Merger (the "Surviving Corporation").

        Section 1.2    Closing.    Unless this Agreement has been terminated in accordance with its terms, the closing of the Merger (the "Closing") shall take place (a) at the offices of Miles & Stockbridge P.C., 10 Light Street, Baltimore, Maryland 21202, at 10:00 a.m. (Eastern Standard Time) on the second Business Day after the day on which the conditions set forth in Article VI (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived in accordance with this Agreement or (b) at such other place and time as Parent and the Company may agree in writing. The date on which the Closing occurs is referred to as the "Closing Date."

        Section 1.3    Effective Time.    At the Closing, Parent and the Company shall cause a certificate of merger (the "Certificate of Merger") to be executed, signed, acknowledged, and filed with the Secretary of State of the State of Delaware (the "Secretary") in such form as is required by the relevant provisions of the DGCL. The Merger shall become effective when the Certificate of Merger has been duly filed with the Secretary or at such other subsequent date or time as Parent and the Company may agree and specify in the Certificate of Merger in accordance with the DGCL (the "Effective Time").

        Section 1.4    Effects of the Merger.    The Merger shall have the effect set forth in the DGCL, this Agreement, and the Certificate of Merger.

        Section 1.5    Certificate of Incorporation.    The certificate of incorporation of the Company shall, at the Effective Time, be amended and restated to read in its entirety as set forth on Exhibit B and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation (the "Surviving Charter").

        Section 1.6    Bylaws.    The bylaws of the Company shall, at the Effective Time, be amended and restated to read in their entirety as set forth in Exhibit C and, as so amended and restated, shall be the bylaws of the Surviving Corporation (the "Surviving Bylaws").

        Section 1.7    Directors.    The directors of Merger Sub immediately before the Effective Time shall be, from and after the Effective Time, the directors of the Surviving Corporation until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving Bylaws, and applicable Law.

        Section 1.8    Officers.    The officers of Merger Sub immediately before the Effective Time shall be, from and after the Effective Time, the officers of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving Bylaws, and applicable Law.

ARTICLE II
EFFECT OF THE MERGER ON CAPITAL STOCK

        Section 2.1    Conversion of the Company's Capital Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any shares of capital stock of Parent, Merger Sub or the Company:

          (a)    Conversion of Merger Sub's Capital Stock.    Each share of common stock, par value $0.00001 per share, of Merger Sub issued and outstanding immediately before the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock, par value $0.00001 per share, of the Surviving Corporation.

          (b)    Cancellation of Treasury Stock, Parent-Owned Stock and Company-Owned Stock.    Each share of common stock, par value $0.00001 per share, of the Company ("Company Common Stock") owned by the Company or any of its wholly owned Subsidiaries or by Parent or any of its wholly owned Subsidiaries immediately before the Effective Time (collectively, the "Company

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  Excluded Shares") shall be cancelled automatically and shall cease to exist, and no consideration shall be paid for those Company Excluded Shares.

          (c)    Cancellation and Conversion of Company Common Stock.

              (i)  Each share of Company Common Stock issued and outstanding immediately before the Effective Time, other than any Company Excluded Shares or shares as to which appraisal rights are perfected pursuant to Section 2.4, shall be converted into the right to receive an amount of cash equal to $4.75, without interest paid thereon (the "Merger Consideration").

             (ii)  All shares of Company Common Stock that have been converted pursuant to Section 2.1(c)(i) shall be cancelled automatically and shall cease to exist, and the holders of certificates ("Old Certificates") or book-entry shares ("Book-Entry Shares") which immediately before the Effective Time represented those shares shall cease to have any rights with respect to those shares, other than the right to receive the Merger Consideration upon surrender of their Old Certificates or Book-Entry Shares in accordance with Section 2.2.

        Section 2.2    Surrender of Certificates; Book-Entry Shares

          (a)    Paying Agent.    Prior to the Effective Time, Parent shall (i) select a bank or trust company, who must be satisfactory to the Company in its reasonable discretion, to act as the paying agent in the Merger (the "Paying Agent"), and (ii) enter into a paying agent agreement with the Paying Agent, the terms and conditions of which must be satisfactory to the Company in its reasonable discretion. Parent shall be responsible for all fees and expenses of the Paying Agent.

          (b)    Payment Fund.    At the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent an amount of cash (the "Payment Fund") sufficient to deliver to the stockholders of the Company the aggregate Merger Consideration to which the stockholders of the Company are entitled to receive pursuant to Section 2.1(c)(i). At the time of such deposit, Parent and the Surviving Corporation shall irrevocably instruct the Paying Agent to deliver such aggregate Merger Consideration to the stockholders of the Company in accordance with the procedures of the Paying Agent set forth in Section 2.2(c).

          (c)    Payment Procedures.

            (i)    Letter of Transmittal.    As promptly as practicable but in no event later than two Business Days following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a share of Company Common Stock converted pursuant to Section 2.1(c)(i), (A) a letter of transmittal in customary form, specifying that delivery shall be effected, and risk of loss and title to such holder's shares shall pass, only upon proper delivery and surrender of Old Certificates or Book-Entry Shares to the Paying Agent, and (B) instructions for surrendering such Old Certificates or Book-Entry Shares.

            (ii)    Surrender of Certificates and Book-Entry Shares.    Upon surrender of an Old Certificate or Book-Entry Shares for cancellation to the Paying Agent, together with a duly executed letter of transmittal and any other documents reasonably required by the Paying Agent, the holder of that Old Certificate or Book-Entry Shares shall be entitled to receive, and the Paying Agent shall pay in exchange therefor, the Merger Consideration payable in respect of the number of shares formerly evidenced by that Old Certificate or recorded as Book-Entry Shares less any required withholding of Taxes. Any Old Certificates or Book-Entry Shares so surrendered shall be cancelled immediately. No interest shall accrue or be paid on any amount payable upon surrender of Old Certificates or Book-Entry Shares.

            (iii)    Unregistered Transferees.    In the event that there was effected a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company and payment of any Merger Consideration is to be made to a Person other than the

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    Person in whose name the surrendered Old Certificate or Book-Entry Shares are registered, then the Merger Consideration may be paid to such a transferee so long as (A) the surrendered Old Certificate is accompanied by all documents reasonably required by Parent to evidence and effect that transfer, and (B) the Person requesting such payment (1) pays any applicable transfer or other Taxes or (2) establishes to the reasonable satisfaction of Parent and the Paying Agent that any such Taxes have already been paid or are not applicable.

            (iv)    No Other Rights.    Until surrendered in accordance with this Section 2.2(c), each Old Certificate or Book-Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration into which the shares of Company Common Stock shall have been converted pursuant to Section 2.1(c)(i). Any Merger Consideration paid upon the surrender of any Old Certificate or Book-Entry Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to that Old Certificate or Book-Entry Shares and the shares of Company Common Stock formerly represented thereby.

          (d)    Lost, Stolen or Destroyed Certificates.    If any Old Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation or the Paying Agent, the posting by such Person of a bond of indemnity, in such reasonable amount as the Surviving Corporation or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Old Certificate, the Paying Agent shall pay, in exchange for such affidavit claiming such Old Certificate is lost, stolen or destroyed, the Merger Consideration to such Person in respect of the shares of Company Common Stock formerly represented by such Old Certificate.

          (e)    No Further Transfers.    At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the shares of Company Common Stock that were outstanding immediately before the Effective Time.

          (f)    Required Withholding.    Parent, the Surviving Corporation, and the Paying Agent shall be entitled to deduct and withhold from any consideration otherwise payable under this Agreement such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended from time to time (the "Code"), or any applicable state, local or foreign Tax Law. To the extent that any amounts are so deducted and withheld and paid to the appropriate taxing authorities, those amounts shall be treated as having been paid to the Person in respect of whom such deduction or withholding was made for all purposes under this Agreement.

          (g)    No Liability; Escheat Laws.    None of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of Old Certificates or Book-Entry Shares for any amount properly paid to any Governmental Authority under any applicable abandoned property, escheat or similar Law. If any Old Certificate or Book-Entry Shares shall not have been surrendered immediately prior to such date on which any amounts payable pursuant to this Article II would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

          (h)    Investment of Payment Fund.    The Paying Agent shall invest the Payment Fund as directed by Parent. Any interest or income earned on the Payment Fund shall accrue for the benefit of, and shall by payable to, Parent. Any losses suffered in the investment of the Payment Fund shall not reduce Parent's obligations to pay the aggregate Merger Consideration and all other amounts payable by Parent hereunder.

          (i)    Termination of Payment Fund.    Any portion of the Payment Fund that remains unclaimed by the holders of Old Certificates or Book-Entry Shares one year after the Effective Time shall be

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  delivered by the Paying Agent to Parent upon demand. Thereafter and subject to the provisions of Section 2.2(g), any holder of Old Certificates or Book-Entry Shares who has not complied with this Article II shall look only to Parent for, and Parent shall remain liable for, payment of the Merger Consideration.

        Section 2.3    Options and Warrants.

          (a)   Parent shall not assume or otherwise replace any Options in connection with the transactions contemplated by this Agreement. As soon as practicable following the date of this Agreement, the Company Board or, if appropriate, any committee thereof administering the Stock Plans, shall adopt such resolutions or take such other actions as may be required to provide that, at the Effective Time, and without any action on the part of any holder of any outstanding Option, (i) the vesting of that number of Options specifically listed on Schedule 2.3(a) and held by the Persons set forth on such Schedule will accelerate and such Options will become fully vested before the Closing Date, (ii) all outstanding Options shall terminate and be canceled at the Effective Time, and (iii) each holder of a vested Option will be entitled to receive from Parent, Merger Sub or the Surviving Corporation, and shall receive as soon as practicable following the Effective Time, in settlement of each Option, the Cash Amount, provided that any such holder who is listed in Section 6.2(e) of the Company Disclosure Letter shall be entitled to receive the Cash Amount in accordance with the terms and conditions of the Contribution Agreements referred to in Section 6.2(e) (the "Contribution Agreements").

          (b)   Promptly after the execution of this Agreement, the Company shall mail to each holder of an Option a letter describing the treatment of and payment for such Options pursuant to this Section 2.3 and providing instructions for use in obtaining payment for such Options.

          (c)   Parent shall not assume or otherwise replace any Warrants in connection with the transactions contemplated by this Agreement. The rights and privileges of the holders of Warrants at and after the Effective Time shall be as set forth in the terms and conditions of the Warrants or as otherwise contemplated by the Contribution Agreements.

          (d)   The Company shall ensure that following the Effective Time, no holder of an Option or Warrant, except for those Persons identified in Schedule 2.3(d) with respect to those Warrants set forth opposite each Person's name, or any participant in the Stock Plans shall have any right to receive shares of Company Common Stock following the Effective Time or any other equity interest therein.

          (e)   To the extent that any amounts are withheld and paid to the appropriate taxing authorities with respect to the Options or Warrants, those amounts shall be treated as having been paid to the holder of that Option or Warrant, as applicable, for all purposes under this Agreement.

        Section 2.4    Dissenting Shares.

          (a)   Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock for which the holder thereof (i) has not voted in favor of adoption of this Agreement or consented thereto in writing, and (ii) has demanded the appraisal of such shares of Company Common Stock in accordance with, and has complied in all respects with, Section 262 of the DGCL (collectively, the "Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration in accordance with Section 2.1(c)(i). At the Effective Time, (A) all Dissenting Shares shall be cancelled and cease to exist, and (B) the holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under Section 262 of the DGCL.

          (b)   Notwithstanding the provisions of Section 2.4(a), if any holder of Dissenting Shares effectively withdraws or loses such appraisal rights (through failure to perfect such appraisal rights or otherwise), then that holder's shares of Company Common Stock (i) shall be deemed no longer

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  to be Dissenting Shares, and (ii) shall be treated as if they had been converted automatically at the Effective Time into the right to receive the Merger Consideration upon surrender of the Old Certificate or Book-Entry Shares formerly representing such shares of Company Common Stock in accordance with Section 2.2.

          (c)   The Company shall give Parent (i) notice, within five days after receipt thereof, of any written demands for appraisal of any shares of Company Common Stock, the withdrawals of such demands, and any other instrument relating to appraisal served on the Company under the DGCL, and (ii) the right to participate in all negotiations and proceedings with respect to such demands for appraisal. Except to the extent required by applicable Law, the Company shall not, without the prior written consent of Parent, offer to make or make any payment with respect to, or settle or offer to settle, any such demands for appraisal, or agree to do any of the foregoing.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as specifically set forth in the Company Disclosure Letter, the Company represents and warrants to Parent and Merger Sub that:

        Section 3.1    Organization and Power.    Each of the Company and its Subsidiaries is a corporation or a limited liability company duly organized, validly existing, and in good standing under the Law of its jurisdiction of organization.

        Section 3.2    Foreign Qualifications.    Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation, limited liability company or other legal entity, is in good standing and qualified to do business in each of the jurisdictions in which the character of the assets or properties owned or leased by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect.

        Section 3.3    Corporate Authorization.    The Company has all necessary corporate power and authority to enter into this Agreement and, subject to the receipt of the Written Consent, to consummate the transactions contemplated by this Agreement. The Special Committee, at a duly called and held meeting thereof, has unanimously (a) approved and declared advisable this Agreement, the Merger, and the other transactions contemplated by this Agreement, (b) declared that it is in the best interests of the stockholders of the Company (other than the Principal Stockholders and their Affiliates) that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement, and (c) recommended to the Company Board that it approve and declare advisable this Agreement, including the merger of Merger Sub with and into the Company. The Company Board, at a meeting duly called and held has (i) approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) declared that it is in the best interests of the stockholders of the Company that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement, (iii) directed that this Agreement be submitted for adoption by the stockholders of the Company, (iv) approved the Voting Agreement solely for purposes of Section 203 of the DGCL, and (v) recommended that the stockholders of the Company adopt this Agreement. Assuming that the Written Consent is received in accordance with the Voting Agreement, the execution, delivery, and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement constitutes a legal, valid, and binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws of general applicability relating

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to or affecting the rights and remedies of creditors generally and the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity) (collectively, the "Bankruptcy and Equity Exception").

        Section 3.4    Organizational Documents.    The copies of the certificate of incorporation and bylaws of the Company (collectively, the "Company Organizational Documents"), which are incorporated by reference as exhibits to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009, are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.

        Section 3.5    Subsidiaries.    Each of the Subsidiaries of the Company is listed on Section 3.5 of the Company Disclosure Letter and is directly or indirectly wholly owned by the Company, free and clear of any Liens. Neither the Company nor any Subsidiary of the Company owns, directly or indirectly, any capital stock of, or any other securities convertible or exchangeable into or exercisable for capital stock of, any Person other than the Subsidiaries of the Company. The Company has delivered to Parent, true and complete copies of the certificate of incorporation and bylaws (or other similar governing documents) as in effect on the date of this Agreement for each of the Subsidiaries of the Company.

        Section 3.6    Governmental Authorizations.    The execution, delivery, and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement do not and will not require any consent, registration, declaration, waiver, approval, Order, Permit or other authorization of, or filing with or notification to (collectively, "Governmental Authorizations"), any Governmental Authority, other than:

          (a)   the filing of the Certificate of Merger with the Secretary;

          (b)   any filing or authorization as a result of matters specifically relating to Parent or its Affiliates;

          (c)   the filing with the Securities and Exchange Commission (the "SEC") of any filings and reports that may be required in connection with this Agreement and the transactions contemplated by this Agreement under the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations promulgated by the SEC thereunder; and

          (d)   the Governmental Authorizations specified on Section 3.6(d) of the Company Disclosure Letter.

        Section 3.7    Non-Contravention.    Assuming the execution and delivery of the Written Consent, the execution, delivery, and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement do not and will not:

          (a)   contravene or conflict with, or result in any violation or breach of, any provision of the Company Organizational Documents or the comparable organizational or governing documents of any of the Subsidiaries of the Company;

          (b)   contravene or conflict with, or result in any violation or breach of, any Law applicable to the Company or any of its Subsidiaries or by which any material assets of the Company or any of its Subsidiaries ("Company Assets") are bound, or result in the creation of any Lien on any Company Assets other than Permitted Liens;

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          (c)   result in any violation or breach of, constitute a default (with or without notice or lapse of time or both) under, result in the termination or cancellation of, accelerate the performance required by, or give rise to a right of another Person to claim any of the foregoing under, any Company Material Contracts or by which any Company Assets are bound, other than such violations, breaches, defaults, terminations, cancellations and rights that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; or

          (d)   require any consent, approval or other authorization of, or filing with or notification to, any Person under any Leases or Company Material Contracts, other than such consents, approvals, authorizations, filings and notifications that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

        Section 3.8    Capitalization.

          (a)   The authorized capital stock of the Company consists solely of (i) 100,000,000 shares of Company Common Stock, and (ii) 10,000,000 shares of preferred stock, par value $0.00001 per share (the "Company Preferred Stock"). Section 3.8 of the Company Disclosure Letter sets forth, as of the date of this Agreement, (A) the number of issued and outstanding shares of Company Common Stock, (B) the number of shares of Company Common Stock subject to or reserved for issuance upon the exercise of outstanding Options (and the expiration date and exercise or conversion price related thereto), (C) the number of shares of Company Common Stock subject to or reserved for issuance upon the exercise of outstanding Warrants (and the expiration date and exercise or conversion price related thereto), and (D) the number of shares of Company Common Stock subject to or reserved for issuance upon the conversion of any loan, borrowing or other indebtedness of the Company that grants the holder thereof the right to convert such indebtedness into shares of Company Common Stock. As of the date of this Agreement, there are no shares of Company Preferred Stock issued or outstanding and there are no shares of Company Common Stock held in treasury. There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, phantom stock rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

          (b)   All outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and non-assessable, and are not subject to any pre-emptive rights.

          (c)   Each outstanding share of capital stock of each Subsidiary of the Company that is a corporation is duly authorized, validly issued, fully paid and non-assessable, and is not subject to any pre-emptive rights.

          (d)   There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or capital stock of any Subsidiary of the Company or to make any contributions to the capital of, or lend or advance funds to, any Subsidiary of the Company.

          (e)   Except for the Voting Agreement, there are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries. There are no bonds, debentures, notes or other instruments of indebtedness of the Company or any of its Subsidiaries that have the right to vote, or that are convertible or

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  exchangeable into or exercisable for securities having the right to vote, on any matters on which stockholders of the Company may vote.

          (f)    The Company has not, since January 1, 2010, declared or paid any dividend, or declared or made any distribution on, or set aside for payment for, or authorized the creation or issuance of, or issued, or authorized or effected any stock split or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding stock.

        Section 3.9    Written Consent.    The delivery of the Written Consent will constitute all necessary stockholder action to adopt this Agreement under Section 251(c) of the DGCL and is the only approval of the stockholders of the Company necessary to adopt this Agreement.

        Section 3.10    SEC Reports.    The Company has timely furnished or filed with the SEC (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) all forms, reports, schedules, statements, and other documents (including all exhibits and other information incorporated therein) required to be furnished or filed by the Company with the SEC since January 1, 2008 (collectively, the "Company SEC Reports"). Each of the Company SEC Reports (a) was prepared in accordance in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, the rules and regulations of the SEC promulgated under the Securities Act and the Exchange Act applicable to such Company SEC Report, and other applicable Law, and (b) did not, at the time such Company SEC Report was filed, or if amended or restated, at the time of such later amendment or restatement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which such statements were made, not misleading. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any periodic forms, reports, schedules, statements or other documents with the SEC. The Company has delivered to Parent correct and complete copies of all correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, occurring since January 1, 2008 and prior to the date of this Agreement and not available on the SEC's EDGAR system prior to the date of this Agreement. As of the date hereof, there are no outstanding or unresolved comments in comment letters or written notices from the SEC staff with respect to any of the Company SEC Reports. None of the Company SEC Reports, and no Subsidiary of the Company, is the subject of ongoing SEC review of which the Company has Knowledge, outstanding written SEC comment or outstanding SEC investigation.

        Section 3.11    Financial Statements; Internal Controls.

          (a)   The audited consolidated balance sheets and the related audited consolidated statements of income, stockholders' equity, and cash flows (including, in each case, any related notes and schedules thereto) and unaudited consolidated interim balance sheets and the related unaudited consolidated statements of income, stockholders' equity, and cash flows of the Company and its consolidated Subsidiaries included in the Company SEC Reports (the "Company Financial Statements"):

              (i)  complied as to form in all material respects with published, applicable rules and regulations of the SEC;

             (ii)  were prepared in accordance with (A) United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes to those financial statements or, in the case of unaudited statements, as permitted by Form 10-Q

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    of the SEC) during the periods involved, and (B) the books and records of the Company and the Subsidiaries of the Company; and

            (iii)  fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments).

          (b)   The Company and its Subsidiaries maintain a system of "internal control over financial reporting" (within the meaning of Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding (i) the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) the authorization of management with respect to receipts and expenditures of the Company and its Subsidiaries and (iii) the prevention or timely detection of the unauthorized acquisition, use or disposition of any assets the Company or any of its Subsidiaries that could have a material effect on the Company's financial statements. Each of the Company and its Subsidiaries has disclosed to its auditors and the audit committee of the Company Board (1) any "significant deficiencies" and "material weaknesses" in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial data and has disclosed to its auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls, and the Company has made available to Parent copies of any such disclosure in clauses (1) and (2). None of the Company, the Company's independent accountants, the Company Board or the audit committee of the Company Board has received any oral or written notification of any (i) "significant deficiency" in the internal control over financial reporting of the Company, (ii) "material weakness" in the internal control over financial reporting of the Company or (iii) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal control over financial reporting of the Company. There is no outstanding "significant deficiency" or "material weakness" that has not been appropriately and adequately remedied by the Company. For purposes of this Section 3.11(b), the terms "significant deficiency" and "material weakness" shall have the meaning assigned to them in Release 2004-001 of the Public Company Accounting Oversight Board, as in effect on the date hereof.

          (c)   Each of the Company and its Subsidiaries has (i) designed and put into use "disclosure controls and procedures" (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to the Company and its Subsidiaries is made known to the management of the Company by others within the Company as appropriate to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required by the Exchange Act with respect to the Company SEC Reports, and (ii) based on their most recent evaluation of such disclosure controls and procedures, the chief executive officer and chief financial officer of the Company have found them to be effective.

          (d)   With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q, and each amendment of any such report included in the Company SEC Reports filed since January 1, 2007, the principal executive officer and principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company) have made all certifications required by the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") and any related rules and regulations promulgated by the SEC. The Company is in compliance in all material respects with all rules, regulations, and requirements of the Sarbanes-Oxley Act applicable to the Company.

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        Section 3.12    Liabilities.    Except as set forth on the face of the Company Financial Statements, there are no liabilities or obligations of any kind, whether accrued, contingent, absolute, inchoate or otherwise (collectively, "Liabilities") of the Company or any of its Subsidiaries, other than:

          (a)   Liabilities disclosed in the consolidated balance sheet of the Company and its consolidated Subsidiaries as of September 30, 2010 (the "Balance Sheet Date") or the footnotes thereto set forth in the Company SEC Reports;

          (b)   Liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect;

          (c)   Liabilities incurred in connection with the Merger or any other transaction contemplated by this Agreement or as permitted or contemplated by this Agreement; and

          (d)   Liabilities that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        Section 3.13    Absence of Certain Changes.    During the period between December 31, 2009, and the date of this Agreement, (a) the Company and its Subsidiaries have conducted their businesses in the ordinary course consistent with past practice, except in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, (b) neither the Company nor any of its Subsidiaries has taken any action of the type described in Section 5.1 that, had such action been taken following the date of this Agreement without the prior written consent of Parent, would be in violation of such Section 5.1, and (c) there has not been any event, condition, change, occurrence or development that has had or would reasonably be expected to have a Company Material Adverse Effect.

        Section 3.14    Litigation.    As of the date of this Agreement, there are no legal actions, claims, demands, arbitrations, hearings, charges, complaints, investigations, examinations, indictments, litigations, suits or other civil, criminal, administrative or investigative proceedings (collectively, "Legal Actions") pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. As of the date of this Agreement, there are no Orders outstanding against the Company or any of its Subsidiaries. Section 3.14 of the Company Disclosure Letter sets forth a true and complete list of all Legal Actions resolved or settled by the Company and any Subsidiary of the Company during the three year period immediately proceeding the date of this Agreement. This Section 3.14 shall not apply to those specific matters set forth in Section 3.17 (Benefit Plans), 3.19 (Taxes), 3.20 (Environmental Matters), or 3.21 (Intellectual Property).

        Section 3.15    Material Contracts

          (a)   Section 3.15(a) of the Company Disclosure Letter lists the following Contracts in effect as of the date of this Agreement to which the Company or any Subsidiary of the Company is a party (in each case with respect to which the Company or any of its Subsidiaries has continuing obligations as of the date of this Agreement) (collectively, the "Company Material Contracts"):

              (i)  Contracts (other than the Company Benefit Plans) filed as an exhibit to the Company's Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company in a Current Report on Form 8-K since the Balance Sheet Date and before the date of this Agreement;

             (ii)  Contracts with any stockholder, current or former Executive Officer or director or Affiliate of the Company or any Subsidiary of the Company;

            (iii)  Contracts for the acquisition, disposition, sale or lease of any of the assets of the Company, other than in the ordinary course of business;

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            (iv)  Contracts relating to the borrowing of money, the making of any loans or the guarantee of any third-party indebtedness for borrowed money;

             (v)  Contracts involving payments to, or expenditures by, the Company or any Subsidiary of the Company (A) with a remaining term of more than one year from the date hereof with respect to which the payments or expenditures are expected to exceed $100,000 on an annual basis or (B) with respect to which the payments or expenditures are expected to exceed $100,000 on an annual basis;

            (vi)  Contracts restricting the Company or any Subsidiary of the Company from engaging in any line of business or competing with any Person or in any geographical area;

           (vii)  Contracts providing for the settlement of claims in excess of $100,000 against the Company or any Subsidiary of the Company pursuant to which the Company or any Subsidiary of the Company has any existing Liability in excess of $100,000;

          (viii)  Contracts relating to exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar arrangements, or any other Contract relating to foreign currency or interest rate protection;

            (ix)  All Government Contracts;

             (x)  Contracts pursuant to which (A) a third party grants to the Company or any Subsidiary of the Company the right or license (other than commercial shrink wrap licenses) to use any Intellectual Property of such third party, (B) the Company or any Subsidiary of the Company grants to any third party the right or license to use any Company Intellectual Property, or (C) the Company or any Subsidiary of the Company has agreed to acquire, dispose of, sell or lease any Company Intellectual Property;

            (xi)  Contracts (other than Leases) under which the Company or any Subsidiary of the Company has made or received payments of more than $25,000 during the twelve-month period ended September 30, 2010 or reasonably expects to make or receive payments of more than $25,000 during the twelve-month period ending September 30, 2011, and in either case is terminable upon notice of 60 days or less without penalty;

           (xii)  Any amendment, supplement, change or modification to or in respect of any of the foregoing Contracts or any commitment or agreement to enter into any of the foregoing; or

          (xiii)  Any other Contracts not included under the foregoing clauses (i) through (xii) that are material to the Company and its Subsidiaries, taken as a whole.

          (b)   Each Company Material Contract is a valid and binding obligation of the Company, or its applicable Subsidiary, and, to the Knowledge of the Company, each other party thereto, subject to the Bankruptcy and Equity Exception, and is in full force and effect. None of the Company, its applicable Subsidiary and, to the Knowledge of the Company, any other party thereto, is in breach or default under any Company Material Contract and neither the Company nor any Subsidiary of the Company has received written notice of any material violation or default under, and, to the Knowledge of the Company, no event, condition or occurrence exists which, with the passage of time or the giving of notice or both, would reasonably be expected to cause a violation or default under any Company Material Contract.

          (c)   With respect to each Government Contract or outstanding Proposal to which the Company or any Subsidiary of the Company is a party: (i) the Company and each Subsidiary of the Company has complied in all material respects with the terms and conditions of such Government Contract or Proposal, including clauses, provisions and requirements incorporated expressly by reference or by operation of Law therein; (ii) the Company and each Subsidiary of the

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  Company has complied in all material respects with (A) all applicable Laws in relation to such Government Contract or Proposal, and (B) any agreement with the United States government, or other applicable Governmental Authority pertaining to such Government Contract or Proposal; (iii) since January 1, 2007, neither the United States government nor any other applicable Governmental Authority nor any prime contractor, subcontractor or other Person has notified the Company or any Subsidiary of the Company, in writing, that the Company or any Subsidiary of the Company has breached or violated any Law in connection with any Government Contract; (iv) no termination for convenience, termination for default, cure notice or show cause notice has been issued and not resolved or cured; (v) no cost incurred by the Company or any Subsidiary of the Company has been disallowed, other than those which have been resolved and (vi) since January 1, 2007, no amount of money due to the Company or to any Subsidiary of the Company has been withheld or set off and not resolved.

          (d)   Neither the Company nor any Subsidiary of the Company nor, to the Knowledge of the Company and solely as it relates to performing duties for the Company or its Subsidiaries, any of the directors or current or former Executive Officers of the Company, is (or within the last three years has been) under administrative, civil or criminal investigation or indictment or information or audit (other than routine audits) with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Proposal. Neither the Company nor any Subsidiary of the Company has made a voluntary disclosure pursuant to the United States Department of Defense Fraud Voluntary Disclosure Program (or comparable disclosure to any other Governmental Authority) with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Proposal. Neither the Company nor any Company Subsidiary has submitted any inaccurate certification with respect to a Government Contract.

          (e)   None of the Company, any Subsidiary of the Company, and, to the Knowledge of the Company and solely as it relates to performing duties for the Company or its Subsidiaries, any of the current or former Executive Officers or directors of the Company, is (or at any time during the last three years has been) suspended or debarred from doing business with the United States Government, or any other applicable Governmental Authority with jurisdiction over a region where the Company or any Subsidiary of the Company conducts business or has been declared non-responsible or ineligible for contracting with the United States Government or any other applicable Governmental Authority with jurisdiction over a region where the Company or any Subsidiary of the Company conducts business. Since January 1, 2007 and through the date of this Agreement, no Government Contract has been terminated for default.

        Section 3.16    Anticorruption.

          (a)   To the Knowledge of the Company, neither the Company nor any Subsidiary of the Company (including any of their Executive Officers, directors, agents, distributors, employees, or other persons while acting on their behalf) has, directly or indirectly, taken any action (i) that would cause the Company or any Subsidiary of the Company to be in violation of the United States Foreign Corrupt Practices Act of 1977, as amended ("FCPA"), or any other anticorruption or anti-bribery Laws applicable to the Company or any Subsidiary of the Company (collectively with the FCPA, the "Anticorruption Laws"), or (ii) in furtherance of an offer, payment, promise to pay, authorization, or ratification of the payment, directly or indirectly, of any gift, money or anything of value to a Government Official to secure any improper advantage or to obtain or retain business for any Person.

          (b)   There is no pending investigation of or request for information from the Company or any Subsidiary of the Company by any Governmental Authority regarding the Anticorruption Laws and, to the Knowledge of the Company, there is no other allegation, investigation or inquiry by

13

  any Governmental Authority regarding the Company and any Company Subsidiary's actual or possible violation of the Anticorruption Laws.

          (c)   None of the officers, directors or employees of the Company or any Subsidiary of the Company is a Government Official of a Governmental Authority that directly or indirectly purchases products or services from or otherwise does business with the Company.

          (d)   The Company and each Subsidiary of the Company has established and implemented reasonable internal controls and procedures intended to ensure compliance with the Anticorruption Laws, including, but not limited to, an anticorruption compliance policy that (i) requires compliance with the Anticorruption Laws and otherwise prohibits bribes to Government Officials; (ii) restricts gifts, entertainment, and promotional and marketing expenses for Government Officials; (iii) requires diligence on, anticorruption contract language in agreements with, and ongoing monitoring of third parties that may have relations with Government Officials on Company's or any of its Subsidiaries' behalf; (iv) restricts political and charitable contributions; (v) mandates possible discipline for violations of the policy; (vi) requires periodic certification by senior executives and relevant sales, financial, and accounting officials indicating awareness of and compliance with the policy; (vii) requires distribution of the policy to all employees; (viii) requires periodic training for relevant employees regarding the policy; (ix) identifies a senior executive or executives responsible for implementation and monitoring of the policy; and (x) includes procedures for reporting and investigating possible violations of the policy.

          (e)   No Executive Officer or director of the Company or any Subsidiary of the Company has, directly or indirectly, made false or misleading statements to, or attempted to coerce or fraudulently influence, an accountant in connection with any audit, review, or examination of the financial statements of the Company or any Subsidiary of the Company.

        Section 3.17    Benefit Plans.

          (a)   Section 3.17(a) of the Company Disclosure Letter lists (i) all "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), all employment agreements, employment offer letters, plans and policies, change of control and severance agreements, indemnification agreements, non-disclosure or non-competitions agreements, and stock incentive plans, and (ii) all other consulting, bonus, incentive, deferred compensation, vacation, sick pay, hospitalization or other medical, life, disability or other insurance, and other employee benefit plans (including the Stock Plans), agreements, programs, policies or commitments, whether or not subject to ERISA, with respect to which the Company and any of its Subsidiaries have any material liabilities or obligations, in each case (A) under which any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries has any right to benefits, and (B) which are maintained, sponsored or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries makes or is required to make contributions with respect to such directors, officers, employees or consultants. All such plans, agreements, programs, policies and commitments are collectively referred to as the "Company Benefit Plans."

          (b)   With respect to each Company Benefit Plan, the Company has delivered to Parent true and complete copies of (i) the plan document as currently in effect (including all amendments thereto), (ii) the most recent summary plan description, (iii) the most recent annual report on Form 5500 (including all schedules), (iv) the most recent annual audited financial statements and opinion, and (v) if the Company Benefit Plan is intended to qualify under Section 401(a) of the Code, the most recent determination letter (and all correspondence related thereto) received from the Internal Revenue Service (the "IRS").

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          (c)   Neither the Company nor any Company ERISA Affiliate has, at any time during the last six years, sponsored, contributed to or been obligated to contribute to, or has any liability with respect to, any pension plan subject to Title IV of ERISA, any "multiemployer plan" (as defined in Section 3(37) of ERISA), any "multiple employer plan" (within the meaning of Section 413(c) of the Code), or any "multiple employer welfare arrangement" (within the meaning of Section 3(40) of ERISA).

          (d)   Each Company Benefit Plan is in compliance in all material respects with ERISA, the Code, and other applicable Law and no prohibited transaction under the Code or ERISA has occurred. With respect to each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code, (i) a favorable determination letter has been issued by the IRS with respect to such qualification, (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and (iii) to the Knowledge of the Company, no event has occurred since the date of such qualification or exemption that would adversely affect such qualification or exemption.

          (e)   No Company Benefit Plan provides health, medical, life insurance or death benefits to current or former employees of the Company or any of its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by COBRA or Section 4980B of the Code, or any similar state group health plan continuation Law, the cost of which is fully paid by such current or former employees or their dependents.

          (f)    The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement will not (i) result in any payment becoming due, or increase the amount of any compensation due, to any current or former employee of the Company or any of its Subsidiaries, (ii) increase any benefits otherwise payable under any Company Benefit Plan, (iii) result in the acceleration of the time of payment or vesting of any compensation or benefits to any current or former employee of the Company or any of its Subsidiaries, (iv) result in any funding, through a grantor trust or otherwise, of any compensation or benefits to any current or former employee of the Company or any of its Subsidiaries or (v) result in any payment becoming due to any employee or service provider of the Company or any of its Subsidiaries that would be subject to an excise tax under Section 4999 of the Code.

          (g)   Each Company Benefit Plan that is a "non qualified deferred compensation plan" (as defined in Section 409A(d)(l) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has since (i) January 1, 2005, been maintained and operated in good faith compliance with Section 409A of the Code and applicable guidance issued thereunder, and (ii) January 1, 2009, been in documentary and operational compliance with Section 409A of the Code. Each Company Employee Benefit Plan that is a "non qualified deferred compensation plan" (as defined in Section 457A of the Code) and any award thereunder, in each case that is subject to Section 457A of the Code, has been maintained and operated in compliance with Section 457A of the Code and applicable guidance issued thereunder. Neither the Company nor any Subsidiary of the Company is a party to any agreement which would require the payment to any current or former employee, consultant or director of an amount necessary to "gross-up" such individual for any taxes or penalties under Section 409A or Section 457A of the Code.

          (h)   There are no pending, or, to the Knowledge of the Company, threatened, Legal Actions against any Company Benefit Plan, other than ordinary claims for benefits by participants and beneficiaries.

        Section 3.18    Labor Relations.

          (a)   Section 3.18(a) of the Company Disclosure Letter contains a true and complete list showing the names of all employees of the Company and each Subsidiary of the Company as of

15

  the date of this Agreement (each an "Employee"), his or her position and title (if any), current rate of compensation (including bonuses, commissions and incentive compensation (if any)), whether such Employee is hourly or salaried, whether such Employee is exempt or non-exempt, the number of such Employee's accrued sick days and vacation days, whether such Employee is absent from active employment, and if so, the dates such Employee became inactive, the reason for such inactive status, and, if applicable, the anticipated date of return to active employment. All such Employees are actively engaged in the conduct of the business of the Company or its Subsidiaries. Neither the Company nor any Subsidiary of the Company has committed itself to increase the remuneration of any such Employee or otherwise change the terms and conditions of their employment from the terms set forth in Section 3.18 of the Company Disclosure Letter.

          (b)   With respect to any person who provides personal services to the Company or any Subsidiary of the Company (i) the Company and each applicable Subsidiary of the Company has correctly classified each service provider as either an "employee" or an "independent contractor"; (ii) all such persons have been properly treated under all Company Benefit Plans consistent with such classification; and (iii) there are no complaints, actions, claims or proceedings pending or, to the Knowledge of the Company, threatened to be brought by any such person or any Governmental Authority to reclassify such person.

          (c)   No employee of the Company or any of its Subsidiaries is represented by a union and, to the Knowledge of the Company, no union organizing efforts have been conducted since January 1, 2009. Neither the Company nor any of its Subsidiaries (i) is a party to any collective bargaining agreement or other labor contract, and (ii) has been, or, to the Knowledge of the Company, is now threatened with, a strike, picket, work stoppage, work slowdown or other organized labor dispute.

          (d)   Each of the Company and its Subsidiaries is in material compliance with all applicable Law relating to the employment of labor, including all applicable Law relating to wages, hours, collective bargaining, employment discrimination, immigration, civil rights, safety and health, workers' compensation, fair labor standards, wrongful discharge or violation of personal rights of employees, pay equity and the collection and payment of withholding or social security taxes, and neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law within the last six months that remains unsatisfied.

          (e)   Neither the Company nor any Subsidiary of the Company is liable for any arrearage of wages, any accrued or vested vacation pay or any Tax or penalty for failure to comply with any applicable Law relating to employment or labor, except for such liabilities that would not reasonably be expected to have a Company Material Adverse Effect. There is not a controversy pending, or to the Knowledge of the Company threatened or in prospect, between the Company and any Employees, nor is there any basis for any such controversy. There is no unfair labor practice charge or complaint currently pending against the Company with respect to or relating to any of the Employees before the National Labor Relations Board or any other Governmental Authority and no charges or complaints are currently pending against the Company before the Equal Employment Opportunity Commission or any other Governmental Authority.

        Section 3.19    Taxes.

          (a)   All income and other material Tax Returns required to be filed by or with respect to the Company and its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which the Company or any such Subsidiary is or has been a member (a "Company Group"), have been timely filed, and all such Tax Returns are true and complete. Neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any income or other material Tax Return which Tax Return has not yet been filed.

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          (b)   All material Taxes due and owing by the Company and its Subsidiaries and each Company Group (in each case, whether or not shown or required to be shown on any Tax Return) have been timely paid in full, except for Taxes the validity or amount of which is being contested in good faith and for which adequate accrual and reserve has been made.

          (c)   The accruals and reserves for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) reflected in the most recent financial statements contained in the Company SEC Reports filed prior to the date hereof are adequate to cover all unpaid Taxes of the Company and its Subsidiaries and each Company Group for all taxable periods and portions thereof through the date of such financial statements.

          (d)   The Company and its Subsidiaries have withheld and paid over all Taxes required to have been withheld and paid over and complied in all material respects with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, consultant, creditor, independent contractor or other third party.

          (e)   There are no Liens on any of the assets, rights or properties of the Company or any Subsidiary arising out of any alleged failure to pay or collect any Taxes.

          (f)    There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending.

          (g)   No audit or other Legal Action by any Governmental Authority is pending or, to the Knowledge of the Company, threatened in writing with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries or any Company Group.

          (h)   All deficiencies for Taxes asserted or assessed in writing against the Company or any of its Subsidiaries have been fully and timely paid, settled or properly reflected in the most recent financial statements contained in the Company SEC Reports.

          (i)    Since November 29, 2006, no claim has been made in writing by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries, as the case may be, is or may be subject to Tax in that jurisdiction.

          (j)    Neither the Company nor any of its Subsidiaries is subject to any private letter ruling of the Internal Revenue Service or comparable rulings of other Governmental Authorities with respect to Taxes that will be binding on the Company or any of its Subsidiaries with respect to any period following the Effective Time. Neither the Company nor any of its Subsidiaries has granted any power of attorney that is currently in force with respect to any Tax matters or Tax Returns.

          (k)   Neither the Company nor any of its Subsidiaries has been a member of any affiliated, combined, consolidated or unitary group other than the group of which the Company is the parent. None of the Company or any of its Subsidiaries has any liability for, or any indemnification or reimbursement obligation with respect to, Taxes of any Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision under foreign, state or local Law) or (ii) as a transferee or successor. Neither the Company nor any of its Subsidiaries is a party to any Tax sharing agreement, Tax indemnity obligation or similar agreement, or practice, with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority).

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          (l)    Neither the Company nor any of its Subsidiaries has agreed to or is required to make any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise. Neither the Company nor any of its Subsidiaries will be required to include in income, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Effective Time as a result of any (i) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (ii) intercompany transactions occurring at or prior to the Effective Time or any excess loss account in existence at the Effective Time as described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (iii) any open transaction or installment disposition made at or prior to the Effective Time; or (iv) any election to defer the recognition of cancellation of indebtedness income pursuant to Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

          (m)  The Company has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) at any time during the last five (5) years.

          (n)   Neither the Company nor any of its Subsidiaries has engaged in any "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

        Section 3.20    Environmental Matters.

          (a)   The operations of the Company and its Subsidiaries comply and, since January 1, 2008, have complied with all applicable Laws relating to (i) pollution, contamination, natural resources, cleanup, reclamation and protection of the environment or employee health and safety, (ii) emissions, discharges, disseminations, releases or threatened releases of Hazardous Substances into the air (indoor or outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures and any responses thereto or (iii) the generation, disturbance, manufacture, processing, distribution, use, treatment, storage, disposal, recycling, reclamation, presence, transport or handling of Hazardous Substances (collectively, "Environmental Law"). To the Knowledge of the Company, there are no conditions, including but not limited to the presence or release of or exposure to Hazardous Substances, on, in, under, affecting or migrating to or from any real property currently or formerly owned, leased or operated by the Company or any Subsidiary of the Company that could be expected to give rise to any violation of or result in any liability under any Environmental Laws.

          (b)   The Company and its Subsidiaries possess all Permits required under Environmental Law necessary for their respective operations, all such Permits are in full force and effect and no suspension, cancellation or material modifications of any such Permit is pending or, to the Knowledge of the Company, threatened. Such operations of the Company and its Subsidiaries are in compliance with all such Permits.

          (c)   No Legal Action arising under or pursuant to Environmental Law or otherwise involving Hazardous Substances is pending, or to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any notice, notification, demand, request for information, citation, summons, complaint or order (other than de minimis matters) relating to any Environmental Law or otherwise involving Hazardous Substances. Neither the Company nor any of its Subsidiaries is, or, to the Knowledge of the Company, expects to become, a party to any Order, Contract, or other document that imposes any liabilities or obligations under any Environmental Law or otherwise relates to Hazardous Substances.

          (d)   All waste materials generated in connection with the operation of the Company's and each of the its Subsidiaries' businesses or the operation or use of any real property owned, leased

18

  or operated by the Company or any of its Subsidiaries have been sent off-site for storage, treatment, recycling or disposal at facilities that, to the Knowledge of the Company, maintain the required Permits and operate in compliance with applicable Environmental Laws. Neither the Company nor any of its Subsidiaries has received any written notice of potential responsibility or liability for any off-site transport, storage, treatment, recycling or disposal of such waste materials.

          (e)   The Company has delivered to Parent copies of all written environmental, health or safety assessments, audits, investigations, and sampling, monitoring, remediation reports and similar documents in the possession of the Company or any of its Subsidiaries, including any documents relating to the release or presence of, or exposure to, any Hazardous Substance.

        Section 3.21    Intellectual Property.

          (a)   The Company or one of its Subsidiaries owns, is licensed to use, or otherwise has the right to use all Intellectual Property materially required for the operation of the business of the Company and its Subsidiaries (collectively, the "Company Intellectual Property") free and clear of any Lien. Section 3.21(a) of the Company Disclosure Letter sets forth a true and complete list of all Intellectual Property owned by the Company or any of its Subsidiaries that is registered, issued, or the subject of a pending application for registration, including (i) the name of the applicant/registrant and current owner, (ii) the jurisdiction where the application/registration is located, (iii) the application or registration number, and (iv) the status of the application or registration, including deadlines for any renewals or other required filings. None of the Intellectual Property owned or purported to be owned by the Company and/or its Subsidiaries (collectively, the "Company Owned Intellectual Property") (A) has been adjudged invalid or unenforceable and, to the Knowledge of the Company, the Company Owned Intellectual Property is valid and enforceable, subject to the Bankruptcy and Equity Exception, or (B) is subject to any Order or Legal Action. The Company and/or its Subsidiaries own all right, title, and interest to the Company Owned Intellectual Property, subject to the Company IP Licenses.

          (b)   Section 3.21(b) of the Company Disclosure Letter sets forth all Contracts pursuant to which Company Intellectual Property is licensed to the Company and/or its Subsidiaries by a third party or pursuant to which the Company or any of its Subsidiaries has granted to a third party the right to use Company Owned Intellectual Property (collectively, the "Company IP Licenses"), excluding non-exclusive licenses to the Company and/or its Subsidiaries of "off the shelf," commercially available software that is used by the Company and/or its Subsidiaries only for its or their internal business operations. To the Knowledge of the Company, (i) each Company IP License is valid and enforceable, subject to the Bankruptcy and Equity Exception, and is binding on all parties thereto, and (ii) no party to any Company IP License is in material breach thereof or material default thereunder. The Company and its Subsidiaries are in compliance in all material respects with the terms and conditions of all Company IP Licenses in favor of the Company and/or one or more of its Subsidiaries, as applicable.

          (c)   To the Knowledge of the Company, the conduct of the businesses of the Company and its Subsidiaries as currently conducted does not infringe upon or misappropriate, in any material respect, the Intellectual Property rights of any third party and no claim is pending or asserted in writing against the Company or any of its Subsidiaries that the conduct of the businesses of the Company and/or its Subsidiaries as currently conducted infringes upon or misappropriates the Intellectual Property rights of any third party. To the Knowledge of the Company and its Subsidiaries, no Person is infringing upon or misappropriating any Company Owned Intellectual Property.

          (d)   The Company and its Subsidiaries have taken commercially reasonable steps to protect the rights of the Company and its Subsidiaries, as applicable, in the Company Confidential

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  Information and any trade secret or confidential information of third parties used by the Company or any of its Subsidiaries. "Company Confidential Information" means any data or information of the Company or any of its Subsidiaries (including trade secrets) that is valuable to the operation of the Company's or any of its Subsidiaries' business and not generally known to the public or competitors.

          (e)   The Company's and each of its Subsidiaries' proprietary computer software and data/content, including past versions, that is or constitutes a material ingredient of, any product, software or service sold or licensed by the Company or any Company Subsidiary (the "Software and Data/Content") (i) is Company Owned Intellectual Property, and (ii) does not include any "open source" computer software, or any computer software that is subject to any "GNU Public License," or any other "free" software license containing similar provisions that would (A) require its disclosure or distribution in source code form, (B) impose any restriction on the consideration to be charged for the distribution thereof, or (C) impose any obligation to grant to any third party rights under Owned Company Intellectual Property.

          (f)    The Company and each of its Subsidiaries is in material compliance with all applicable Laws, privacy policies, and terms of use or other contractual obligations relating to privacy, data protection, and the collection, storage, and use of personal information collected, disseminated, used, or held for use by the Company and any of its Subsidiaries in the conduct of their respective businesses. The Company and each of its Subsidiaries complies with reasonable security and data protections in place, consistent with general industry practices, with respect to any personal information in its possession and there has been no material breach thereof or loss of data. The Company has not received notice of any claims that have been asserted or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging a violation of any Person's privacy or personal information or data rights.

        Section 3.22    Real Property; Personal Property.

          (a)   Neither the Company nor any of its Subsidiaries owns any right, title or interest in or to any real property, nor does the Company or any of its Subsidiaries have any option to purchase or acquire any real property. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have a valid and enforceable right and license to use or an enforceable leasehold interest in, and the right to quiet enjoyment of, all real property (including all buildings, fixtures, and other improvements thereto) used by them, free and clear of any Lien except for Permitted Liens.

          (b)   Section 3.22(b) of the Company Disclosure Letter sets forth a true and complete list (including the location and legal description of the premises, legal names of the parties, the amount of annual rent, the improvements to the real property, the uses being made of the real property, and the space occupied) of all leases, subleases, and other agreements (collectively, the "Leases") under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (the "Leased Real Property"), and, except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each Lease is valid and binding on the Company, each of its Subsidiaries party thereto, and, to the Knowledge of the Company, each other party thereto and is in full force and effect; (ii) there is no breach or default under any Lease by the Company or any of its Subsidiaries or any other party thereto; and (iii) no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a breach or default under any Lease by the Company or any of its Subsidiaries or any other party thereto. Except as would not reasonably be expected to have a Company Material Adverse Effect, (x) the Company has good and valid rights of ingress and egress to and from the Leased Real Property and the public street systems for all street, road, and utility purposes and other purposes necessary or incidental to the business of the Company, (y) neither all nor any

20

  portion of any of the Leased Real Property is the subject of any appropriation, condemnation or similar Legal Action, or of any violation of any applicable zoning law, regulation or other Law, Order, regulation or requirement relating to or affecting the Leased Real Property, and to the Knowledge of the Company, no such Legal Action has been threatened or commenced, and (z) to the actual knowledge of the Executive Officers of the Company, all of the buildings, structures, improvements, and fixtures comprising the Leased Real Property are in a good state of repair, maintenance, and operating condition and there are no defects with respect thereto which would impair the day to day use of any such buildings, structures, improvements or fixtures or which would subject the Company to liability under applicable Law. The Leased Real Property comprises all of the real property used in or reasonably necessary in connection with the Company's business.

          (c)   Section 3.22(c) of the Company Disclosure Letter sets forth a true and complete list of all leases, subleases, and other agreements under which the Company or any of its Subsidiaries uses or has the right to use any tangible personal property (including machinery, tools, and equipment) of another Person and that provide for annual payments or royalties to such Person in excess of $50,000.

          (d)   The Company and its Subsidiaries have valid title to, or an enforceable leasehold interest in, all personal Company Assets used by them, free and clear of any Lien except for Permitted Liens. Except as would not reasonably be expected to have a Company Material Adverse Effect, all personal Company Assets owned or leased by the Company or any of its Subsidiaries (i) have been maintained in accordance with generally accepted industry practice, (ii) are in good operating condition and repair, ordinary wear and tear excepted, and (iii) are adequate for the uses to which they are being put. All Company Assets owned or leased by the Company constitute all of the assets reasonably necessary for the operation of the Company's business as currently conducted and as reasonably necessary to continue to conduct the Company's business after Closing as it is being conducted.

          (e)   The Company is not subject to any Contract pursuant to which it is required to expend any sums in excess of $100,000 in order to restore any real property or any tangible personal property leased by the Company to its original condition, to repair or maintain real property or any tangible personal property so leased, or in connection with the expiration or termination of any of the Leases or any lease for any tangible personal property.

        Section 3.23    Permits; Compliance with Law.

          (a)   Each of the Company and its Subsidiaries is in possession of all material franchises, grants, authorizations, registrations, licenses, easements, variances, exceptions, consents, certificates, approvals and other permits of any Governmental Authority ("Permits") necessary for it to own, lease, and operate its properties and assets or to carry on its business as it is now being conducted (collectively, the "Company Permits").

          (b)   Neither the Company nor any of its Subsidiaries is in material conflict with, or in material default or violation of, (i) any Law applicable to the Company or such Subsidiary or by which any of the Company Assets is bound, or (ii) any Company Permits.

          (c)   The Company and each Company Subsidiary is in material compliance with applicable export control and trade and economic sanctions Laws, including but not limited to the U.S. Commerce Department's Export Administration Regulations and sanctions Laws maintained by the U.S. Treasury Department's Office of Foreign Assets Control, as well as all applicable export control and sanctions Laws maintained by other jurisdictions.

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        Section 3.24    Insurance.    Section 3.24 of the Company Disclosure Letter sets forth a true complete list of all insurance policies issued in favor of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary. The Company and each of its Subsidiaries maintains insurance coverage in such amounts and against such risks as is sufficient to comply in all material respects with applicable Law. All such insurance policies are, as of the date of this Agreement, in full force and effect and all related premiums have been paid to date. Neither the Company nor any of its Subsidiaries is in material breach or default under, and neither it nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a material breach or default, or permit termination or material modification of, any insurance policies.

        Section 3.25    Related Party Transactions.    There are no Contracts or other transactions or series of similar transactions between the Company or any of its Subsidiaries, on the one hand, and any Person currently who is or who was in the past three years, (a) an Executive Officer or director of the Company, (b) a record or beneficial owner of 5% or more of the securities of the Company or (c) an Affiliate of any such Executive Officer, director or record or beneficial owner, on the other hand, that are currently in effect, except in each case as described in any Contracts between or among the Company and any of its wholly owned Subsidiaries or between or among any of the Company's wholly owned Subsidiaries.

        Section 3.26    Information Supplied.    None of the information supplied or to be supplied by or on behalf of the Company for inclusion in the Information Statement will, when it is filed with the SEC or at any time it is amended or supplemented or at the date the Information Statement is first published, sent, mailed or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Information Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 3.26, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Information Statement that was supplied by or on behalf of the Parent or Merger Sub specifically for inclusion or reference therein.

        Section 3.27    Takeover Statutes.    The Company Board has taken all necessary action to ensure that the restrictions on business combinations contained in Section 203 of the DGCL and any other "moratorium", "control share acquisition", "business combination", "fair price" or other form of anti-takeover Laws (collectively, "Takeover Statutes") or regulation that may purport to be applicable will not apply to this Agreement, the Voting Agreement, the Merger or the other transactions contemplated by this Agreement.

        Section 3.28    Opinion of Financial Advisors.    Fairmount Partners, LP (the "Company Financial Advisors") has delivered to the Special Committee an opinion to the effect that, as of the date of such opinion and subject to the various limitations, assumptions, factors, and matters set forth therein, the Merger Consideration to be received by holders of Company Common Stock (other than the Principal Stockholders or their Affiliates) is fair, from a financial point of view, to such holders.

        Section 3.29    Brokers.    Except for the Company Financial Advisors, no broker, finder or investment banker other than the Company Financial Advisors is entitled to any brokerage, finder's or other similar fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries and any such fees owed to the Person(s) identified in Section 3.29 of the Company Disclosure Letter are set forth therein.

        Section 3.30    Customers and Suppliers.    Section 3.30(a) of the Company Disclosure Letter sets forth a true and complete list of (i) the fifteen (15) largest customers (by dollar amount of sales) of the

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Company's healthcare division (the "Key Healthcare Customers"), and (ii) the five (5) largest customers (by dollar amount of sales) of the Company's EMS division (the "Key EMS Customers," and together with the Key Healthcare Customers, the "Key Customers"), for the Company's current fiscal year (to date) and the percentage of sales attributable to such customer, and Section 3.30(b) of the Company Disclosure Letter sets forth a true and complete list of the ten (10) largest suppliers of the Company (by dollar amount of purchases) (the "Key Suppliers") for the Company's current fiscal year (to date) and the percentage of purchases attributable to such supplier. Since January 1, 2010 (x) no Key Customer or Key Supplier has terminated or cancelled its relationship with the Company; (y) no Key Customer has indicated that it will stop, or decrease the rate of, buying materials, products or services from the Company; and (z) no Key Supplier has indicated that it will stop, or decrease the rate of, supplying materials, products or services to the Company or that it will or intends to or expects to change any of the terms or conditions of its arrangement with the Company or increase the costs charged to the Company. Neither the Company nor any Company Subsidiary has, since January 1, 2010, canceled or otherwise terminated or materially and adversely modified its relationship with any Key Customer or Key Supplier.

        Section 3.31    Product Compliance.    The Company and each of its Subsidiaries is in possession of all material certifications, licenses, and qualifications issued by any generally recognized industry certification, licensing, inspection, or safety organization necessary for the production, manufacturing, sale, licensing or labeling of the products sold or services performed by the Company or its Subsidiaries to the current customers for such products or services.

        Section 3.32    Documents Provided to Parent.    Any description of any agreement, document, instrument, plan, arrangement or other item set forth on the Company Disclosure Letter is a summary only and is qualified in its entirety by the terms of such agreement, document, instrument, plan, arrangement or item, which the Company represents, except as otherwise set forth in this Agreement or in the Company Disclosure Letter, true and complete copies of which (including all amendments and modifications thereto) have been made available to Parent in the electronic data room established and maintained by the Company for use in connection with transactions contemplated by this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub represent and warrant to the Company that:

        Section 4.1    Organization and Power.    Each of Parent and Merger Sub is duly organized, validly existing, and in good standing under the Law of its jurisdiction of organization. Each of Parent and its Subsidiaries has the requisite power and authority, in all material respects, to own, lease and operate its assets and properties and to carry on its business as now conducted.

        Section 4.2    Corporate Authorization.    Each of Parent and Merger Sub has all necessary power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The board of directors of Parent has approved the Merger and the other transactions contemplated by this Agreement. The board of directors of Merger Sub, at a meeting duly called and held, has (a) approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement and (b) declared that it is in the best interests of the stockholders of Merger Sub that Merger Sub enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary action on the part of Parent and Merger Sub, other than the adoption of this Agreement by Parent as sole stockholder of Merger

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Sub (which shall occur promptly after the date of this Agreement and, in any event, shall have occurred before the Effective Time). This Agreement constitutes a legal, valid, and binding agreement of Parent and Merger Sub, subject to the Bankruptcy and Equity Exception.

        Section 4.3    Governmental Authorizations.    The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement do not and will not require any Governmental Authorization, other than:

          (a)   the filing of the Certificate of Merger with the Secretary; and

          (b)   the filing with the SEC of any filings or reports that may be required in connection with this Agreement and the transactions contemplated by this Agreement under the Exchange Act.

        Section 4.4    Non-Contravention.    The execution, delivery, and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement do not and will not:

          (a)   contravene or conflict with, or result in any violation or breach of, any provision of the organizational documents of Parent or Merger Sub;

          (b)   contravene or conflict with, or result in any violation or breach of, any Law applicable to Parent or Merger Sub or by which any material assets of Parent or Merger Sub ("Parent Assets") are bound, other than as would not, individually or in the aggregate, prevent or delay the consummation of the Merger and the other transactions contemplated by this Agreement or prevent or materially impair or delay the ability of Parent and Merger Sub to perform their respective obligations hereunder;

          (c)   result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, result in the termination or cancellation of, accelerate the performance required by, or give rise to a right of another Person to claim any of the foregoing under, any Contracts to which Parent or Merger Sub is a party or by which any Parent Assets are bound (collectively, "Parent Contracts"), other than as would not, individually or in the aggregate, prevent or delay the consummation of the Merger and the other transactions contemplated by this Agreement or prevent or materially impair or delay the ability of Parent and Merger Sub to perform their respective obligations hereunder; or

          (d)   require any consent, approval or other authorization of, or filing with or notification to, any Person under any Parent Contracts, other than if not obtained or made, as would not, individually or in the aggregate, prevent or delay the consummation of the Merger and the other transactions contemplated by this Agreement or prevent or materially impair or delay the ability of Parent and Merger Sub to perform their respective obligations hereunder.

        Section 4.5    Operations of Merger Sub.    Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the Merger and the other transactions contemplated by this Agreement.

        Section 4.6    Information Supplied.    None of the information supplied or to be supplied by or on behalf of Parent for inclusion in the Information Statement will, when it is filed with the SEC or at any time it is amended or supplemented or at the date the Information Statement is first published, sent, mailed or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing provisions of this Section 4.6, no representation or warranty is made by Parent with respect

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to information or statements made or incorporated by reference in the Information Statement that was not supplied by or on behalf of Parent specifically for inclusion or reference therein.

        Section 4.7    Brokers.    No broker, finder or investment banker other than Cain Brothers & Company, LLC is entitled to any brokerage, finder's or other similar fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

        Section 4.8    Litigation.    As of the date of this Agreement, there are no Legal Actions or, to the Knowledge of Parent, investigations, pending against Parent or Merger Sub either in court or before any other Governmental Authority or arbitrator of any kind that, individually or in the aggregate, if determined adversely to Parent or Merger Sub, would delay or otherwise have a material adverse effect on Parent's or Merger Sub's ability to perform its obligations under this Agreement.

        Section 4.9    Sufficient Funds.    Parent has funds or committed credit facilities with borrowing capacity necessary to consummate the Merger, including funds necessary to pay the aggregate Merger Consideration and all amounts necessary to satisfy any other payment obligations to be made by or on behalf of Parent or Merger Sub in connection with the Closing and that certain Purchase and Sale Agreement, dated as of the date hereof (the "Purchase and Sale Agreement"), by and among Parent and the Principal Stockholders.

        Section 4.10    No Other Representations.    PARENT AND MERGER SUB ACKNOWLEDGE THAT THE REPRESENTATIONS AND WARRANTIES BY THE COMPANY EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE COMPANY TO PARENT AND MERGER SUB IN CONNECTION WITH THE MERGER.

ARTICLE V
COVENANTS

        Section 5.1    Conduct of Business of the Company.    Except as contemplated by this Agreement or as otherwise required by applicable Law, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, (x) conduct its material operations in the ordinary course of business consistent with past practice, (y) prepare and file all Tax Returns required to be filed by it on or before the Closing Date and, to the extent not contested in good faith, fully and timely pay all Taxes due and payable in respect of such Tax Returns that are so filed, and (z) use its reasonable best efforts to preserve intact its business organization, retain the services of its key employees and preserve the goodwill of its customers, suppliers, and other Persons with whom it has material business relationships. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement or as otherwise required by applicable Law, the Company shall not, and shall not permit any of its Subsidiaries to take any of the following actions, without the prior written consent of Parent:

          (a)    Organizational Documents.    Amend any of the Company Organizational Documents or any of the comparable organizational documents of any of the Company's Subsidiaries;

          (b)    Dividends.    Make, declare, set aside or pay any dividend or distribution on any shares of its capital stock, other than dividends and distributions by wholly owned Subsidiaries of the Company either to the Company or to other wholly owned Subsidiaries of the Company;

          (c)    Capital Stock.    (i) Adjust, split, combine or reclassify its capital stock, (ii) redeem, purchase or otherwise acquire, directly or indirectly, from any Person other than departing employees of the Company and its Subsidiaries any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock or any Option,

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  (iii) grant any Person any right or option to acquire any shares of its capital stock, (iv) issue, deliver or sell any additional shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock or such securities (other than pursuant to (A) the exercise of the Options or Warrants, and (B) the conversion of convertible securities, in each case, outstanding as of the date of this Agreement) or (v) enter into any Contract with respect to the sale, voting, registration or repurchase of its capital stock, except, in the case of each of clauses (ii) through (v), as permitted under Section 2.3 of this Agreement, the Voting Agreement, and the Purchase and Sale Agreement;

          (d)    Labor.    (i) Enter into, modify or terminate any labor or collective bargaining agreement of the Company or any Subsidiary of the Company or, through negotiations or otherwise, make any commitment or incur any Liability to any labor unions or (ii) announce, implement or effect any material reduction in labor force, lay-off, early retirement program, new severance program or policy or other program or effort concerning the termination of employment of employees of the Company or any Subsidiary of the Company, other than routine employee terminations or terminations for cause, as determined in the sole discretion of the Company;

          (e)    Compensation and Benefits.    (i) Increase the compensation or benefits payable or to become payable to any of its directors, officers or employees, (ii) enter into any new employment or severance agreement with any of its directors, officers or key employees or (iii) establish, adopt, enter into, amend or terminate any Company Benefit Plan or any employee benefit plan, agreement, policy, program or commitment that, if in effect on the date of this Agreement, would be a Company Benefit Plan, to increase the compensation and benefits payable thereunder, except, in the case of each of clauses (i) through (iii), (A) to the extent required by applicable Law, this Agreement or any Company Benefit Plan or other agreement in effect on the date of this Agreement; (B) in the ordinary course of business consistent with past practice with respect to employees other than directors and officers of the Company and its Subsidiaries; (C) in conjunction with new hires, promotions or other changes in job status in effect in the ordinary course of business consistent with past practice; (D) to comply with Section 409A of the Code and guidance applicable thereunder; or (E) in connection with the acceleration of the vesting of certain Options pursuant to Section 2.3.

          (f)    Acquisitions.    Acquire, by merger, consolidation, acquisition of equity interests or assets, or otherwise, any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof, except for any such transaction that is between the Company and any of its wholly owned Subsidiaries or between any such wholly owned Subsidiaries;

          (g)    Liquidations.    Adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, bankruptcy, merger or other reorganization of the Company or any of its Subsidiaries;

          (h)    Dispositions.    Sell, lease, license, transfer, pledge, encumber, grant or dispose of any Company Assets, including the capital stock of the Company's Subsidiaries and Company Intellectual Property, other than (i) the sale of inventory in the ordinary course of business consistent with past practice, (ii) the disposition of used or excess equipment in the ordinary course of business consistent with past practice, (iii) other arms length dispositions of Company Assets involving consideration not in excess of $25,000 in the aggregate, or (iv) licenses of Company Owned Intellectual Property made in the ordinary course of business;

          (i)    Contracts.    (i) Enter into or amend any Contract that, if in effect as of the date of this Agreement, would be a Company Material Contract, (ii) enter into or amend in any material respect any Contract that would limit or otherwise restrict the Company or any of its Subsidiaries or any of their successors, or that would, after the Effective Time, limit or otherwise restrict Parent

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  or any of its Subsidiaries or any of their successors, from engaging or competing in any material line of business or in any geographic area in any material respect, or (iii) terminate, cancel or request any material change in any Company Material Contract other than in the ordinary course of business consistent with past practice;

          (j)    Indebtedness; Guarantees.    Except as anticipated in the Purchase and Sale Agreement and other than any indebtedness between the Company and any of its wholly owned Subsidiaries or between any two wholly owned Subsidiaries of the Company, incur any indebtedness for borrowed money (provided, that the Company and its Subsidiaries may continue to borrow and otherwise draw on their existing credit facilities in the ordinary course of business and such borrowings and draws shall not count as new indebtedness for borrowed money for the purposes of this Section 5.1(j)), or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any of its debt securities or the debt securities of any Subsidiary, guarantee any debt of its Subsidiaries, enter into any "keep well" or other Contract to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

          (k)    Loans.    (i) Make any loans, advances or capital contributions to, or investments in, any other Person, other than loans, advancements, capital contributions or investments in Subsidiaries of the Company or loans and advances to customers, in each case in the ordinary course of business consistent with past practice, or (ii) make any loans to its directors, officers or employees, other than advancement of expenses in the ordinary course of business consistent with past practice;

          (l)    Accounting.    Change its accounting policies or procedures, other than as required by applicable Law, by the SEC or by GAAP;

          (m)    Legal Actions.    Settle any Legal Action against it, except for a Legal Action that (i) is settled in the ordinary course of business consistent with past practice in an amount or for consideration not in excess of $50,000, (ii) would not impose any material restriction on the conduct of business of it or any of its Subsidiaries or, after the Effective Time, Parent, the Surviving Corporation or any of their Subsidiaries, (iii) would not create precedent for Legal Action that are reasonably likely to be material to it or any of its Subsidiaries or, after the Effective Time, Parent, the Surviving Corporation or any of their Subsidiaries, and (iv) would not admit fault, liability or guilt;

          (n)    New Business Lines.    (i) Enter into any new line of business or (ii) open or close any existing facility, plant or office, except, in the case of this clause (ii), in the ordinary course of business consistent with past practice;

          (o)    Capital Expenditures.    Make or commit or agree to make any capital expenditures in excess of $50,000, which are not reserved for or reflected on the Company Financial Statements;

          (p)    Tax Matters.    (i) Make, change or revoke any material Tax election, adopt or change any Tax accounting method, or prepare or file any amended Tax Return, that is materially inconsistent with past practice or (ii) enter into any closing agreement with respect to any material Tax dispute, or settle or compromise any material Tax claim or assessment;

          (q)    Insurance.    Permit any material insurance policy naming the Company or any Subsidiary of the Company as a beneficiary or a loss payee to be cancelled or terminated;

          (r)    Intellectual Property.    Abandon, fail to maintain or allow to expire (other than at the natural expiration of its term or in the ordinary course of business consistent with past practice), or sell or exclusively license to any Person, any Company Intellectual Property; or

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          (s)    Related Actions.    Agree in writing to do any of the foregoing.

        Section 5.2    Control of the Company.    Nothing contained in this Agreement shall give Parent directly or indirectly, rights to control or direct the operations of the Company and its Subsidiaries before the Effective Time. Before the Effective Time, the Company shall, consistent with the terms and conditions of this Agreement, exercise complete control and supervision over the operations of the Company and its Subsidiaries.

        Section 5.3    Access to Information; Confidentiality.

          (a)   The Company shall, and shall cause its Subsidiaries, to (i) provide to Parent and its Representatives reasonable access during normal business hours throughout the period prior to the Closing upon reasonable prior notice to the officers, employees, agents, properties, books and records of the Company and its Subsidiaries, and (ii) furnish promptly such information concerning the Company and its Subsidiaries as Parent or any of its Representatives may reasonably request.

          (b)   Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated as of August 26, 2009 (the "Confidentiality Agreement"), between Parent, under its former name The Stanley Works, and the Company with respect to the information disclosed under this Section 5.3.

        Section 5.4    Solicitation.

          (a)   Except as set forth in this Section 5.4, until the termination of this Agreement in accordance with the terms hereof (the "Specified Time"), the Company shall, and shall cause its Subsidiaries to, and shall direct its Representatives to, cease any discussions or negotiations with any Persons that may be ongoing as of the date of this Agreement with respect to a Takeover Proposal. From the date of this Agreement until the Specified Time, except as permitted by this Section 5.4, the Company shall not, and shall cause its Subsidiaries not to, and shall not authorize or permit its and their respective Representatives to (and the Company shall instruct its and their respective Representatives not to), (A) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information or providing access to the properties, books, records or personnel of the Company or any of its Subsidiaries for the purpose of facilitating or encouraging) any inquiries regarding, or the making of any proposal or offer that constitutes a Takeover Proposal or (B) have any discussions (other than to state that the Company is not permitted to have discussions) or participate in any negotiations regarding a Takeover Proposal, or execute or enter into any Contract with respect to a Takeover Proposal, or approve or recommend a Takeover Proposal or any Contract, written letter of intent or written agreement in principle with respect to a Takeover Proposal.

          (b)   If the Company receives a Takeover Proposal on or prior to 11:59 p.m. (Eastern Standard Time) on the 30th day following the date of this Agreement, which Takeover Proposal was made after the date of this Agreement and did not result from any breach of this Section 5.4 or Section 4.3 of the Voting Agreement, and the Company Board determines in good faith (i) that such Takeover Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, and (ii) after consultation with outside legal counsel, that the failure to take the actions set forth in clauses (x) and (y) below with respect to such Takeover Proposal would be inconsistent with the Company Board's fiduciary duties under applicable Law, on or prior to 11:59 p.m. (Eastern Standard Time) on the 30th day following the date of this Agreement (after which time the Company and its Representatives shall cease immediately any actions described in clauses (x) and (y) below) the Company may, in response to such Takeover Proposal, subject to compliance with this Section 5.4, and after giving at least 24 hours prior written notice to Parent: (x) furnish access and information with respect to the Company and its Subsidiaries to the Person who has made

28

  such Takeover Proposal; provided, that such information has previously been made available to Parent or is made available to Parent concurrently with the time it is provided to such Person, and the Person receiving such access and information is subject to confidentiality restrictions substantially similar to those contained in the Confidentiality Agreement; and (y) participate in discussions and negotiations regarding such Takeover Proposal. The Company shall, as promptly as reasonably practicable (but in any event within 24 hours of receipt of such Takeover Proposal or inquiry), notify Parent orally and in writing of the receipt of any Takeover Proposal or any inquiry with respect to any Takeover Proposal, specifying the material terms and conditions thereof and the identity of the Person making such Takeover Proposal or inquiry, and the Company shall, as promptly as reasonably practicable (but in any event within 24 hours of receipt of such Takeover Proposal or inquiry), provide to Parent a copy of all written proposals provided to the Company or any of its Subsidiaries in connection with any such Takeover Proposal or inquiry. The Company shall, as promptly as reasonably practicable, notify Parent in writing of any material modifications to the financial or other material terms of such Takeover Proposal or inquiry and shall, as promptly as reasonably practicable (but in any event within 24 hours of receipt of such Takeover Proposal or inquiry), provide to Parent a copy of all written proposals subsequently provided to or by the Company or any of its Subsidiaries in connection with any such Takeover Proposal or inquiry.

          (c)   Except as set forth in Section 5.4(d), the Company Board shall not, directly or indirectly (i) approve, endorse or recommend a Takeover Proposal, (ii) approve, recommend or allow the Company to enter into a Contract relating to a Takeover Proposal, or (iii) effect any transaction contemplated by any Takeover Proposal.

          (d)   Notwithstanding anything in this Agreement to the contrary, the Company Board may on or prior to 11:59 p.m. (Eastern Standard Time) on the 30th day following the date of this Agreement, terminate this Agreement in response to a Superior Proposal that developed from a Takeover Proposal, which Takeover Proposal was received by the Company Board on or prior to 11:59 p.m. (Eastern Standard Time) on the 30th day following the date of this Agreement but, in each case, only if:

              (i)  such Superior Proposal did not result, directly or indirectly, from a breach by the Company of this Section 5.4 or Section 4.3 of the Voting Agreement;

             (ii)  the Company Board has concluded in good faith, following consultation with its outside legal counsel, that its failure to do so would be inconsistent with its fiduciary duties under applicable Law;

            (iii)  the Company shall have provided written notice to Parent at least three days in advance that it is prepared to terminate this Agreement, which notice shall specify the basis therefor and attach the most current version of any Contract relating to the transaction that constitutes such Superior Proposal, the identity of the Person making such Superior Proposal and any other material terms and conditions of such Superior Proposal;

            (iv)  Parent does not make, within three days after the receipt of such notice (it being understood and agreed that any change to the financial or other material terms of such Superior Proposal, shall require an additional prior written notice to Parent and a new three day period), a binding, written and complete (including any schedules or exhibits) proposal that the Company Board determines in good faith would make the applicable Superior Proposal no longer be a Superior Proposal; and

             (v)  before or concurrently with any termination in accordance with this Section 5.4(d), the Company shall pay the Company Termination Fee pursuant to Section 7.6.

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          (e)   Nothing in this Section 5.4 shall be deemed to prohibit the Company or the Company Board or any committee thereof from complying with its disclosure obligations under U.S. federal or state Law with regard to a Takeover Proposal, including taking and disclosing to the stockholders of the Company a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to stockholders), or making any "stop-look-and-listen" communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the stockholders of the Company).

        Section 5.5    Written Consent; Information Statement.

          (a)   Promptly following the execution and delivery of this Agreement, the Company shall to take all action necessary and appropriate, in accordance with the DGCL, to (i) seek and obtain, as promptly as possible using its reasonable best efforts, the Written Consent from the Principal Stockholders, (ii) deliver prompt notice to the holders of the Company Common Stock not executing the Written Consent of the action taken by the Written Consent, and (iii) inform the holders of the Company Common Stock not executing the Written Consent of their respective appraisal rights with respect to the shares of the Company Common Stock.

          (b)   As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC a written information statement containing the information specified in Schedule 14C under the Exchange Act and concerning the Written Consent, the Merger, and the other transactions contemplated by this Agreement (the "Information Statement"). The Parent shall reasonably cooperate with the Company, including providing information reasonably necessary to the Company regarding Parent and Merger Sub, in the Company's preparation of the Information Statement. The Company shall provide Parent with a reasonable opportunity to review and comment on the Information Statement prior to filing. The Company shall use reasonable best efforts as promptly as reasonably practicable (and after consultation with the Parent) to respond to any comments made by the SEC with respect to the Information Statement. The Company shall provide Parent with a reasonable opportunity to review and comment on any responses to comments from the SEC on the Information Statement or any amendments or supplements to the Information Statement prior to the filing of such responses, amendments or supplements. The Company shall use reasonable best efforts to cause the Information Statement to be mailed to the stockholders of the Company as promptly as reasonably practicable after (1) confirmation from the SEC that it has no further comments on the Information Statement or (2) confirmation from the SEC that the Information Statement is otherwise not to be reviewed.

          (c)   If, at any time prior to the Effective Time, any information relating to Parent or the Company or any of their respective Affiliates is discovered by Parent or the Company that should be set forth in an amendment or supplement to any of the Information Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party discovering this information shall, as promptly as reasonably practicable, notify the other parties to this Agreement and, to the extent required by Law, Parent and the Company shall cause an appropriate amendment or supplement describing this information, as promptly as reasonably practicable, to be filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company.

        Section 5.6    Directors' and Officers' Indemnification and Insurance.

          (a)   The Surviving Corporation shall cause all rights to indemnification, advancement of expenses, and exculpation in favor of any present or former director or officer of the Company as provided in the Surviving Charter and the Surviving By-Laws, in the comparable organizational

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  document of any of the Company's Subsidiaries, and in any indemnification agreements of the Company or its Subsidiaries set forth in Section 5.6(a) of the Company Disclosure Letter, to continue in full force and effect for a period of not less than six years after the Effective Time and, subject to compliance with applicable Law, shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries with respect to any Legal Action commenced during such period, until the final disposition of such Legal Action.

          (b)   Prior to the Effective Time, the Company shall procure "tail coverage" (the "Tail Policy") with respect to the current policies of directors' and officers' liability insurance maintained by the Company with respect to claims arising out of or relating to events that occurred before or at the Effective Time (including in connection with the negotiation and execution of this Agreement or the Merger Agreement and the consummation of the Merger and the other transactions contemplated herby or thereby) for a term of six years following the Effective Time and shall fully pay the premiums for such coverage. The terms of the Tail Policy shall be no less favorable in the aggregate than those in the current policies of directors' and officers' liability insurance maintained by the Company as of the date hereof. From and after the Effective Time, the Surviving Corporation shall maintain the Tail Policy in full force and effect for its full term.

          (c)   In the event the Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, in each case, proper provision shall be made so that the successors and assigns of the Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.6.

          (d)   From and after the Effective Time, Parent shall guarantee the obligations of the Surviving Corporation and its Subsidiaries under each of the covenants contained in this Section 5.6.

          (e)   The covenants contained in this Section 5.6 are intended to be for the benefit of, and shall be enforceable by, each of the present and former directors and officers of the Company and their respective heirs and legal representatives.

        Section 5.7    Reasonable Best Efforts.    Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Law, each of the parties to this Agreement shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in Article VI are satisfied and to consummate the Merger and the other transactions contemplated by this Agreement as promptly as reasonably practicable. The terms of this Section 5.7 shall not limit the rights of the Company set forth in Section 5.4.

        Section 5.8    Consents; Filings; Further Action.

          (a)   Upon the terms and subject to the conditions of this Agreement and in accordance with applicable Law, each of Parent, Merger Sub, and the Company shall (i) use reasonable best efforts to obtain any consents (including any consents required to be obtained by the Company in order to satisfy the conditions set forth in Section 6.2(h)), approvals or other authorizations and make any filings and notifications required in connection with the transactions contemplated by this Agreement, and (ii) thereafter make any other submissions either required or deemed appropriate by either Parent or the Company in connection with the Merger and the other transactions contemplated by this Agreement under the Securities Act, the Exchange Act, the DGCL and any other applicable Law. Parent, Merger Sub, and the Company shall cooperate and consult with each other in connection with the making of all such filings and notifications, including by providing

31

  copies of all relevant documents to each non-filing party and its advisors before filing. Neither Parent, Merger Sub nor the Company shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Merger or any other transaction contemplated by this Agreement at the behest of any Governmental Authority without the prior written consent of each other party to this Agreement, which consent shall not be unreasonably withheld, delayed or conditioned.

          (b)   Each of Parent, Merger Sub, and the Company shall promptly inform each other party upon receipt of any communication from any Governmental Authority regarding the Merger or any of the other transactions contemplated by this Agreement. If Parent or the Company (or any of their respective Affiliates) receives a request for additional information from any Governmental Authority that is related to the Merger or any of the other transactions contemplated by this Agreement, then such party shall endeavor in good faith to make, or cause to be made, to the extent practicable and after consultation with each other party, an appropriate response to such request. Parent shall advise the Company, as promptly as reasonably practicable, of any understandings, undertakings or agreements (oral or written) which Parent proposes to make or enter into with any Governmental Authority in connection with the Merger or any of the other transactions contemplated by this Agreement.

          (c)   Nothing in this Agreement shall obligate Parent or Merger Sub or any other Subsidiary of Parent to, and the Company shall not and cause each of its Subsidiaries to not, agree (i) to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the Company Common Stock), or to divest, dispose of or hold separate any securities or all or a portion of their respective businesses, assets or properties or of the business, assets or properties of the Company or any of its Subsidiaries or (ii) to limit in any manner whatsoever the ability of such entities (A) to conduct their respective businesses or own such assets or properties or to conduct the businesses or own the properties or assets of the Company and any of its Subsidiaries or (B) to control their respective businesses or operations or the businesses or operations of the Company and any of its Subsidiaries.

        Section 5.9    Public Announcements.    Neither the Company nor Parent, nor any of their respective Subsidiaries, shall issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement without the prior consent of the other party (which shall not be unreasonably withheld, delayed or conditioned), except for any release or announcement required by applicable Law or the rules or regulations of the SEC, any applicable United States securities exchange or Governmental Authority to which the relevant party is subject, wherever situated, in which case the party required to make the release or announcement shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other parties to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto.

        Section 5.10    Directors.    At the Closing, if requested by Parent, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the irrevocable resignation of any or all of the directors of the Company and any Subsidiary of the Company, effective as of the Effective Time.

        Section 5.11    Fees and Expenses.    Except as explicitly provided otherwise in this Agreement, whether or not the Merger is consummated, all expenses and fees (including those payable to Representatives) incurred by any party to this Agreement or on its behalf in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement ("Expenses") shall be paid by the party incurring those Expenses. At the Closing, the Company shall pay all of its Expenses that were incurred by the Company prior to the Closing and remain unpaid as of the Closing, including, the Expenses of (a) the Company Financial Advisors; (b) its legal advisors and (c) the financial printer used for the Company's filings with the SEC and mailing to stockholders of the

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Information Statement and the Company's filing of current reports on Form 8-K as may be required in connection with the transactions contemplated hereby.

        Section 5.12    Takeover Statutes.    If any Takeover Statute is or becomes applicable to this Agreement, the Voting Agreement, the Merger or the other transactions contemplated by this Agreement or the Voting Agreement, each of Parent, the Company and their respective boards of directors shall use reasonable best efforts (a) to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement or the Voting Agreement, as the case may be, and (b) to otherwise act to eliminate or minimize the effects of such Takeover Statute.

        Section 5.13    Section 16 Matters.    Prior to the Effective Time, the Company will take all such steps as may be reasonably necessary or advisable hereto to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of or conversions into shares of Company Common Stock (including derivative securities with respect to shares of Common Stock) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement or the Purchase and Sale Agreement by each director, director by deputization, or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

        Section 5.14    Stockholder Litigation.    The Company shall promptly advise Parent orally and in writing of any stockholder litigation against the Company and/or its directors relating to this Agreement, the Merger or the other transactions contemplated hereunder ("Stockholder Litigation") and shall keep Parent fully informed regarding any such stockholder litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation and shall not settle any such litigation without the unanimous approval of the Company Board and the prior written consent of Parent, which consent may not be unreasonably withheld, conditioned or delayed. The determination of whether Stockholder Litigation is a Company Material Adverse Effect shall take into account the effect of the Merger and the rights and obligations of the parties in connection with the Merger and the transactions contemplated hereunder and the related arrangements between the parties.

        Section 5.15    FIRPTA Certificate.    Prior to the Closing on the Closing Date, the Company shall deliver to Parent such documents, in form reasonably and substance acceptable to Parent, as are necessary for purposes of satisfying Parent's obligations under Treas. Reg. Section 1.1445-2(c)(3), executed by the Company, dated as of the Closing Date, and certifying that an interest in the Company is not a U.S. real property interest within the meaning of Section 897(c) of the Code.

ARTICLE VI
CONDITIONS

        Section 6.1    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligation of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver on or before the Closing Date of each of the following conditions:

          (a)    Written Consent.    The Company, Parent, and Merger Sub shall have received copies of the Written Consent duly executed by the Principal Stockholders.

          (b)    Regulatory Consents.    The Governmental Authorizations set forth on Section 6.1(b) of the Company Disclosure Letter shall have been made or obtained.

          (c)    No Injunctions.    No Order issued by any Governmental Authority of competent jurisdiction or other applicable Law preventing or making illegal the consummation of the Merger shall be in effect; provided, that the party seeking to assert this condition shall have used those

33

  efforts required under this Agreement to resist, lift or resolve such Order or the applicability of such Law.

          (d)    Information Statement.    The consummation of the Merger shall be permitted by Rule 14c-2 promulgated under the Exchange Act.

        Section 6.2    Conditions to Obligations of Parent and Merger Sub.    The obligations of each of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent on or before the Closing Date of the following conditions:

          (a)    Representations and Warranties.    Each of the representations and warranties of the Company set forth in Sections 3.1 (Organization and Power), 3.3 (Corporate Authorization), 3.4 (Organizational Documents), 3.5 (Subsidiaries), 3.6 (Government Authorization), 3.7 (Non-Contravention), 3.8 (Capitalization), 3.9 (Written Consent), 3.13(c) (Absence of Certain Changes), 3.28 (Opinion of Financial Advisors), and 3.29 (Brokers) shall be true and correct in all material respects, in each case, as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date). The representations and warranties of the Company set forth in Article III other than those listed in the preceding sentence, shall be true and correct, without giving effect to any Company Material Adverse Effect or other materiality qualifications within such representations and warranties, as of the Closing Date as though made on the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

          (b)    Performance of Obligations.    (i) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Closing Date, including (A) taking all actions required pursuant to Section 2.3 (including the acceleration of vesting of those Options set forth on Schedule 2.3(a), the termination of all other Options, and the giving of notice required by the Stock Plans), (B) the suspension of any grants, awards, or employee stock purchase programs under the Stock Plans, and (C) the giving of notice required under the Warrants, and (ii) the Principal Stockholders shall have performed in all material respects all obligations required to be performed under (A) the Voting Agreement and (B) the Purchase and Sale Agreement.

          (c)    Officer's Certificate.    Parent shall have received a certificate, signed by an executive officer of the Company in his capacity as an executive officer of the Company and without the possibility of any personal liability therefor, certifying on behalf of the Company as to the matters set forth in Sections 6.2(a), 6.2(b), and 6.2(d).

          (d)    No Company Material Adverse Effect.    Since the date of this Agreement and prior to the Effective Time, there shall not have occurred or have been disclosed to the public, if previously undisclosed to the public, a Company Material Adverse Effect.

          (e)    Contribution Agreements.    Parent shall have received copies of Contribution Agreements, in a form acceptable to Parent in its sole discretion, duly executed by each of the Persons listed in Section 6.2(e) of the Company Disclosure Letter (the "Contributors") and such Contribution Agreements shall be in full force and effect.

          (f)    Escrow Agreement.    Parent shall have received a copy of an Escrow Agreement, in the form agreed to by the parties to that agreement, duly executed by the Representative (as defined therein), the Company, the Contributors, and the escrow agent identified therein.

          (g)    Employment Agreements.    Parent shall have received copies of Employment Agreements in the form attached hereto as Exhibits D-1 and D-2, with David T. Gulian and Eric N. Rubino, respectively, and a copy of the duly adopted resolutions of the Company Board approving such Employment Agreements.

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          (h)    Consents.    Parent shall have received copies of the written consent to the Merger and the other transactions contemplated by this Agreement, in a form satisfactory to Parent in its sole discretion and confirming that the relevant Lease or Material Contract is in full force and effect and the Company is not in default of any of its obligations thereunder, from those Persons identified in Section 3.7(d) of the Company Disclosure Letter.

        Section 6.3    Conditions to Obligation of the Company.    The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or before the Closing Date of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of Parent and Merger Sub set forth in Article IV shall be true and correct with respect to those matters that are qualified by materiality and shall be true and correct in all material respects with respect to those matters that are not so qualified, in each case, as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date).

          (b)    Performance of Obligations.    Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Closing Date.

          (c)    Officer's Certificate.    The Company shall have received a certificate, signed by an executive officer of Parent, certifying on behalf of Parent and Merger Sub as to the matters set forth in Sections 6.3(a) and 6.3(b).

ARTICLE VII
TERMINATION AND TERMINATION FEES

        Section 7.1    Termination by Mutual Consent.    This Agreement may be terminated at any time before the Effective Time, whether before or after delivery of the Written Consent, by mutual written consent of Parent and the Company upon action of their respective boards of directors.

        Section 7.2    Termination by Either Parent or the Company.    This Agreement may be terminated by either Parent or the Company at any time before the Effective Time, whether before or after delivery of the Written Consent has been obtained, by action of the Company Board or Parent, as the case may be:

          (a)   if the Merger has not been consummated by March 31, 2011 (the "End Date"); provided, that the right to terminate this Agreement under this Section 7.2(a) shall not be available to any party to this Agreement whose breach of this Agreement has been a principal cause of, or resulted in, the failure to consummate the Merger by the End Date; or

          (b)   if any court order permanently enjoins or otherwise prohibits consummation of the Merger, and such Order has become final and nonappealable.

        Section 7.3    Termination by Parent.    This Agreement may be terminated by Parent at any time before the Effective Time, whether before or after delivery of the Written Consent, except as otherwise provided below, by action of the Parent:

          (a)   if the Written Consent and the Voting Agreement shall not have been duly executed and delivered to the Company and Parent within 24 hours after the signing of this Agreement;

          (b)   if the Company breaches or fails to perform its obligations under Section 5.4; or

          (c)   if the Company (i) breaches any of its representations or warranties contained in this Agreement, or if any such representation and warranty shall have become untrue after the date of

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  this Agreement, or (ii) fails to perform any of its covenants or agreements (other than those set forth in Section 5.4) contained in this Agreement, in each case, such that (A) Sections 6.2(a) or 6.2(b) would not be satisfied, and (B) such breach or condition is not curable or, if curable, is not cured within 10 Business Days after the Company's receipt of written notice of such breach or condition from Parent.

        Section 7.4    Termination by the Company.    This Agreement may be terminated by the Company at any time before the Effective Time, whether before or after delivery of the Written Consent, by action of the Company Board:

          (a)   if Parent or Merger Sub (i) breaches any of its representations or warranties or (ii) fails to perform any of its covenants or agreements, in each case, contained in this Agreement, or if any such representation and warranty shall have become untrue after the date of this Agreement, in each case, such that (A) Section 6.3(a) would not be satisfied and (B) such breach or condition is not curable or, if curable, is not cured within 10 Business Days after Parent's receipt of written notice of such breach or condition from the Company; or

          (b)   pursuant to and in accordance with the terms and conditions of Section 5.4(d) on or prior to 11:59 p.m. (Eastern Standard Time) on the 30th day following the date of this Agreement.

        Section 7.5    Effect of Termination.    If this Agreement is terminated pursuant to this Article VII, it shall become void and of no further force and effect, with no Liability on the part of any party to this Agreement (or any stockholder or Representative of such party), except that, (a) the provisions of Section 5.3(b), Section 5.9, Section 5.11, this Section 7.5, Section 7.6, Article VIII and the Confidentiality Agreement shall survive any termination of this Agreement and (b) nothing herein shall relieve any party from Liability for any willful or intentional breach of this Agreement prior to the termination of this Agreement. The party desiring to terminate this Agreement shall give written notice of such termination to the other parties hereto.

        Section 7.6    Fees and Expenses Following Termination.

          (a)   The Termination Fee is payable only in the following circumstances:

              (i)  if this Agreement is terminated by Parent pursuant to Section 7.3(b), then the Company shall pay, or cause to be paid, to Parent by wire transfer of immediately available funds an amount equal to the Termination Fee within five Business Days following such termination;

             (ii)  if a Takeover Proposal is publicly disclosed, this Agreement is terminated pursuant to Section 7.2 (without fault on the part of Parent), and, within nine months following the date of such termination, the Company consummates, or enters into a Contract providing for the implementation of, a Takeover Proposal, then the Company shall pay, or cause to be paid, to Parent by wire transfer of immediately available funds an amount equal to the Termination Fee within five Business Days following the consummation of such Takeover Proposal;

            (iii)  if this Agreement is terminated by the Company pursuant to Section 7.4(a), then the Parent shall pay or cause to be paid to the Company by wire transfer of immediately available funds an amount equal to the Termination Fee within five Business Days following such termination; or

            (iv)  if this Agreement is terminated by the Company pursuant to Section 7.4(b), then the Company shall pay or cause to be paid to Parent by wire transfer of immediately available funds an amount equal to the Termination Fee before or concurrently with such termination.

          (b)   For purposes of this Agreement, the "Termination Fee" means an amount in cash equal to $2,000,000.

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          (c)   If a party fails to pay the Termination Fee as required pursuant to this Section 7.6, when due, such fee shall accrue interest for the period commencing on the date such fee became past due, at a rate equal to the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment. In addition, if a party fails to pay the Termination Fee when due, the party failing to make such payment shall also pay to the party entitled to the Termination Fee all of such party's costs and expenses (including reasonable attorneys' fees) in connection with efforts to collect such Termination Fee. Parent and the Company acknowledge that the termination fees and the other provisions of this Section 7.6 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and the Company would not enter into this Agreement.

          (d)   Notwithstanding anything in this Agreement to the contrary, in the event that any Termination Fee is due to Parent in accordance with this Agreement, the payment of such Termination Fee shall constitute the sole and exclusive remedy of Parent and Merger Sub against the Company and/or any of its officers, directors, employees or Representatives with respect to any and all events giving rise to the obligation to pay the Termination Fee. In all other events, Parent and Merger Sub shall be entitled to all remedies available at law or in equity, including the remedy of specific performance. Payment of the Termination Fee is the sole and exclusive remedy of the Company against Parent or Merger Sub and/or any of their respective officers, directors, employees or Representatives in the event this Agreement is terminated by the Company pursuant to Section 7.4(a).

ARTICLE VIII
MISCELLANEOUS

        Section 8.1    Certain Definitions.    For purposes of this Agreement:

          (a)   "Affiliate" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

          (b)   "Business Day" means any day other than Saturday, Sunday or a day on which commercial banks in New York City are authorized or required by Law to close, and shall consist of the time period from 12:01 a.m. (New York City time) through 12:00 midnight (New York City time).

          (c)   "Cash Amount" means an amount equal to the net amount of (i) the product of (A) the excess, if any, of the Merger Consideration over the exercise price per share of such vested Option, multiplied by (B) the number of shares subject to such vested Option, less (ii) any applicable withholdings for Taxes required by (x) the Code, (y) any applicable state, local or foreign Tax Law, and (z) any other applicable Laws. If the exercise price per share of any vested Option equals or exceeds the Merger Consideration, the Cash Amount therefor shall be zero.

          (d)   "Company Material Adverse Effect" means any change, effect, event, condition, occurrence, state of facts or development that (when taken together with all other changes, effects, events, conditions, occurrences, state of facts or developments at the date of determination) is reasonably likely to be materially adverse to (i) the business, operations, prospects, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to perform its obligations under this Agreement or to consummate the

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  transactions contemplated by this Agreement, other than as a result of: (1) changes adversely affecting the United States economy (so long as the Company and its Subsidiaries are not disproportionately affected thereby); (2) changes adversely affecting the industries in which the Company and its Subsidiaries operate (so long as the Company and its Subsidiaries are not disproportionately affected thereby); (3) the announcement or pendency of the transactions contemplated by this Agreement; (4) the failure to meet analyst projections, in and of itself; (5) changes in Laws; (6) changes in accounting principles; or (7) acts of war or terrorism.

          (e)   "Contract" means any contract, agreement, indenture, note, bond, loan, lease, sublease, mortgage, license, sublicense, obligation or other binding arrangement.

          (f)    "ERISA Affiliate" means any Person controlled by, controlling or under common control with the Company (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA).

          (g)   "Executive Officer" means any officer of the Company who has a title ranking of executive vice president or higher or any officer designated as an executive officer in respect of SEC reporting requirements.

          (h)   "Government Contract" means any Contract entered into by the Company or any Subsidiary of the Company with a Governmental Authority for the provision of goods, services or construction under which by the Company or any Subsidiary of the Company received payments of more than $100,000 during the twelve-month period ended September 30, 2010 or reasonably expects to receive payments of more than $100,000 for the twelve-month period ending September 30, 2011, including any procurement, task order, work order, purchase order, Contractor Team Arrangement (as defined in FAR 9.601), co-operative agreement or other transaction with the United States government or any other applicable Governmental Authority at the prime or subcontract level (at any tier) under a federal prime Contract.

          (i)    "Government Official" means any (i) officer or employee of a Governmental Authority or instrumentality thereof (including any state-owned or controlled enterprise), or of a public international organization, (ii) political party or official thereof or any candidate for any political office, or (iii) any person acting for or on behalf of any such Governmental Authority or instrumentality thereof.

          (j)    "Governmental Authority" means: (a) any federal, state, local, foreign or international government or governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body (public or private); (b) any self-regulatory organization; or (c) any political subdivision of any of the foregoing.

          (k)   "Hazardous Substances" means: (i) any substance that is listed, characterized, classified or regulated under any Environmental Law; (ii) any petroleum product, waste, or by-product, asbestos-containing material, lead-containing paint, plumbing or battery, polychlorinated biphenyls, radioactive material or radon; or (iii) any other substance that is or may become the subject of regulatory action or the release, presence or existence of which could lead to any loss, claim, damage or liability under any Environmental Law.

          (l)    "Intellectual Property" means: (i) patents, patent applications, and statutory invention registrations; (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, domain names, Internet uniform resource locators, slogans, and other source identifiers, registrations or applications for registration of any of the foregoing, and all goodwill in the foregoing; (iii) works of authorship (including computer programs, software, and firmware, including source code, object code, and scripts), computer program architecture and files, business records and files, schematics, drawings, and diagrams, development tools and documentation in

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  whatever media, copyrights, copyright registrations and applications therefor, and mask works; (iv) inventions and invention disclosures (whether or not patentable), (v) trade secrets under applicable Law, including confidential and proprietary information and know-how, and (vi) any similar or equivalent proprietary rights to any of the foregoing (as applicable), whether now known or hereafter recognized in any jurisdiction.

          (m)  "Knowledge" means, when used with respect to Parent or the Company, the actual knowledge of the Executive Officers of Parent or the Company and the Knowledge that such Executive Officers should have had after due inquiry, as applicable.

          (n)   "Law" means any law, statute, ordinance, code, regulation, rule, common law or other requirement of any Governmental Authority and any Orders.

          (o)   "Liens" means any mortgages, liens, pledges, security interests, claims, options, rights of first offer or refusal, charges or other encumbrances in respect of any property or asset.

          (p)   "Option" means any option granted, and, immediately before the Effective Time not exercised, expired or terminated, to a current or former employee, director or independent contractor of the Company or any Subsidiary of the Company or any former Subsidiary of the Company or predecessor thereof to purchase shares of Company Common Stock pursuant to the Stock Plans.

          (q)   "Orders" means any orders, decisions, judgments, writs, injunctions, decrees, awards or other determination of any Governmental Authority.

          (r)   "Permitted Liens" means each of the following: (i) mechanics', carriers', workers', repairers', materialmen's, warehousemen's, and other similar Liens; (ii) Liens for Taxes not yet due or contested in good faith (so long as an adequate reserve for such Taxes is established in accordance with GAAP and set forth on the face of the Company Financial Statements); (iii) requirements and restrictions of zoning, building and other Laws, rules and regulations; (iv) statutory Liens of landlords for amounts due under leases and not yet due and payable; (v) Liens arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; and (vi) other similar Liens incurred in the ordinary course of business of the Company or its Subsidiaries.

          (s)   "Person" means any natural person, corporation, company, partnership, association, joint venture, limited liability company, limited partnership, limited liability partnership, trust, unincorporated organization or other legal entity or organization, including a Governmental Authority.

          (t)    "Proposal" means any proposal, bid, request for equitable adjustment, contract change proposal, proposal for modification or indirect cost submission under a Government Contract.

          (u)   "Representatives" means, when used with respect to Parent or the Company, or their Subsidiaries, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers, agents, and other representatives of Parent or the Company, as applicable, and their Subsidiaries.

          (v)   "Stock Plans" means the InfoLogix, Inc. 2006 Equity Compensation Plan, any other stock option, stock bonus, stock award, or stock purchase plan, program, or arrangement of the Company or any Subsidiary of the Company or any predecessor thereof or any other Contract or agreement entered into by the Company or any Subsidiary of the Company.

          (w)  "Subsidiary" means, when used with respect to any Person, any other Person that such Person directly or indirectly owns or has the power to vote or control more than 50% of the voting

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  stock or other interests the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such other Person.

          (x)   "Superior Proposal" means any Takeover Proposal that is received by the Company after the date of this Agreement and not in breach of Section 5.4 and that the Company Board determines in good faith to be (after consultation with outside counsel and a financial advisor reasonably appropriate under the circumstances) (i) on terms and conditions more favorable to the stockholders of the Company than those set forth in this Agreement, (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal (including the likelihood of consummation), and (iii) for which financing, to the extent required, is committed, in each case, taking into account any changes to the terms and conditions of this Agreement offered by Parent in response to such Takeover Proposal or otherwise. For purposes of this definition, references in the definition of the term "Takeover Proposal" to the figure "15%" shall be deemed to be replaced by the figure "51%".

          (y)   "Takeover Proposal" means any bona fide written proposal or offer from any Person (including within the meaning of Section 13(d)(3) of the Exchange Act) (other than Parent and its Subsidiaries) relating to, or that would reasonably be expected to lead to, in one transaction or a series of transactions, (i) any direct or indirect acquisition or purchase of assets (including for the purpose of this definition the outstanding equity securities of any Subsidiary of the Company) or businesses that constitute 15% or more of the revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of the total equity securities of the Company, (ii) any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 15% or more of the total equity securities of the Company or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company or any of its Subsidiaries pursuant to which any Person or group or the stockholders of any Person or group would own 15% or more of the total equity securities of the Company or of any resulting parent company of the Company or businesses or assets that constitute 15% or more of the revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, other than, in the case of each of clauses (i), (ii) and (iii), the transactions contemplated by this Agreement.

          (z)   "Tax Returns" means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements supplied or required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

          (aa) "Taxes" means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, (ii) any transferee, successor or contractual liability in respect of any items described in the foregoing clause (i), or (iii) any liability in respect of any items described in the foregoing clause (i) as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined or unitary group (or being included (or required to be included) in any Tax Return related thereto).

          (bb) "Warrants" means any warrant issued, and, immediately before the Effective Time not exercised or converted, to any Person, including all warrants disclosed in the Company SEC Reports.

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        Section 8.2    Interpretation.    Unless the express context otherwise requires:

          (a)   the words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

          (b)   terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

          (c)   the terms "Dollars" and "$" mean U.S. dollars;

          (d)   references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

          (e)   wherever the word "include," "includes" or "including" is used in this Agreement, it shall be deemed to be followed by the words "without limitation";

          (f)    references herein to any gender shall include each other gender;

          (g)   references herein to any Person shall include such Person's heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 8.2 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

          (h)   references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

          (i)    with respect to the determination of any period of time, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding";

          (j)    the word "or" shall be disjunctive but not exclusive;

          (k)   references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;

          (l)    references herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof, except that with respect to any Contract listed on any schedule hereto, all such amendments, supplements or modifications must also be listed on such schedule;

          (m)  the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement; and

          (n)   if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

        Section 8.3    No Survival.    None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time, including Section 5.6.

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        Section 8.4    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the Law of the State of Delaware, without regard to conflict of law principles thereof.

        Section 8.5    Submission to Jurisdiction; Service.    Each party to this Agreement (a) irrevocably and unconditionally submits to the personal jurisdiction of the federal courts of the United States of America located in the State of Delaware and the state courts of the State of Delaware, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if said Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (e) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereunder in any court other than as specified in clause (c) of this Section 8.5. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.7 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

        Section 8.6    WAIVER OF JURY TRIAL.    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.6.

        Section 8.7    Notices.    Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made (a) if in writing and served by personal delivery upon the party for whom it is intended; (b) if delivered by facsimile with receipt confirmed; (c) if delivered by e-mail transmission; or (d) if delivered by certified mail, registered mail or courier service, return-receipt received to the party at the address set forth below, to the Persons indicated:

  If to Parent or Merger Sub, to:

    Stanley Black & Decker, Inc.
    1000 Stanley Drive
    New Britain, CT 06053
    Attention: Bruce H. Beatt, Esq.
    E-mail: Bruce.Beatt@swkbdk.com
    Fax: (651) 737-2553

with a copy (which shall not constitute notice) to:

    Miles & Stockbridge P.C.
    10 Light Street
    Baltimore, MD 21202
    Attention: Robert M. Cattaneo, Esq.
    E-mail: RCattaneo@milesstockbridge.com
    Fax: (410) 822-5450

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  If to the Company, to:

    InfoLogix, Inc.
    101 East County Line Rd.
    Ste. 210
    Hatboro, PA 19040
    Attention: John A. Roberts, CFO
    E-mail: JRoberts@Infologix.com
    Fax: 267-681-0682

with a copy (which shall not constitute notice) to:

    Drinker Biddle & Reath LLP
    One Logan Square, Suite 2000
    Philadelphia, PA 19103-6996
    Attention: Stephen T. Burdumy, Esq.
    E-mail: Stephen.Burdumy@dbr.com
    Fax: (215) 988-2757

        Notice so given shall (in the case of notice so given by mail or courier service) be deemed to be given when received and (in the case of notice so given by facsimile, e-mail transmission or personal delivery) on the date of actual transmission or (as the case may be) personal delivery. Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 8.7.

        Section 8.8    Amendment.    This Agreement may be amended by the parties to this Agreement at any time before the Effective Time, whether before or after delivery of the Written Consent, so long as (a) no amendment that requires further stockholder approval under applicable Law shall be made without such further stockholder approval being obtained, and (b) such amendment has been duly approved by each of Parent and the Company Board. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

        Section 8.9    Extension; Waiver.    At any time before the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or (c) to the extent permitted by applicable Law, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing executed and delivered by duly authorized officers by such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

        Section 8.10    Entire Agreement.    This Agreement (including the exhibits and schedules to this Agreement), the Company Disclosure Letter, and the Confidentiality Agreement contain all of the terms, conditions, and representations and warranties agreed to by the parties relating to the subject matter of this Agreement and supersede all prior or contemporaneous agreements, negotiations, correspondence, undertakings, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.

        Section 8.11    No Third-Party Beneficiaries.    Except as specifically set forth in Section 5.6, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies under this Agreement.

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        Section 8.12    Obligations of Parent and of the Company.    Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action, and Parent hereby guarantees all obligations of the Merger Sub hereunder. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action, and the Company hereby guarantees the obligations of its Subsidiaries hereunder.

        Section 8.13    Severability.    The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

        Section 8.14    Rules of Construction.    The parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

        Section 8.15    Assignment.    This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights or Liabilities under this Agreement without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute discretion. Any purported assignment without such prior written consents shall be void.

        Section 8.16    Specific Performance.    Subject to the provisions of Section 7.6(d): (a) the parties to this Agreement agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached; and (b) it is agreed that the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or other court as specified in Section 8.5, this being in addition to any other remedy at law or in equity.

        Section 8.17    Company Disclosure Letter.    Concurrently with the execution and delivery of this Agreement, the Company has delivered to Parent the "Company Disclosure Letter," which is incorporated in this Agreement by reference. Each section of the Company Disclosure Letter is referred to in this Agreement as a "Section of the Company Disclosure Letter," the number of which shall correspond to the same numbered Section of this Agreement. If there is any inconsistency between the statements in this Agreement and those in the Company Disclosure Letter (other than an exception expressly set forth as such in the Company Disclosure Letter with respect to a specifically identified representation or warranty or to such other representation or warranty of this Agreement to which it is reasonably apparent from a reading of such disclosure that it also applies to such representation or warranty), the statements in this Agreement shall control. The statements in the Company Disclosure Letter relate to the provisions in the Section of this Agreement to which they

44

expressly relate and to only such other Sections of Article III of this Agreement to which it is apparent from a reading of such disclosure that it also qualifies or applies to such other Sections of Article III. Any disclosure by the Company with respect to a Section of this Agreement shall be deemed to be disclosed for all other Sections of Article III of this Agreement to the extent that it is reasonably apparent from the reading of such disclosure that such disclosure applies to such other Section of Article III. No reference to or disclosure of any item or other matter in any Section or Schedule of this Agreement shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement. No disclosure in the Company Disclosure Letter relating to any possible breach or violation of any Contract, Permit or applicable Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred, or shall constitute an admission of liability to any third party.

        Section 8.18    Counterparts; Effectiveness.    This Agreement may be executed in any number of counterparts, as if the signature(s) to each counterpart were upon a single instrument, and all such counterparts together shall together constitute the same agreement. Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement. This Agreement shall become effective when, and only when, each party shall have received a counterpart signed by all of the other parties.

[Signature page follows]

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        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

STANLEY BLACK & DECKER, INC.
By:	/s/ JAMES R. RASKIN
Name: James R. Raskin
Title: Authorized Signatory
ICONIC MERGER SUB, INC.
By:	/s/ JAMES R. RASKIN
Name: James R. Raskin
Title: President
INFOLOGIX, INC.
By:	/s/ DAVID T. GULIAN
Name: David T. Gulian
Title: CEO

[Signature Page to Agreement and Plan of Merger]

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ANNEX B

WRITTEN CONSENT AND VOTING AGREEMENT

        This WRITTEN CONSENT AND VOTING AGREEMENT, dated as of December 15, 2010 (this "Agreement"), is made by and among STANLEY BLACK & DECKER, INC., a Connecticut corporation ("Parent"), and HERCULES TECHNOLOGY I, LLC, a Delaware limited liability company, and HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation (collectively, the "Principal Stockholders"). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

RECITALS

        WHEREAS, simultaneously with the execution of this Agreement, Parent, InfoLogix, Inc., a Delaware corporation (the "Company"), and ICONIC MERGER SUB, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the "Merger Agreement"), pursuant to which, among other things, each outstanding share of the common stock, par value $0.00001 per share, of the Company (the "Company Common Stock") will be converted into the right to receive the Merger Consideration specified therein;

        WHEREAS, as of the date hereof, the Principal Stockholders are the Beneficial Owners of the Existing Shares (as defined herein);

        WHEREAS, as a condition and inducement to Parent entering into the Merger Agreement, Parent has required that the Principal Stockholders agree, and the Principal Stockholders have agreed, to enter into this Agreement and abide by the covenants and obligations set forth herein; and

        WHEREAS, the Board of Directors of the Company has approved the Merger Agreement and the transactions contemplated thereby, and has approved the execution and delivery of this Agreement in connection therewith, understanding that the execution and delivery of this Agreement by the Principal Stockholders is a material inducement and condition to Parent's willingness to enter into the Merger Agreement.

AGREEMENT

        Accordingly, in consideration of the mutual representations, warranties, covenants, and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I
GENERAL

        Section 1.1    Defined Terms.    Capitalized terms used in this Agreement shall have the meanings set forth below, unless specifically defined elsewhere in this Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

          (a)   "Affiliate" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such specified Person; provided that the Company shall not be deemed an Affiliate of the Principal Stockholders.

          (b)   "Beneficial Ownership" has the meaning ascribed to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The terms "Beneficially Own", "Beneficially Owned" and "Beneficial Owner" shall each have a correlative meaning.

          (c)   "Control" (including the terms "controlled by" and "under common control with"), when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

          (d)   "Covered Shares" means the Existing Shares, together with any shares of Company Common Stock or other voting capital stock of the Company and any shares of the Company Common Stock or other stock of the Company issuable upon the conversion, exercise or exchange of securities that are as of the relevant date securities convertible into or exercisable or exchangeable for shares of Company Common Stock or other voting capital stock of the Company, in each case that the Principal Stockholders have or acquire Beneficial Ownership of on or after the date hereof.

          (e)   "Encumbrance" means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or other right to acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement). The term "Encumber" shall have a correlative meaning.

          (f)    "Existing Shares" means the shares of Company Common Stock that are Beneficially Owned by the Principal Stockholders as of the date hereof, as set forth on Schedule 1 hereto.

          (g)   "Expiration Date" shall mean the date that the Merger Agreement shall terminate in accordance with its terms.

          (h)   "Person" means any natural person, corporation, company, partnership, association, joint venture, limited liability company, limited partnership, limited liability partnership, trust, unincorporated organization or other legal entity or organization, including a Governmental Authority.

          (i)    "Representatives" means the directors, officers, employees, consultants, accountants, legal counsel, investment bankers, agents, and other representatives of a Person and their Subsidiaries.

          (j)    "Subsidiary" means, when used with respect to any Person, any other Person that such Person directly or indirectly owns or has the power to vote or control more than 50% of the voting stock or other interests the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such other Person; provided, that the Company shall in no event be deemed a Subsidiary of the Principal Stockholders.

          (k)   "Transfer" means, directly or indirectly, to sell, transfer, assign, Encumber, hypothecate or similarly dispose of (by merger (including by conversion into securities or other consideration, but excluding the Merger), by tendering into any tender or exchange offer, by operation of law or otherwise), or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, Encumbrance, hypothecation or similar disposition of (by merger, by tendering into any tender or exchange offer, by operation of law or otherwise).

ARTICLE II
VOTING

        Section 2.1    Agreement to Vote.

          (a)   The Principal Stockholders hereby agree that, immediately following the execution and delivery of this Agreement and the Merger Agreement, the Principal Stockholders will execute and deliver to the Company a written consent in the form of Exhibit A attached hereto (a "Written Consent"). The Written Consent shall be coupled with an interest and shall be irrevocable.

          (b)   The Principal Stockholders hereby agree that from and after the date hereof until this Agreement is terminated pursuant to Section 5.1, at any meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of the Company, the Principal Stockholders shall, in each case to the fullest extent that the Covered Shares are entitled to vote thereon or consent thereto:

              (i)  appear at each such meeting or otherwise cause the Covered Shares to be counted as present thereat for purposes of calculating a quorum; and

             (ii)  vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent (if then permitted under the Company Organizational Documents) covering all of such Covered Shares (A) in favor of (1) the adoption and approval of the Merger Agreement and approval of the Merger and other transactions contemplated by the Merger Agreement and any action reasonably requested by Parent in furtherance of the foregoing, including, without limiting any of the foregoing obligations, (2) any proposal to adjourn or postpone any meeting of the stockholders of the Company at which any of the foregoing matters are submitted for the consideration and vote of the stockholders of the Company to a later date if there are not sufficient votes for approval of such matters on the date on which the meeting is held to vote upon any of the foregoing matters; and (B) against any Takeover Proposal and against any other action, agreement or transaction involving the Company or any of its Subsidiaries that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone or prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

          (c)   Notwithstanding anything to the contrary herein, (i) in the event that a vote of the stockholders of the Company is required in order to effect an amendment to the Merger Agreement that (A) reduces the amount, changes the form, or imposes any material restrictions or additional conditions on the receipt, of consideration payable in respect of each share of Common Stock in the Merger or (B) alters or changes any of the terms or conditions of the Merger Agreement if such alteration or change would adversely affect the holders of Company Common Stock in such capacity (each such amendment, an "Adverse Amendment"), the provisions of this Agreement, including this Section 2.1, will not apply with respect to the Principal Stockholders' vote of the Covered Shares with respect to such vote to amend the Merger Agreement, and (ii) except as set forth in on Attachment A, nothing in this Agreement shall be deemed to require the Principal Stockholders to exercise, exchange or convert any options, warrants, debt or other securities that give the Principal Stockholders the right to acquire any shares of Company Common Stock or to make any other change in the form of the Principal Stockholders' ownership of the Shares as of the date hereof.

          (d)   The Principal Stockholders hereby waive, and agree not to exercise or assert, any appraisal or similar rights (including under Section 262 of the Delaware General Corporation Law) in connection with the Merger.

          (e)   The obligations of the Principal Stockholders specified in Sections 2.1(a) and (b) shall apply prior to the Expiration Date whether or not the Merger or any action described above is recommended by the Board of Directors of the Company (or any committee thereof).

          (f)    Nothing in this Agreement, including this Section 2.1, shall limit or restrict any Affiliate or designee of the Principal Stockholders who serves as a member of the Board of Directors of the Company in acting in his or her capacity as a director of the Company and exercising his or her fiduciary duties and responsibilities including, without limitation, taking any action in compliance with Section 5.4 of the Merger Agreement.

        Section 2.2    No Inconsistent Agreements.    The Principal Stockholders hereby covenant and agree that, except for this Agreement and the Written Consent, the Principal Stockholders (a) have not entered into, and shall not enter into at any time prior to the Expiration Date, any voting agreement or voting trust with respect to the Covered Shares with respect to the matters covered by Section 2.1(b)(ii), (b) have not granted, and shall not grant at any time prior to the Expiration Date, a proxy (except pursuant to Section 2.3), consent or power of attorney with respect to the Covered Shares with respect to the matters covered by Section 2.1(b)(ii), and (c) have not taken and shall not knowingly take any action that would make any representation or warranty of the Principal Stockholders contained herein untrue or incorrect or have the effect of preventing or disabling the Principal Stockholders from performing any of their obligations under this Agreement. The Principal Stockholders hereby represent that all proxies or powers of attorney given by the Principal Stockholders prior to the execution of this Agreement in respect of the voting of the Covered Shares with respect to the matters covered by Section 2.1(b)(ii), if any, are not irrevocable and the Principal Stockholders hereby revoke (and shall cause to be revoked) any and all previous proxies or powers of attorney with respect to the Covered Shares with respect to the matters covered by Section 2.1(b)(ii).

        Section 2.3    Proxy.    The Principal Stockholders hereby jointly and irrevocably appoint as their proxy and attorney-in-fact, Bruce H. Beatt, Esq., the Senior Vice President, General Counsel, and Secretary of Parent, and any individual who shall hereafter succeed any such persons, and any other Person designated in writing by Parent, each of them individually with full power of substitution and resubstitution, to vote or execute written consents with respect to the Covered Shares in accordance with Section 2.1(b) prior to the Expiration Date at any annual or special meetings of stockholders of the Company (or adjournments thereof) at which any of the matters described in Section 2.1(b) is to be considered; provided however, that the Principal Stockholders' grant of the proxy contemplated by this Section 2.3 shall be effective if, and only if, the Principal Stockholders have not delivered to the Secretary of the Company, at least two Business Days prior to the meeting at which any of the matters described in Section 2.1(b) is to be considered, a duly executed irrevocable proxy card directing that the Covered Shares be voted in accordance with Section 2.1(b). This proxy, if it becomes effective, is coupled with an interest, is given as an additional inducement of Parent to enter into the Merger Agreement and shall be irrevocable unless this Agreement is terminated pursuant to Section 5.1, at which time any such proxy shall automatically terminate without any further action by the parties hereto. The Principal Stockholders (solely in their capacity as such) shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. Parent may terminate this proxy with respect to the Principal Stockholders at any time at its sole election by written notice provided to the Principal Stockholders.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

        Section 3.1    Representations and Warranties of the Principal Stockholders.    The Principal Stockholders, jointly and severally, hereby represent and warrant to Parent as follows:

          (a)    Authorization; Validity of Agreement; Necessary Action.    Each of the Principal Stockholders is a corporation or limited liability company, as the case may be, duly formed or organized, validly existing, and in good standing under the laws of its jurisdiction of organization or formation. The Principal Stockholders have the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and this Agreement and the transaction contemplated hereby have been duly and validly authorized by all necessary corporate or limited partnership action on the part of the Principal Stockholders. This Agreement has been duly executed and delivered by the Principal Stockholders and, assuming due and valid execution by the other parties hereto, constitutes a legal, valid, and binding obligation of the Principal Stockholders, enforceable against the Principal Stockholders in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other Laws of general applicability related to or affecting the rights and remedies of creditors generally and, as to enforceability, to equity principles of general applicability (the "Bankruptcy and Equity Exception").

          (b)    Ownership.    The Existing Shares are, and any additional Covered Shares acquired by the Principal Stockholders from the date hereof through and on the Expiration Date will be, Beneficially Owned and owned of record by the Principal Stockholders. The Principal Stockholders have good and marketable title to the Existing Shares, free and clear of any Encumbrances. As of the date hereof, the Existing Shares constitute all of the shares of Company Common Stock Beneficially Owned or owned of record by the Principal Stockholders. The Principal Stockholders have and (except as contemplated by this Agreement) will have at all times through the Expiration Date the sole power (i) to control the vote and written consent as contemplated herein, (ii) of disposition, (iii) to issue instructions with respect to the matters set forth in Article II, and (iv) to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares and with respect to any additional Covered Shares acquired by the Principal Stockholders from the date hereof through the Expiration Date.

          (c)    No Violation.    The execution and delivery of this Agreement by the Principal Stockholders does not, and the performance by the Principal Stockholders of their obligations under this Agreement will not, (i) conflict with or violate any Law applicable to the Principal Stockholders or by which any of their assets or properties are bound or any organizational documents of the Principal Stockholders, or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on the properties or assets of the Principal Stockholders pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Principal Stockholders are a party or by which the Principal Stockholders and/or any of their assets or properties is bound.

          (d)    Consents and Approvals.    The execution and delivery of this Agreement by the Principal Stockholders does not, and the performance by the Principal Stockholders of their obligations under this Agreement and the consummation by them of the transactions contemplated hereby will not, require the Principal Stockholders to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority, other than any reports or filings required under state securities Laws or blue sky Laws, the Securities Act or the Exchange Act as may be required in connection with this Agreement or the Merger Agreement and the transactions contemplated hereby or thereby.

          (e)    Absence of Litigation.    As of the date hereof, there is no Legal Action pending or, to the knowledge of the Principal Stockholders, threatened against or affecting the Principal Stockholders and/or any of their Affiliates before or by any Governmental Authority that would reasonably be expected to impair the ability of the Principal Stockholders to perform their obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

          (f)    Finder's Fees.    No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Merger Sub or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Principal Stockholders.

          (g)    Reliance by Parent.    The Principal Stockholders understand and acknowledge that Parent is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by the Principal Stockholders and the representations and warranties of the Principal Stockholders contained herein. The Principal Stockholders understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other transactions contemplated thereby.

        Section 3.2    Representations and Warranties of Parent.    Parent hereby represents and warrants to the Principal Stockholders as follows:

          (a)   Parent has the requisite capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and, assuming due and valid execution by the other parties hereto, constitutes a legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

          (b)    No Violation.    The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations under this Agreement will not, conflict with or violate any Law applicable to Parent or any organizational documents of the Parent.

          (c)    Consents and Approvals.    The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations under this Agreement and the consummation by Parent of the transactions contemplated hereby will not, require Parent to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority, other than any reports or filings required under state securities Laws or blue sky Laws, the Securities Act or the Exchange Act as may be required in connection with this Agreement or the Merger Agreement and the transactions contemplated hereby or thereby.

          (d)    Absence of Litigation.    As of the date hereof, there is no Legal Action pending or, to the knowledge of Parent, threatened against or affecting Parent and/or any of its Affiliates before or by any Governmental Authority that would reasonably be expected to impair the ability of Parent to perform their obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

          (e)    Finder's Fees.    No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Merger Sub or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of Parent.

ARTICLE IV
OTHER COVENANTS

        Section 4.1    Prohibition on Transfers; Other Actions.    Until the Expiration Date, the Principal Stockholders agree that they shall not (a) Transfer any of the Covered Shares, Beneficial Ownership thereof or any other interest therein; (b) exercise its rights to cause the filing of a registration statement with the SEC covering the resale of any of the Covered Shares; or (c) enter into any agreement, arrangement or understanding with any Person with respect to any Transfer of the Covered Shares. Any Transfer in violation of this provision shall be void ab initio. The Principal Stockholders agree that they shall not request that the Company or its transfer agent register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Covered Shares and hereby consents to the entry of stop transfer instructions by the Company of any transfer of the Covered Shares.

        Section 4.2    Stock Dividends, etc.    In the event of a stock split, stock dividend or distribution, or any change in the Company Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, the terms "Existing Shares" and "Covered Shares" shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

        Section 4.3    No Solicitation; Support of Acquisition Proposals.

          (a)   Except as set forth in this Section 4.3, the Principal Stockholders shall, and shall direct their respective Affiliates and Representatives to, cease any discussions or negotiations with any Persons that may be ongoing as of the date of this Agreement with respect to a Takeover Proposal. From the date of this Agreement until the date the Expiration Date, except as permitted by Section 4.3(b), the Principal Stockholders agree that they shall not, and shall not authorize their respective Affiliates and Representatives to, (i) solicit, make, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information or providing access to the properties, books, records or personnel of the Company or any of its Subsidiaries) any inquiries regarding, or the making of any proposal or offer that constitutes a Takeover Proposal, or (ii) have any discussions (other than to state that the Principal Stockholders are not permitted to have discussions) or participate in any negotiations regarding a Takeover Proposal, or execute or enter into any Contract with respect to a Takeover Proposal or any proposal that could reasonably be expected to lead to a Takeover Proposal, or approve or recommend a Takeover Proposal or any proposal that could reasonably be expected to lead to a Takeover Proposal or any Contract, letter of intent or agreement in principle with respect to a Takeover Proposal or any proposal that could reasonably be expected to lead to a Takeover Proposal.

          (b)   Notwithstanding anything to the contrary in this Agreement, at any time the Company is permitted to take the actions set forth in Section 5.4(b) of the Merger Agreement with respect to a Takeover Proposal, the Principal Stockholders and their Affiliates and Representatives shall be free to participate in any discussions or negotiations regarding such Takeover Proposal with the Person making such Takeover Proposal, provided that the Principal Stockholders have not breached this Section 4.3.

          (c)   For the purposes of this Section 4.3, the Company shall be deemed not to be an Affiliate or Subsidiary of the Principal Stockholders, and any officer, director, employee, agent or advisor of the Company (in each case, in their capacities as such) shall be deemed not to be a Representative of the Principal Stockholders.

        Section 4.4    No Acquisitions.    Except as set forth on Attachment A hereto, the Principal Stockholders agree not to purchase, acquire or beneficially own any additional shares of Company Common Stock or other securities of the Company on or after the date hereof, including by or pursuant to the exchange or conversion of options, warrants, debt or other securities convertible into or giving the Principal Stockholders the right to acquire any shares of Company Common Stock.

        Section 4.5    Disclosure.    Subject to reasonable prior notice and approval (not to be unreasonably withheld or delayed) of the Principal Stockholders, the Principal Stockholders hereby authorize the Company and Parent to publish and disclose in any announcement or disclosure required by the SEC and in the Information Statement the Principal Stockholders' identity and ownership of the Covered Shares and the nature of the Principal Stockholders' obligations under this Agreement.

ARTICLE V
TERMINATION

        Section 5.1    Termination.    This Agreement shall terminate automatically, without any action on the part of any party hereto, upon the earliest to occur of (a) the Effective Time, (b) the Expiration Date and (c) any amendment to the Merger Agreement effected without the consent of the Principal Stockholders that is an Adverse Amendment. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that this Section 5.1 and termination of this Agreement shall not relieve any party hereto from any liability or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or intentional misrepresentation by another party of any of its representations, warranties, covenants or other agreements set forth herein; and provided, further, that the provisions of this Section 5.1 and Article VI (inclusive), shall survive any termination of this Agreement. Notwithstanding anything herein to the contrary, in the event that the Termination Fee is paid to Parent pursuant to the Merger Agreement, payment of the Termination Fee shall be the sole and exclusive remedy of Parent, Merger Sub, and each of their respective Affiliates against the Principal Stockholders and each of their respective former, current, and future Affiliates or designees, and each of their respective directors, officers, employees, stockholders, controlling persons or Representatives for any loss or damage based upon, arising out of or relating to the Agreement, the negotiation, execution or performance hereof or the transactions contemplated hereby.

ARTICLE VI
MISCELLANEOUS

        Section 6.1    No Ownership Interest.    Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights and all ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Principal Stockholders, and nothing herein shall, or shall be construed to, grant Parent any power, sole or shared, to direct or control the voting or disposition of any of such Covered Shares.

        Section 6.2    Notices.    Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made (a) if in writing and served by personal delivery upon the party for whom it is intended; (b) if delivered by facsimile with receipt confirmed; (c) if delivered by e-mail transmission; or (d) if delivered by certified mail, registered mail or courier service, return-receipt received to the party at the address set forth below, to the Persons indicated:

        If to Parent, to:

    Stanley Black & Decker, Inc.
    1000 Stanley Drive
    New Britain, CT 06053
    Attention: Bruce H. Beatt, Esq.
    E-mail: Bruce.Beatt@swkbdk.com
    Fax: (651) 737-2553

with a copy (which shall not constitute notice) to:

    Miles & Stockbridge P.C.
    10 Light Street
    Baltimore, MD 21202
    Attention: Robert M. Cattaneo, Esq.
    E-mail: RCattaneo@milesstockbridge.com
    Fax: (410) 822-5450

        If to the Principal Stockholders, to:

    Hercules Technology Growth Capital, Inc.
    400 Hamilton Avenue, Suite 310
    Palo Alto, CA 94301
    Attention: Chief Legal Officer and Roy Liu
    E-mail: RLiu@HTGC.com
    Fax: (650) 473-9194

with a copy (which shall not constitute notice) to:

    Morgan, Lewis & Bockius LLP
    225 Franklin Street
    Boston, MA 02110
    Attention: Sandra J. Vrejan, Esq.
    E-mail: SVrejan@morganlewis.com
    Fax: (617) 341-7701

        Notice so given shall (in the case of notice so given by mail or courier service) be deemed to be given when received and (in the case of notice so given by facsimile, e-mail transmission or personal delivery) on the date of actual transmission or (as the case may be) personal delivery. Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 6.2.

        Section 6.3    Interpretation; Definitions.    The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to a specific Section shall refer to Sections of this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." References herein to any gender shall include each other gender. References herein to any Person shall include such Person's heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 6.3 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. With respect to the determination of any period of time, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding." The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day. References herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder. References herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof. The parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

        Section 6.4    Counterparts.    This Agreement may be executed in any number of counterparts, as if the signature(s) to each counterpart were upon a single instrument, and all such counterparts together shall together constitute the same agreement. Facsimile signatures or signatures received as a .pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement. This Agreement shall become effective when, and only when, each party shall have received a counterpart signed by all of the other parties.

        Section 6.5    Entire Agreement.    This Agreement and, to the extent referenced herein, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or attached hereto or thereto, contain all of the terms, conditions and representations and warranties agreed to by the parties relating to the subject matter of this Agreement and supersede all prior or contemporaneous agreements, negotiations, correspondence, undertakings, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.

        Section 6.6    Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

          (a)    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to conflict of law principles thereof.

          (b)    Exclusive Jurisdiction.    Except with respect to any arbitration proceedings held pursuant to Section 4.6(f), each party to this Agreement (i) irrevocably and unconditionally submits to the personal jurisdiction of the federal courts of the United States of America located in the State of Delaware and the state courts of the State of Delaware, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if said Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (iv) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (v) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereunder in any court other than as specified in clause (iii) of this Section 6.6. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.2 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

          (c)    Waiver of Jury Trial.    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.6.

        Section 6.7    Amendment; Waiver.    This Agreement may not be amended except by an instrument in writing signed by Parent and the Principal Stockholders. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to the other parties.

        Section 6.8    Remedies.    The parties to this Agreement agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or other court as specified in Section 6.6, this being in addition to any other remedy at law or in equity.

        Section 6.9    Severability.    The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

        Section 6.10    Successors and Assigns; Third Party Beneficiaries.    This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights or obligations under this Agreement without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute discretion. Any purported assignment without such prior written consents shall be void. This Agreement is not intended to and does not confer upon any Person other than the parties hereto and the Company any rights or remedies under this Agreement.

[Signature page follows]

        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

HERCULES TECHNOLOGY I, LLC
By:	/s/ K. NICHOLAS MARTITSCH Name: K. Nicholas Martitsch Title: Associate General Counsel
HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
By:	/s/ MANUEL HENRIQUEZ Name: Manuel Henriquez Title: CEO
STANLEY BLACK & DECKER, INC.
By:	/s/ JAMES R. RASKIN Name: James R. Raskin Title: Authorized Signatory

[Signature Page to the Written Consent and Voting Agreement]

SCHEDULE 1
OWNERSHIP OF EXISTING SHARES

Beneficial Owner	Class	Existing Shares
Hercules Technology I, LLC	Common Stock	3,364,738
Hercules Technology Growth Capital, Inc.	Common Stock	2,897,043	*

*
Existing Shares set forth on this Schedule 1 do not reflect Hercules Technology Growth Capital, Inc.'s Beneficial Ownership of the Existing Shares held by Hercules Technology I, LLC.

Attachment A

[omitted for filing]

EXHIBIT A

WRITTEN CONSENT OF STOCKHOLDERS
OF
INFOLOGIX, INC.
December 15, 2010

        Hercules Technology I, LLC, a Delaware limited liability company, and Hercules Technology Growth Capital, Inc., a Maryland corporation (collectively, the "Stockholders"), being stockholders of InfoLogix, Inc., a Delaware corporation (the "Company"), acting pursuant to Section 228 of the Delaware General Corporation Law ("DGCL") and the bylaws of the Company, hereby adopt the following recitals and resolution by written consent in lieu of a meeting:

        WHEREAS, there has been submitted to the undersigned stockholders of the Company an Agreement and Plan of Merger (the "Merger Agreement") by and among Stanley Black & Decker, Inc., a Connecticut corporation, [MERGER SUB], a Delaware corporation ("Merger Sub"), and the Company, which Merger Agreement provides for the merger of Merger Sub with and into the Company, with the Company as the surviving corporation after such merger (the "Merger");

        WHEREAS, pursuant to the terms and conditions of the Merger Agreement, the stockholders of the Company (the "Stockholders") will be entitled to receive the Merger Consideration (as defined in the Merger Agreement) for each share of common stock of the Company held by them at the effective time of the Merger;

        WHEREAS, the board of directors of the Company has approved the Merger Agreement and the Merger and has resolved to recommend that the Stockholders adopt the Merger Agreement; and

        WHEREAS, the affirmative vote in favor of the adoption of the Merger Agreement by a majority of the votes entitled to be cast thereon by the stockholders of the Company is required pursuant to Section 251 of the DGCL.

        NOW, THEREFORE, BE IT RESOLVED, that the undersigned stockholders, in their capacity as stockholders of the Company, hereby adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including, without limitation, the Merger; and

        FURTHER RESOLVED, that the Merger Agreement and the Merger be, and hereby are, consented to, approved and adopted in all respects without a meeting, without prior notice, and without a vote; and

        FURTHER RESOLVED, that this written consent may be signed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one instrument and that this written consent shall be filed with the minutes of the proceedings of the stockholders of the Company.

[Signature page follows]

        IN WITNESS WHEREOF, each of the undersigned has executed this written consent as of the date first written above.

STOCKHOLDERS:
HERCULES TECHNOLOGY I, LLC
By:
Name:
Title:
HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
By:
Name:
Title:

[Signature page to written consent of the stockholders]

EXHIBIT B

Escrow Agreement

[omitted for filing]

ANNEX C

December 12, 2010

The Special Committee of the Board of Directors
InfoLogix, Inc.
101 East County Line Road, Suite 210
Hatboro, PA 19040

Members of the Special Committee of the Board of Directors:

        We understand that InfoLogix, Inc., a Delaware corporation ("InfoLogix"), proposes to enter into an Agreement and Plan of Merger (the "Merger Agreement") with Stanley Black & Decker, Inc., a Connecticut corporation ("Stanley") and a direct, wholly-owned subsidiary of Stanley, a Delaware Corporation ("Merger Sub"). The Merger Agreement proposes, among other things, for the merger of Merger Sub with and into InfoLogix (the "Merger") pursuant to which each outstanding share of the common stock, par value $0.00001 per share, of InfoLogix ("InfoLogix Common Stock") would be converted into the right to receive $4.75 in cash (the "Merger Consideration"). The proposed terms and conditions of the Merger are more fully set forth in the draft Merger Agreement.

        The Special Committee of the Board of Directors of InfoLogix (the "Special Committee") has asked us whether, in our opinion, the Merger Consideration to be received in the Merger by holders (other than the Company's principal stockholders, Hercules Technology I, LLC and Hercules Technology Growth Capital, Inc.) of InfoLogix Common Stock is fair, from a financial point of view, to such holders.

        In connection with rendering our opinion, we have, among other things:

  1.
  reviewed certain publicly available business and financial information relating to InfoLogix that Fairmount deemed to be relevant;

  2.
  reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to InfoLogix prepared and furnished to Fairmount by InfoLogix's management;

  3.
  reviewed certain non-public projected financial data and estimates relating to InfoLogix and prepared and furnished to Fairmount by InfoLogix's management;

  4.
  reviewed past and current operations, current financial condition and certain financial projections of InfoLogix with InfoLogix's management;

  5.
  reviewed the reported prices and the historical trading activity of InfoLogix's common stock;

  6.
  compared the financial performance of InfoLogix and its stock market trading multiples with those of certain other publicly traded companies that Fairmount deemed relevant;

  7.
  compared valuation multiples for InfoLogix implied in the Merger with those of certain other transactions that Fairmount deemed relevant;

  8.
  reviewed an October 7, 2010 executed term sheet and a subsequent executed term sheet, dated November 4, 2010;

  9.
  reviewed a December 7, 2010 draft of the Merger Agreement, as well as drafts of ancillary legal documents concerning the Merger; and

  10.
  performed such other analyses and examinations and considered such other factors that Fairmount deemed appropriate.

        For purposes of Fairmount's analysis and opinion, Fairmount assumed and relied on, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the non-public information prepared and / or supplied by management or otherwise made available to, discussed with, or reviewed by Fairmount, and Fairmount assumed no liability therefor. With respect to any projected financial data relating to InfoLogix, Fairmount assumed that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of InfoLogix's management as to the future financial performance of InfoLogix. Fairmount expressed no view as to any projected financial data relating to InfoLogix or the assumptions on which they were based. The management of InfoLogix has assured us that they are not aware of any relevant information that has been omitted or remains undisclosed to us.

        For purposes of rendering Fairmount's opinion, Fairmount assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement will be true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that the Merger would be consummated in accordance with the terms set forth in the draft Merger Agreement without material modification, waiver or delay. Representatives of InfoLogix advised Fairmount, and Fairmount assumed, that the final terms of the Merger Agreement would not vary materially from those set forth in the draft reviewed by Fairmount. Fairmount also assumed that any modification to the structure of the Merger would not vary in any respect material to Fairmount's analysis or opinion. Fairmount further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger would be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on InfoLogix or the consummation of the Merger.

        We have not made or assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities, contingent or otherwise, of InfoLogix and we have not been furnished with any such valuations or appraisals, nor have we evaluated the solvency or fair value of InfoLogix under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

        We have not been asked to, and we do not, express any opinion with respect to any matter other than the fairness, from a financial point of view, of the Merger Consideration to be received in the Merger by holders (other than the Company's principal stockholders, Hercules Technology I, LLC and Hercules Technology Growth Capital, Inc.) of InfoLogix Common Stock, without regard to individual circumstances of specific holders with respect to control, voting, tax or other rights or aspects which may distinguish such holders. We do not express any view on, and our opinion does not address, any terms (other than the Merger Consideration to the extent expressly set forth herein), aspects or implications of the Merger, including, without limitation, the form or structure of the Merger, the fairness of any consideration received in connection with the Merger by Hercules Technology I, LLC and Hercules Technology Growth Capital, Inc. or by holders of any other securities, creditors or other constituencies of InfoLogix, any terms, aspects or implications of any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger (including, without limitation, as to any written consent and voting agreements to be delivered by certain stockholders of InfoLogix in connection with the Merger) or as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of any party, or any class of such persons, whether relative to the Merger Consideration or otherwise. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies or transactions that might be available to InfoLogix or in which InfoLogix might engage, nor does it address the underlying business decision of InfoLogix to proceed with or effect the Merger. This letter, and our opinion, does not constitute a recommendation to the Special Committee of the Board of Directors or to any other persons in respect of the Merger, including as to how any security holders of InfoLogix should vote or act, or whether any such holders should enter into written consents, in respect of the Merger. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by InfoLogix and its advisors with respect to legal, regulatory, accounting and tax matters. We are not expressing any opinion herein as to the price at which the Common Stock of InfoLogix will trade following the announcement of the Merger.

        As part of our investment banking business, we are continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, mergers and acquisitions and valuations for corporate and other purposes. We are familiar with InfoLogix and regularly provide investment banking services to InfoLogix during the past four years.

        During the five years preceding the date of this letter, we have provided investment banking services to InfoLogix in connection with its consideration of other strategic alternatives, and we have received investment banking fees from InfoLogix. We serve as financial adviser to InfoLogix in connection with the proposed Merger, and we are entitled to receive from InfoLogix reimbursement of our expenses and a fee for our services as financial adviser to InfoLogix, which is contingent upon the consummation of the Merger. We are also entitled to receive a fee from InfoLogix upon delivery of our fairness opinion to the Special Committee. InfoLogix has also agreed to indemnify us for certain liabilities arising out of our engagement, including certain liabilities that could arise out of our providing this opinion letter.

        This letter, including the opinion expressed herein, is addressed to, and for the information and benefit of, the Special Committee of the Board of Directors (in its capacity as such) in connection with its evaluation of the proposed Merger. The issuance of this opinion has been approved by the Opinion Review Committee of Fairmount Partners. Neither this opinion nor its substance may be disclosed by you to anyone other than your advisors without our written permission. Notwithstanding the foregoing, this opinion and a summary discussion of our underlying analyses and role as financial adviser to the Special Committee of the Board of Directors may be included in communications to stockholders of InfoLogix, provided that we approve of the content of such disclosures prior to any filing or publication of such stockholder communications.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received in the Merger by holders (other than the Company's principal stockholders, Hercules Technology I, LLC and Hercules Technology Growth Capital, Inc.) of InfoLogix Common Stock is fair, from a financial point of view, to such holders.

Very truly yours,

FAIRMOUNT PARTNERS LP
By:	/s/ CHARLES M. ROBINS Charles M. Robins Managing Director	December 12, 2010 Date of Opinion

ANNEX D

§ 262. Appraisal rights.

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

          (2)   Notwithstanding paragraph (1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs a., b. and c. of this paragraph.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.